As filed with the U.S. Securities and Exchange Commission on December 15, 2022

Registration No. 333-266397

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5 to

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LIPELLA PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	20-2388040
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7800 Susquehanna St.
Suite 505
Pittsburgh, PA 15208
(412) 894-1853

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jonathan Kaufman

Chief Executive Officer

7800 Susquehanna St.
Suite 505
Pittsburgh, PA 15208
(412) 894-1853

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Danovitch, Esq. Ben Armour, Esq. Michael DeDonato, Esq. Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 (212) 660-3060	Lou Taubman, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 48 Wall Street, Suite 1100 New York, NY 10005 (212) 530-2210

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains disclosure that will be circulated as two separate final prospectuses: (i) a prospectus (the “IPO Prospectus”) to be used in connection with the initial public offering by Lipella Pharmaceuticals Inc. (the “Company”) of 1,166,667 shares (the “IPO Shares”) of common stock, par value $0.0001 per share, of the Company (“Common Stock”), being registered for sale by the Company (the “IPO”) through the underwriters named on the cover page of this preliminary prospectus, and (ii) a prospectus (the “Resale Prospectus”) to be used in connection with the offer and potential resale by selling stockholders identified in this registration statement (the “Selling Stockholders”) of up to 1,759,957 shares of Common Stock (the “Stockholder Shares”), with such share numbers assuming a 1-for-2.5 reverse stock split of Common Stock and an initial public offering price of $6.00 per IPO Share, which is the midpoint of the price range set forth on the cover page of the preliminary prospectus contained herein. The disclosure to be included in the IPO Prospectus and the Resale Prospectus is contained in the preliminary prospectus included in this registration statement, as amended to date, of which each of the IPO Prospectus and Resale Prospectus will form a part. The IPO Prospectus and the Resale Prospectus will be substantively identical in all respects except for the following principal points:

●	they will contain different outside and inside front cover pages; among other things, the identification of the underwriters and related compensation for the IPO Shares will only be included in the IPO Prospectus and the Stockholder Shares will be listed on the outside and inside front covers of the Resale Prospectus without identification of the underwriters and related compensation information;

●	they will contain different Offering summary subsections in the Prospectus Summary section relating to the offering of the IPO Shares and the Stockholder Shares, as applicable; such Offering summary subsection included in the IPO Prospectus will summarize the offering of the IPO Shares and such Offering summary subsection included in the Resale Prospectus will summarize the offering of the Stockholder Shares;

●	they will contain different Use of Proceeds disclosure, with the Use of Proceeds section included in the Resale Prospectus only indicating that the Company will not receive any proceeds from the sale of the Stockholder Shares by the Selling Stockholders that occur pursuant to the registration statement of which the Resale Prospectus forms a part;

●	the Capitalization and Dilution sections will not be included in the Resale Prospectus;

●	the Private Placement, Selling Stockholder and Plan of Distribution sections will be included only in the Resale Prospectus;

●	the Underwriting section from the IPO Prospectus will not be included in the Resale Prospectus; and

●	the Legal Matters section in the Resale Prospectus will not include a reference to counsel for the underwriters.

The Company has included in this registration statement, after the IPO Prospectus cover page, a set of alternate front and back cover pages to reflect the differences between the cover pages of the Resale Prospectus as compared to the cover pages of the IPO Prospectus.

The Selling Stockholders have represented to the Company that they will consider selling some or all of their respective Stockholder Shares registered pursuant to this registration statement immediately after the pricing of the IPO, as requested by the underwriters for the IPO in order to create an orderly, liquid market for the Common Stock. As a result, the sales of our Common Stock registered in this registration statement will result in two offerings by the Company taking place concurrently or sequentially, which could affect the price and liquidity of, and demand for, our Common Stock. This risk and other risks are included in “Risk Factors” in each of the IPO Prospectus and the Resale Prospectus.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 15, 2022

1,166,667

SHARES OF COMMON STOCK

This is the initial public offering by Lipella Pharmaceuticals Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”). We are registering on the registration statement of which this prospectus forms a part a total of 2,926,624 shares of our common stock, par value $0.0001 per share (“Common Stock”). Of the shares of Common Stock being registered, 1,759,957 shares of Common Stock (the “Stockholder Shares”) are being registered for resale by selling stockholders (the “Selling Stockholders”), and 1,166,667 shares of Common Stock are being registered for sale by the Company (the “IPO Shares”). The initial public offering of the IPO Shares (the “Offering of the IPO Shares”) and the offering of the Stockholder Shares (the “Offering of the Stockholder Shares”) is collectively referred to herein as the “Offering”. The Offering of the IPO Shares is being made on a firm commitment basis with an assumed initial public offering price of $6.00 per share. We anticipate that the initial public offering price of the IPO Shares offered hereby will be between $5.75 and $6.25 per share, assuming a 1-for-2.5 reverse stock split of our outstanding shares of Common Stock. The number of shares of Common Stock offered pursuant to this prospectus and all other applicable information, other than in the historical financial statements and related notes included elsewhere in this prospectus, has been determined based on such assumed initial public offering price, which is the midpoint of such range. The actual initial public offering price of the IPO Shares offered hereby will be determined between the underwriters and us at the time of pricing, considering our historical performance and capital structure, prevailing market conditions, and overall assessment of our business. Therefore, the assumed initial public offering price per share of the IPO Shares used throughout this prospectus may not be indicative of the actual initial public offering price for the IPO Shares (see “Underwriting (Conflict of Interest) – Determination of Initial Public Offering Price” for additional information).

On November 10, 2022, our board of directors (“Board”) approved, and submitted to our stockholders to approve, the Board effecting a reverse stock split of our outstanding Common Stock at a specific ratio within a range between one-for-two and one-for-four, and to obtain authorization for our Board to determine, in its sole discretion, the specific ratio and timing of such reverse stock split. We intend for the Board to effect such reverse stock split in connection with the Offering and our intended listing of our Common Stock on the Nasdaq Capital Market (“Nasdaq”), however we cannot guarantee that The Nasdaq Stock Market LLC will approve our initial listing application for our Common Stock upon such reverse stock split. Unless specifically provided otherwise herein, such numbers and prices above and used elsewhere in this prospectus assume the effectiveness of a 1-for-2.5 reverse stock split of our Common Stock (based on an assumed initial public offering price of $6.00 per share) and the listing of our Common Stock on Nasdaq to occur as of the effective date of the registration statement of which this prospectus forms a part but prior to the closing of the Offering of the IPO Shares.

The registration statement of which this prospectus forms a part also registers on behalf of the Selling Stockholders an aggregate of 1,759,957 Stockholder Shares of Common Stock issued by us to the Selling Stockholders in connection with a private placement conducted between October 2020 and June 2021. The Stockholder Shares offered by the Selling Stockholders is part of and conditioned on the closing of our initial public offering of the 1,166,667 IPO Shares. The sales price to the public of the IPO Shares and the Stockholder Shares will be fixed at the initial public offering price per IPO Share until such time as the Common Stock is listed on Nasdaq; thereafter, the Stockholder Shares may be sold at prevailing market prices, prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of any of the 1,759,957 Stockholder Shares sold by the Selling Stockholders. The Offering of the Stockholder Shares by the Selling Stockholders will terminate at the earlier of such time as all of the Stockholder Shares have been sold pursuant to the registration statement and the date on which it is no longer necessary to maintain the registration of the Stockholder Shares as a result of such shares being permitted to be offered and resold without restriction pursuant to the provisions of Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), and the Offering of the Stockholder Shares may extend for a longer period of time than the Offering of the IPO Shares. The Stockholder Shares will be resold from time to time by the Selling Stockholders

We have applied to list our Common Stock on Nasdaq under the symbol “LIPO.” If our Nasdaq initial listing application is not approved, we will not be able to consummate the Offering and will terminate the Offering.

We are an “emerging growth company” under the federal securities laws and are therefore subject to reduced public company reporting requirements.

We have also engaged Northland Securities, Inc., d/b/a Northland Capital Markets (“Northland Capital”), to act as a “qualified independent underwriter” for the Offering of the IPO Shares. See the section titled “Underwriting (Conflict of Interest)” beginning on page 96.

Investing in our shares of Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of this prospectus and under similar headings in any amendments or supplements to this prospectus. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of such shares of Common Stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total(1)
Initial public offering price of the IPO Shares	$	$
Underwriting discounts(2)	$	$
Proceeds, before expenses, to us	$	$

(1) Assumes no exercise of the over-allotment options by the underwriters.

(2) We have agreed to pay the underwriters a cash fee of 9% of the aggregate gross proceeds raised in the Offering of the IPO Shares (including proceeds received from shares of Common Stock sold to cover over-allotments, if any). We have also agreed to issue warrants to purchase up to              shares of our Common Stock to the representative of the underwriters in the Offering of the IPO Shares exercisable for shares of Common Stock at a per share price equal to 125% of the initial public offering price of the IPO Shares (the “Underwriters’ Warrants”), which number of shares will be equal to 5% of the aggregate number of IPO Shares sold in the Offering (including IPO Shares to cover over-allotments, if any), and to reimburse the underwriters for certain expenses. See “Underwriting (Conflict of Interest)” for additional information regarding underwriting compensation.

We have granted the underwriters the right to purchase up to an additional                     shares of Common Stock to cover over-allotments, if any.

The underwriters expect to deliver the IPO Shares to purchasers on or about                , 2022.

Lead Book-Running Manager

Spartan Capital Securities, LLC

The date of this prospectus is        , 2022

i

ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the heading “Where You Can Find More Information,” before making your investment decision.

You should rely only on the information provided in this prospectus or in any prospectus supplement or any free writing prospectuses or amendments thereto, or to which we have referred you, before making your investment decision. Neither we, the Selling Stockholders nor the underwriters have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement, or any free writing prospectuses or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the shares of Common Stock offered by this prospectus, any prospectus supplement or any free writing prospectuses or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or any free writing prospectuses or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document.

To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of any shares of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

Neither we, the Selling Stockholders nor the underwriters are offering to sell or seeking offers to purchase such shares of Common Stock offered hereby in any jurisdiction where the offer or sale is not permitted. Neither we, the Selling Stockholders nor the underwriters, have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the Offering as to distribution of the prospectus outside of the United States.

Solely for convenience, our trademarks and tradenames referred to in this prospectus and the registration statement of which it forms a part may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames.

Information contained in, and that can be accessed through our website, https://www.lipella.com, does not constitute part of this prospectus or the registration statement of which it forms a part.

For investors outside the United States: neither we, the Selling Stockholders nor any of the underwriters have done anything that would permit this Offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the related notes included elsewhere in this prospectus before making an investment decision to purchase our shares of Common Stock.

In this prospectus, unless we indicate otherwise or the context requires, references to the “Company,” “Lipella,” “we,” “our,” “ours,” and “us” refer to Lipella Pharmaceuticals Inc. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere in this prospectus.

Our Business

Overview

We are a clinical-stage biotechnology company focused on developing new drugs by reformulating the active agents in existing generic drugs and optimizing these reformulations for new applications. We believe that this strategy combines many of the cost efficiencies and risk abatements derived from using existing generic drugs with potential patent protections for our proprietary formulations; this strategy allows us to expedite, protect, and monetize our product candidates. Additionally, we maintain a therapeutic focus on diseases with significant, unaddressed morbidity and mortality where no approved drug therapy currently exists. We believe that this focus can potentially help reduce the cost, time and risk associated with obtaining marketing approval. We have not yet commercialized any products, and we do not expect to generate revenue from sales of any product candidates for several years.

Consistent with our strategy, the initial indication that we are currently addressing (via development of our product candidate, which we have designated as LP-10) is “hemorrhagic cystitis” (“HC”), which is chronic, uncontrolled urinary blood loss that results from certain chemotherapies (such as alkylating agents) or pelvic radiation therapy (also called “radiation cystitis”). Many radiation cystitis patients experience severe morbidity (and in some cases, mortality), and currently, there is no therapy for their condition approved by the U.S. Food and Drug Administration (“FDA”), or, to our knowledge, any other regulatory body. LP-10 is the development name of our reformulation of tacrolimus (an approved generic active agent) specifically optimized for topical deposition to the internal surface of the urinary bladder lumen using a proprietary drug delivery platform that we have developed and that we refer to as our metastable liposome drug delivery platform (our “Platform”). We are developing LP-10 and our Platform to be, to our knowledge, the first drug candidate and drug delivery technology that could be successful in treating cancer survivors who acquire HC. We expect to report summary results from LP-10’s phase 2a clinical trial in the fourth quarter of 2022.

In a second program, we are developing a product candidate, which we have designated LP-310 and which employs a formulation similar to LP-10, for the treatment of oral lichen planus (“OLP”). OLP is a chronic, T-cell-mediated, autoimmune oral mucosal disease, and LP-310 contains tacrolimus which inhibits T-lymphocyte activation. Symptoms of OLP include painful burning sensations, bleeding and irritation with tooth brushing, painful, thickened patches on the tongue, and discomfort when speaking, chewing or swallowing. These symptoms frequently cause weight loss, nutritional deficiency, anxiety, depression, and scarring from erosive lesions. OLP can also be a precursor to cancer, predominately squamous cell carcinoma, with a malignant transformation rate of approximately one percent. LP-310 is the development name of our oral, liposomal formulation of tacrolimus (the same approved generic active agent in LP-10) specifically optimized for local delivery to oral mucosa. We believe that our approach of using metastable liposomal tacrolimus as a treatment for OLP is novel. To date, upon review of relevant FDA public data resources on approved drugs and biologics, we are not aware of any other liposomal products developed to treat such disease. We have completed a pre-investigational new drug (“IND”) meeting with the FDA and intend to submit the full IND application to the FDA for LP-310 in the first half of 2023.

Our Platform includes proprietary drug delivery technologies optimized for use with epithelial tissues that coat lumenal surfaces, such as the colon, the various tissues lining the mouth and esophagus and the tissues lining the bladder and urethra. The Company has two issued patents in the U.S. that should exclude competitors from making, selling or using our LP-10 and LP-310 formulations in the U.S. until July 11, 2035. We also have issued patents in Australia and Canada that do not expire until October 22, 2034. Corresponding patent applications are pending in the U.S. and European Patent Offices. We also have a pending U.S. patent application on an improvement to the technology.

Our Approach: Capital Efficient Development

Our differentiated approach is built on three strategic pillars that emphasize efficiency: (1) reducing development costs by repositioning existing therapeutics for new applications, (2) increasing the likelihood of clinical safety by taking advantage of a proven mechanism of action because we work with known active agents, and (3) developing products in the rare disease space, which can provide regulatory efficiencies, such as a reduction in clinical development costs and time to market. Examples of such regulatory efficiencies in the rare disease space include obtaining “orphan drug” designation from the FDA to provide for product exclusivity, conducting potentially smaller clinical trial designs resulting in reduced clinical costs, and, in cases where the rare disease is serious and has no existing therapy, obtaining designations under one or more of the FDA’s expedited development and review programs, such as Breakthrough Therapy designation and Fast Track designation, which can reduce the required number of clinical trials required for approval. On July 6, 2012, we received FDA “orphan drug” designation covering LP-10, and we plan to apply for FDA Breakthrough Therapy designation covering LP-10 upon the acquisition of additional clinical results. Our expected timeline for applying for Breakthrough Therapy designation covering LP-10 will primarily depend on, among other factors, the results of our Phase 2a clinical trial for LP-10, and there can be no assurance that we will obtain such designation from the FDA, who is ultimately responsible for making such a determination. It is possible that we will apply for Breakthrough Therapy designation after reviewing the results of such clinical trial. However, it is also possible that we would decide to acquire additional clinical data (in the form of a subsequent clinical trial and/or extension to such Phase 2a clinical trial) prior to applying for Breakthrough Therapy designation. Our initial request to obtain Fast Track designation covering LP-10 in July 2021 was denied by the FDA in September 2021, however we plan to submit a new request to the FDA to obtain Fast Track designation covering LP-10 as data continues to become available from such clinical trial. As with our ability to obtain Breakthrough Therapy designation covering LP-10, there can be no assurance that we will obtain such designation from the FDA, who is ultimately responsible for making such a determination. In addition, in April 2021, we completed a pre-IND meeting with the FDA with respect to LP-310 and intend to submit the full IND application in the first half of 2023.

Consistent with our approach, we intend to:

●	advance development of LP-10 for the treatment of HC;
●	advance development of LP-310 for the treatment of OLP;
●	establish ourselves as a leader in the field of delivering therapeutic agents to mucus membranes (body cavities) through our proprietary technologies, such as our Platform (as discussed below);
●	expand the opportunities of our Platform beyond bladder disease, with the goal of delivering new therapeutics in additional indications such as oral lichen planus, eosinophilic esophagitis and radiation proctitis; and
●	continue to build strategic collaborative relationships to maximize the potential of our Platform.

Our Product Pipeline

The following table summarizes our therapeutic candidate pipeline and discovery research programs:

Figure 1

Our Lead Product Candidates: LP-10 and LP-310

The safety and efficacy of LP-10 is currently being evaluated in a 13-subject, open-label, multi-center, dose-escalation, phase 2a clinical trial in patients experiencing complications associated with a rare but highly morbid disease called “radiation-induced hemorrhagic cystitis” or “radiation cystitis.” This phase 2a clinical trial, for which we have completed full enrollment, commenced on February 15, 2021, and we expect to report summary results in the fourth quarter of 2022. There is currently no FDA approved drug therapy available for radiation cystitis patients, who are all cancer survivors who received pelvic radiation therapy to treat solid pelvic tumors, including prostate and ovarian cancers and who are now dealing with therapy-associated complications, including urinary bleeding (a radiation cystitis symptom). LP-10’s active ingredient, tacrolimus, which has a well-known pharmacology and toxicology, addresses a reduction (or cessation) of uncontrolled urinary bleeding.

LP-10 is our proprietary formulation of tacrolimus and is optimized for local delivery to the urinary bladder. Our first issued U.S. patent covering LP-10 expires July 11, 2035, unless extended, and our second issued U.S. patent covering the method of making LP-10 expires November 9, 2034, unless extended. Our issued Australian patent covering LP-10 expires October 22, 2034. The Canadian patent, issued on August 23, 2022, expires October 22, 2034. We also have a corresponding patent application pending in the U.S. (U.S.S.N. 17/829,960) and a corresponding patent application pending in the European Patent Office. We also have a pending U.S. patent application on an improvement to the technology. We have received FDA “orphan drug” designation covering LP-10 and plan to apply for additional regulatory designations in the event we achieve qualifying results in the current phase 2a clinical trial for LP-10. We expect to report summary results from LP-10’s phase 2a clinical trial in the fourth quarter of 2022.

LP-310, another proprietary formulation of tacrolimus, is optimized for delivery to the oral mucosa (the tissue lining the walls inside the mouth) and tongue surface. We are developing LP-310 for the treatment of OLP, a chronic inflammatory condition affecting mucous membranes inside the mouth. We do not believe there are currently any other liposomal products that have been developed for the treatment of OLP. In April 2021, we completed a pre-IND meeting with the FDA and intend to submit the full IND application to the FDA for LP-310 in the first half of 2023. Our issued U.S. and Australian patents covering LP-310 expire July 11, 2035, October 22, 2034 and October 22, 2034, respectively. The Canadian patent, issued on August 23, 2022, expires October 22, 2034. We also have a corresponding patent application pending in the U.S. (U.S.S.N. 17/829,960) and a corresponding patent application pending in the European Patent Office. We also have a pending U.S. patent application on an improvement to the technology.

Our Metastable Liposome Drug Delivery Platform

We have developed a proprietary technology, referred to as our Platform, which is optimized for local hydrophobic drug delivery to body cavities having endothelial surfaces. Our process employs liposomal technology protected by issued patents in the United States, Australia and Canada. We also have a corresponding patent application pending in the U.S. (U.S.S.N. 17/829,960) and a corresponding patent application pending in the European Patent Office. This technology involves direct drug delivery to the urinary bladder mucosa, and, we believe, has the potential to improve efficacy (by increasing drug concentration at the site of injury) and to reduce the possibility of side effects (by reducing the drug’s exposure to unrelated organs). The first body-cavity application for which we intend to utilize our Platform is the urinary bladder, which has been designed to deliver LP-10. We are also developing an oral cavity product for the treatment of OLP using our Platform (LP-310). We are continuing to research and develop products for additional body cavities, including the anal-rectal cavity (radiation proctitis) and the esophagus (eosinophilic esophagitis). We have a pending U.S. patent application on a new embodiment of this technology.

Our Team and History

Dr. Jonathan Kaufman, our Chief Executive Officer, and Dr. Michael Chancellor, our Chief Medical Officer, co-founded the Company in 2005. Prior to founding the Company, Dr. Kaufman was employed in the manufacturing division of Merck & Co. Inc (NYSE: MRK), and, subsequently, helped co-found Knopp Biosciences LLC, a privately held drug discovery and development company, and served as chief financial officer of Semprus Biosciences Corp. (a biomedical company acquired by Teleflex Incorporated (NYSE: TFX)). Dr. Chancellor has conducted more than 75 clinical trials and has consulted with numerous biotech companies developing urology products. We believe that Drs. Kaufman and Chancellor have a complimentary skillset combining basic and clinical research experience with entrepreneurial finance experience in the biotech sector.

Corporate Information and Where You Can Find Us

We were incorporated under the laws of the state of Delaware in February 2005. Our principal executive offices are located at 7800 Susquehanna Street, Suite 505, Pittsburgh, PA 15208, and our telephone number is (412) 894-1853, containing approximately 2,000 square feet of combined laboratory, office and warehouse space that we use in our research and development efforts, and which includes a sterile pharmaceutical pilot plant for manufacturing liposomal and other formulations, as well as relevant analytical facilities (the “Facility”). Our corporate website address is www.lipella.com. The information contained in, or accessible through, our website is not incorporated by reference into this prospectus or the registration of which it forms a part and is intended for informational purposes only. You should not consider such website information to be a part of this prospectus and such registration statement.

Implications of Being an Emerging Growth and Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	reduced obligations with respect to financial data, including presenting only two years of audited financial statements and related management’s discussion and analysis of financial condition and results of operations in this prospectus;

●	an exception from compliance with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

●	reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.

We may take advantage of these provisions for up to five years or such earlier time that we no longer qualify as an emerging growth company. We would cease to be an emerging growth company upon the earliest of:

●	the last day of the fiscal year on which we have $1.235 billion or more in annual revenue,
●	the date on which we become a “large accelerated filer” (i.e., as of our fiscal year end, the total market value of our common equity securities held by non-affiliates is $700 million or more as of June 30),
●	the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period, or

●	the last day of our fiscal year following the fifth anniversary of the date of the completion of the Offering of the IPO Shares.

We may choose to take advantage of some but not all of these reduced reporting burdens. For example, we intend to take advantage of the reduced reporting requirements with respect to disclosure regarding our executive compensation arrangements, have presented only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus, and have taken advantage of the exemption from auditor attestation on the effectiveness of our internal control over financial reporting.

In addition, under the JOBS Act, emerging growth companies can take advantage of an extended transition period and delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.

Also, we are a “smaller reporting company” (and may continue to qualify as such even after we no longer qualify as an emerging growth company). For as long as we qualify as a “smaller reporting company,” we may provide reduced disclosure in the public filings that we make with the SEC than larger public companies, such as the inclusion of only two years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosure.

As a result of qualifying as an emerging growth company and a smaller reporting company, to the extent we take advantage of the allowable reduced reporting burdens, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

Recent Developments

Reverse Stock Split and Amendments to Certain Organizational Documentation

On November 10, 2022, our board of directors (“Board”) adopted, and recommended to our stockholder to adopt, (i) the Board’s intention to effect a reverse stock split of our outstanding shares of Common Stock at a specific ratio within a range between one-for-two and one-for-four, and also obtain authorization to determine, in the Board’s sole discretion, the specific ratio and timing of such reverse stock split, (ii) the amendment and restatement of each of our amended and restated certificate of incorporation (“Certificate of Incorporation”), amended and restated by-laws (“Bylaws”) and our 2020 Stock Incentive Plan (as amended and restated from time to time, the “2020 Plan”) and (iii) the termination of that certain shareholders agreement, dated May 26, 2005, by and among us and the stockholders signatory thereto (such agreement, as amended and supplemented by joinders thereto, the “Stockholders Agreement”), immediately following the pricing of the Offering of the IPO Shares. Such amendments and termination are intended to update all such documentation to reflect the Company’s anticipated status as a public company whose shares of Common Stock are listed on Nasdaq, as well as to increase the number of authorized shares of Common Stock from 25,000,000 shares (20,000,000 shares of Common Stock and 5,000,000 shares of blank check preferred stock) to 220,000,000 shares (200,000,000 shares of Common Stock and 20,000,000 shares of blank check preferred stock), to update the terms of our Series A convertible preferred stock, par value $0.0001 (the “Series A Preferred Stock”), which terms are located in the Certificate of Incorporation currently in effect, so that such shares convert into shares of Common Stock upon the pricing of the Offering of the IPO Shares, and to increase the number of shares of Common Stock available for issuance pursuant to the 2020 Plan by 400,000 shares of Common Stock. In connection with the Offering and such amendments, we also intend to file a certificate of designation of preferences, rights and limitations for the Series A Preferred Stock (the “Certificate of Designation”) in order to reflect such amended terms of conversion. Forms of each such amended and restated document and the Certificate of Designation as well as the Stockholders Agreement, are filed as exhibits to the registration statement of which this prospectus forms a part. We intend for the Board to effect such reverse stock split and amendments in connection with this Offering and our intended initial listing of our Common Stock on Nasdaq, however we cannot guarantee that we will receive approval of our initial listing application for our Common Stock on Nasdaq upon such reverse stock split.

The Company’s outstanding share and per share amounts in the financial statements of this document have not been adjusted to give effect to such reverse stock split; however, the Company has presented pro forma net loss per share information below that does give pro forma effect to such reverse stock split and the conversion of the Series A Preferred Stock at a ratio of 1-for-2.5 for the nine months ended September 30, 2022.

The following table sets forth the computation of the Company’s unaudited pro forma basic and diluted net loss per share attributable to holders of Common Stock.

	9 months ended September 30, 2022	Year ended December 31, 2021
Numerator
Net Loss	$(2,233,767)	$(1,865,473)
Denominator
Weighted average shares of Common Stock outstanding (1)	4,255,764	4,054,392
Basic net loss per share	$(0.52)	$(0.46)

(1) For nine months ended September 30, 2022: reported weighted average shares of 9,868,082 plus converted Series A Preferred Stock of 771,329 divided by the split ratio of 2.5. For year ended December 31, 2021: reported weighted average shares of 8,543,533 plus converted Series A Preferred Stock of 1,592,447, divided by the split ratio of 2.5.

Kaufman Note and Johnston Employment Agreement

On November 10, 2022, our Board also approved (i) an employment agreement with Douglas Johnston, pursuant to which Mr. Johnston was appointed the Company’s Chief Financial Officer and (ii) the issuance of a promissory note in the aggregate principal amount of $250,000 to Dr. Kaufman in consideration for $250,000 in cash contributions to the Company in October and November 2022 to support its continued operations. For additional information regarding such promissory note and employment agreement, see the sections entitled “Certain Relationships and Related Party and Other Transactions” and “Executive Compensation – Executive Employment Arrangements”, respectively.

Risk Factors Summary

Our business is subject to a number of risks of which you should be aware before making an investment decision to purchase our shares of Common Stock. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section titled “Risk Factors” in deciding whether to invest in our shares of Common Stock. Among these important risks are the following:

●	There is substantial doubt about our ability to continue as a going concern.

●	We have incurred net losses since inception. We expect to incur losses for the foreseeable future and may never achieve or maintain profitability. Our operations have been historically supported by government research grants and equity financing, however our goals for the foreseeable future will likely require significant equity financing.
●	We are substantially dependent on the success of our lead product candidate, LP-10. If we are unable to commercialize LP-10, or experience significant delays in doing so, our business will be materially harmed.

●	We are early in our efforts to develop LP-10 and LP-310. If we are unable to advance LP-10 or LP-310 through clinical trials, obtain regulatory approval and ultimately commercialize such product candidates, or if we experience significant delays in doing so, our business will be materially harmed.

●	Even if we complete the necessary clinical trials for LP-10 or for any of our other product candidates in the future, such as LP-310, we cannot predict when, or if, we will obtain regulatory approval to commercialize LP-10 or such other product candidates, and the approval may be for a narrower indication than we seek. Further, in the event we obtain regulatory approval for LP-10 or any other product candidate, such product candidate will remain subject to ongoing regulatory oversight.

●	Even if we obtain and maintain approval for our product candidates in the United States, we may never obtain approval for them outside of the United States, which could limit our market opportunities and adversely affect our business.
●	While we have obtained “orphan drug” designation covering LP-10 from the FDA, such designation may not provide us with exclusive marketing rights for LP-10 or result in faster development, regulatory review, or approval of LP-10, and we may be unable to obtain “orphan drug” designation covering any of our other product candidates. If our competitors are able to obtain “orphan drug” exclusivity before us covering products that constitute the same drug and treat the same indications as our product candidates, we may not be able to have competing products approved by the applicable regulatory authority for a significant period of time.
●	If we are not successful in discovering, developing and commercializing additional product candidates, our ability to expand our business and achieve our strategic objectives would be impaired.
●	We face significant competition and our competitors may achieve regulatory approval before us or develop therapies that are more advanced or effective than ours, which may adversely affect our financial condition.
●	We face risks to our manufacturing process, including potential disruptions to supply chain and delays in obtaining regulatory approvals of the processes and facilities needed to manufacture our product candidates, including LP-10, and we may need to utilize third parties to conduct our manufacturing in the near future. This could result in delays in our development and commercialization efforts.
●	We need to expand our market development capabilities to commercialize our products and failure to do so may result in an inability to generate any product revenue. Our product revenue depends on what we can charge for our product, and government pricing controls and regulations, along with insurance coverage and reimbursement approval, could decrease our ability to generate product revenue.
●	We are subject to a range of laws and regulations, including federal and state healthcare fraud and abuse laws, false claims laws, health information and privacy and security laws, and environmental, health, and safety laws. Failure to comply with these laws and associated regulations could result in substantial penalties and liabilities.
●	We carry risks related to our intellectual property. If we are unable to obtain and maintain adequate U.S. and foreign patent protection for our product candidates, if we face litigation by third parties over our intellectual property claims, if there is a change in U.S. or foreign patent law diminishing the value of our patents, or if we are unable to protect the confidentiality of our trade secrets, our business may be materially harmed.

●	We rely on our management team and other key employees, and the loss of one or more key employees could materially harm our business.
●	After the Offering of the IPO Shares, the market prices and trading volume of our shares of Common Stock may experience rapid and substantial price volatility unrelated to our financial performance, which could cause purchasers of our Common Stock to incur substantial losses.
●	After the Offering of the IPO Shares, our Chief Executive Officer and our Chief Medical Officer will maintain the ability to substantially influence all matters submitted to stockholders for approval.

●	An outbreak of an infectious disease, the continuing COVID-19 pandemic, or other unfavorable global economic conditions may materially and adversely affect our business and our financial results and could cause a disruption to the development of our product candidates.

●	If our initial listing application for our Common Stock on Nasdaq is not approved, we will not be able to consummate this Offering and this Offering will be terminated. Even if we are approved to list our Common Stock on Nasdaq, failure to maintain such listing could materially adversely affect the value of our Common Stock.
●	Even if the Board effects a reverse stock split of our Common Stock at a ratio that currently achieves the requisite increase in the market price of our Common Stock for listing of our Common Stock on Nasdaq, we cannot assure you that the market price of our Common Stock will remain high enough for such reverse split to have the intended effect of complying with The Nasdaq Stock Market LLC’s minimum bid price requirement; even if we meet the initial listing requirements for listing our Common Stock on Nasdaq, including the minimum bid price requirement by virtue of such reverse stock split, there can be no assurance that we will be able to comply with the continued listing standards for listing of our Common Stock on Nasdaq, a failure of which could result in a de-listing of our Common Stock.
●	As a result of this Offering, a significant portion of our shares of Common Stock may be sold into the market in the near future, which could cause the market price of our Common Stock to be highly volatile and to drop significantly. There may also be substantial sales of our Common Stock by the Selling Stockholders after the effective date of the registration statement of which this prospectus forms a part, which could have a material adverse affect on the price of our Common Stock.

●	Purchasers of our shares of Common Stock in this Offering at the initial public offering price will experience immediate dilution of their investment. Prior to this Offering, there has been no public market for our shares of Common Stock, and the market for such shares may never develop, making it difficult for you to resell shares of Common Stock at or above such initial public offering price.

●	We will incur increased costs as a result of operating as a smaller reporting public company, and our management will be required to devote substantial time to new compliance initiatives.

THE OFFERING

Shares of Common Stock to be offered by us	1,166,667 IPO Shares (1,341,667 shares if the underwriters exercise their over-allotment option in full to purchase shares of Common Stock at the initial public offering price), based on an assumed initial public offering price of $6.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

Shares of Common Stock to be offered by the Selling Stockholders	1,759,957 Stockholder Shares.

Shares of Common Stock to be outstanding immediately following this Offering	5,693,221 shares of Common Stock (5,868,221 shares of Common Stock if the underwriters exercise their over-allotment option in full to purchase 175,000 additional shares of Common Stock at the initial public offering price), based on an assumed initial public offering price of $6.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and assuming no exercise of any Underwriters’ Warrants.

Assumed initial public offering price	$6.00 per share, which is the midpoint of the price range for such shares set forth on the cover page of this prospectus. The actual initial public offering price may be at, above or below such assumed initial public offering price and will be determined at pricing based on, among other factors, the closing bid price of the Common Stock on the effective date of this registration statement. See “Underwriting (Conflict of Interest) — Determination of Initial Public Offering Price” for additional information.

Option to purchase additional shares of Common Stock	We have granted to the underwriters the option, exercisable for 45 days from the date of this prospectus, to purchase up to 175,000 additional shares of Common Stock, based on the assumed initial public offering price of $6.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, less the underwriting discount.

Underwriters’ Warrants

The registration statement of which this prospectus forms a part also registers for sale Underwriters’ Warrants to purchase up to an aggregate of 58,333 shares of Common Stock (based on an assumed initial public offering price of $6.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus), as a portion of the underwriting compensation payable to the underwriters in connection with this Offering of the IPO Shares. The Underwriters’ Warrants will be exercisable at any time, and from time to time, in whole or in part, after the closing of this Offering of the IPO Shares until the fifth anniversary of the date of the commencement of sales of the IPO Shares issued in connection with this Offering at an exercise price of $7.50 per share (125% of the initial public offering price per share of Common Stock). See “Underwriting (Conflict of Interest) — Underwriters’ Warrants” for a more detailed description of the Underwriters’ Warrants.

Use of proceeds

We estimate that the net proceeds from the sale of our IPO Shares in this Offering will be approximately $6.3 million (or approximately $7.2 million if the underwriters exercise their option to purchase additional shares of Common Stock in full), based on an assumed initial public offering price of $6.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and estimated offering expenses, and assuming no exercise of any Underwriters’ Warrants.

We intend to use the net proceeds from this Offering of the IPO Shares to advance the clinical development of LP-10 and LP-310, for formulation and discovery research and development, as well as for working capital and general corporate purposes. See the section entitled “Use of Proceeds.”

We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See the section entitled “Use of Proceeds.”

Reverse Stock Split	The Company anticipates that it will effect a reverse stock split of the outstanding shares of Common Stock at a ratio between 1-for-2 and 1-for-4 on or after the date on which the registration statement of which this prospectus forms a part is declared effective by the SEC, but in no event later than the pricing of this Offering of the IPO Shares. Unless otherwise noted, the share and per share information in this prospectus, other than in the historical financial statements and related notes included elsewhere in this prospectus, assumes the effect of a 1-for 2.5 reverse stock split of the Company’s outstanding shares of Common Stock.

Conflict of Interest	As a result of Spartan Capital Securities, LLC, the representative of the underwriters for this Offering of the IPO Shares (“Spartan” or the “Representative”), currently holding 400,000 shares of Common Stock (assuming the 1-for-2.5 reverse stock split is effected by the Company), or approximately 9.5% of our issued and outstanding Common Stock, and two Selling Stockholders affiliated with Spartan also holding a total of 400,000 shares of Common Stock (on a post-split basis), Spartan is deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Consequently, this Offering of the IPO Shares will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement of which this prospectus forms a part, exercise the usual standards of “due diligence” with respect thereto and undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. Accordingly, we have engaged Northland Capital, a registered broker-dealer and FINRA member, to be the qualified independent underwriter in this Offering of the IPO Shares and, in such capacity, participate in the preparation of the registration statement of which this prospectus forms a part and exercise the usual standards of “due diligence” with respect thereto. The Company has agreed to pay Northland Capital a cash fee of $75,000 upon the completion of the Offering of the IPO Shares as consideration for its services. In accordance with FINRA Rule 5110, such cash fee to be paid to Northland Capital for acting as the qualified independent underwriter in this Offering of the IPO Shares is deemed to be underwriting compensation in connection with sales of our Common Stock by Spartan to the public. Northland Capital will receive no other compensation for acting as the qualified independent underwriter in this Offering of the IPO Shares. In accordance with FINRA Rule 5121, Spartan is not permitted to sell shares of our Common Stock in this Offering of the IPO Shares to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have agreed to indemnify Northland Capital against liabilities incurred in connection with Northland Capital acting as a qualified independent underwriter, including liabilities under the Securities Act.

Risk factors	This investment in our shares of Common Stock offered hereby involves a high degree of risk. You should read the section entitled “Risk Factors” beginning on page 10 of this prospectus for a discussion of factors you should consider carefully before deciding to purchase our shares of Common Stock offered hereby.

Lock-up agreements	We and our directors, officers and certain of our stockholders intend to agree with Spartan not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into shares of Common Stock for a period of 180 days from the date of this prospectus. See “Underwriting (Conflict of Interest) — Lock-up Agreements.”

Proposed Nasdaq symbol and trading	We have applied to list our Common Stock on Nasdaq under the symbol “LIPO.” There is currently no established trading market for the Common Stock, however we intend to meet the standards for listing on Nasdaq upon consummation of this Offering; however, we cannot guarantee that we will be successful in listing our Common Stock on Nasdaq. We will not consummate this Offering unless our Common Stock is approved for listing on Nasdaq.

Transfer agent and registrar	The transfer agent and registrar for our Common Stock Nevada Agency and Transfer Company, with its business address at 50 W Liberty St # 880, Reno, Nevada 89501.

The number of shares of our Common Stock to be outstanding following this Offering is based on 4,526,554 shares of our Common Stock outstanding as of December 12, 2022, giving effect to the anticipated reverse stock split of our outstanding Common Stock on a 1-for-2.5 basis, and assuming no exercise of the underwriters’ over-allotment option and no exercise of any Underwriters’ Warrants, and includes or excludes the following, as applicable:

●	includes 636,979 shares of Common Stock issuable upon the conversion of all 1,592,447 shares of our Series A Preferred Stock immediately prior to the consummation of this Offering, of which an aggregate of 821,118 shares of Series A Preferred Stock has converted into 328,447 shares of Common Stock as of December 12, 2022;

●	includes 22,950 shares of Common Stock expected to be issued to Dr. Chancellor, our chief medical officer, upon the anticipated cancellation of promissory notes of the Company held by Dr. Chancellor having an aggregate face value of $75,000 (“Chancellor Notes”);

●	excludes (i) 1,078,000 shares of our Common Stock issuable upon options outstanding under the Company’s 2008 Stock Incentive Plan (the “2008 Plan”) having an exercise price of $1.25 per share, all of which are fully exercisable, and (ii) 976,000 shares of our Common Stock issuable upon options outstanding under the 2020 Plan having exercise prices ranging from $3.75 to $5.00 per share, with a weighted average exercise price of $4.70 per share, 542,667 of which are fully exercisable; and

●	excludes 143,994 shares of Common Stock issuable upon the exercise of fully exercisable warrants having an exercise price of $5.00 per share.

The actual number of shares of our Common Stock to be outstanding following this Offering will be determined based on the actual initial public offering price and the final reverse stock split ratio, as determined by the Board.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risks and all other information contained in this prospectus, including our financial statements and the related notes, before investing in our securities. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, also may become important factors that affect us. If any of the following risks occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In these circumstances, the market price of our Common Stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

The report of the independent registered public accounting firm on our 2021 and 2020 financial statements contains a going concern qualification.

The report of the independent registered public accounting firm covering our financial statements for the years ended December 31, 2021 and December 31, 2020 stated that certain factors, including that we have suffered recurring losses from operations and have an accumulated deficit at December 31, 2021, raised substantial doubt as to our ability to continue as a going concern. Because we are not yet producing sufficient revenue to sustain our operating costs, we are dependent upon raising capital to continue our business. If we are unable to raise capital, we may be unable to continue as a going concern.

We have incurred net losses since inception. We expect to incur losses for the foreseeable future and may never achieve or maintain profitability.

There are numerous risks and uncertainties associated with pharmaceutical product development, and we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability.

We have had net losses since inception, and we had an accumulated deficit of approximately $5,340,955 as of September 30, 2022, which includes a net loss of approximately $2,233,767 for the nine months ended September 30, 2022, as compared to a net loss of approximately $1,480,783 for the nine months ended September 30, 2021. As of December 31, 2021, we had an accumulated deficit of approximately $3,107,187, which includes a net loss of approximately $1,865,473 for the year ended December 31, 2021, as compared to a net loss of approximately $61,656 for the year ended December 31, 2020. Historically, we have financed our operations through a combination of grant revenue and equity financing, however our goals for the foreseeable future will likely require significant equity financing. Our ability to achieve significant profitability depends on our ability to successfully complete the development of, and obtain the regulatory approvals necessary to commercialize, LP-10 and/or our other product candidates, which may not occur for several years, if ever. The net losses we incur may fluctuate significantly from quarter to quarter.

If we are required by the FDA, the European Medicines Agency (“EMA”) or other regulatory authorities to perform studies in addition to those currently expected, or if there are any delays in completing our clinical trials or the development of LP-10 and/or our other product candidates, our expenses could increase and revenue could be further delayed. We anticipate that our expenses will increase substantially if, and as, we:

●	continue our research and the clinical development of LP-10;
●	initiate additional clinical trials and preclinical studies for any additional product candidates that we may pursue in the future;
●	prepare a new drug application (“NDA”) for filing with the FDA, a marketing authorization application, and approvals in certain other countries;
●	ramp-up our in-house commercial-scale current good manufacturing practices (“cGMP”) manufacturing facility;
●	manufacture material for clinical trials or potential commercial sales;
●	further develop our product candidate portfolio;
●	establish a sales, marketing and distribution infrastructure to commercialize any product candidate for which we may obtain marketing approval;
●	develop, maintain, expand and protect our intellectual property portfolio; and/or
●	acquire or in-license other product candidates and technologies.

To become and remain profitable, we must develop and eventually commercialize one or more product candidates with significant market potential. This will require us to be successful in a range of challenging activities, including completing the clinical trials, developing and validating commercial scale manufacturing processes, obtaining marketing approval for this product candidate, manufacturing, marketing and selling any future product candidates for which we may obtain marketing approval and satisfying any post-marketing requirements. If we were required to discontinue development of LP-10, if LP-10 does not receive regulatory approval, if we do not obtain our targeted indication(s) for LP-10, or if LP-10 fails to achieve sufficient market acceptance for any indication, we could be delayed by many years in our ability to achieve profitability. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations. A decline in the value of our company also could cause you to lose all or part of your investment.

We will need to raise additional funding in order to receive approval for LP-10 or any other product candidate. Such funding may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate certain of our product development efforts or other operations.

To complete the process of obtaining regulatory approval for LP-10 and to build the sales, marketing and distribution infrastructure that we believe will be necessary to commercialize LP-10, if approved, we will require substantial additional funding. In addition, if we obtain marketing approval for LP-10, we expect to incur significant expenses related to product sales, medical affairs, marketing, manufacturing and distribution. We also anticipate that we will require substantial additional funding for LP-310 and product candidates that we decide to develop in the future.

Our future capital requirements will depend on many factors, including:

●	the progress, timing, results and costs of our phase 2a clinical trial and any future trials for LP-10;
●	the progress, timing and costs of manufacturing LP-10 for our planned pivotal clinical trials;
●	the continued development and the filing on an IND application for other product candidates;
●	the initiation, scope, progress, timing, costs and results of drug discovery, laboratory testing, manufacturing, preclinical studies and clinical trials for any other product candidates that we may pursue in the future, if any;
●	the costs of building and maintaining our own commercial-scale cGMP manufacturing facilities, including costs of maintaining the Facility;
●	the outcome, timing and costs of seeking regulatory approvals;
●	the costs associated with the manufacturing process development and evaluation of third-party manufacturers;
●	the costs of future activities, including product sales, medical affairs, marketing, manufacturing and distribution, in the event we receive marketing approval for LP-10 or any other product candidates that we may develop;
●	the extent to which the costs of our product candidates, if approved, will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or will be reimbursed by government authorities, private health coverage insurers and other third-party payors;
●	the costs of commercialization activities for LP-10 and other product candidates if we receive marketing approval for LP-10 or any other product candidates we may develop, including the costs and timing of establishing product sales, medical affairs, marketing, distribution and manufacturing capabilities;
●	subject to receipt of marketing approval, if any, revenue received from commercial sale of LP-10 or any of our other product candidates;
●	the terms and timing of any future collaborations, licensing, consulting or other arrangements that we may establish;
●	the amount and timing of any payments we may be required to make, or that we may receive, in connection with the licensing, filing, prosecution, maintenance, defense and enforcement of any patents or other intellectual property rights, including milestone and royalty payments and patent prosecution fees that we are obligated to pay pursuant to our license agreements, if any;
●	our ability to establish and maintain collaborations and licenses on favorable terms, if at all; and
●	the extent to which we acquire or in-license other product candidates and technologies.

Identifying potential product candidates and conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. Our product candidates, if approved, may not achieve commercial success. Our product revenues, if any, will be derived from or based on sales of product candidates that may not be commercially available for many years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities would dilute all our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and a portion of our operating cash flows, if any, being dedicated to the payment of principal and interest on such indebtedness, and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. Furthermore, existing stockholders may not agree with our financing plans or the terms of such financings. Adequate additional financing may not be available to us on acceptable terms, or at all. The terms of additional financing may be impacted by, among other things, general market conditions, and the market’s perception of our product candidates.

We are currently supported by government grant awards, which may not be available to us in the future, and such grant awards are subject to guidelines regulating our research.

We have received and intend to continue to seek funding under grant award programs, including a program funded by the National Institutes of Health (“NIH”). To continue to fund a portion of our future research and development programs, we may also require grant funding from similar governmental agencies in the future. However, funding by the NIH or other governmental agencies may be significantly reduced or eliminated in the future for a number of reasons. For example, some programs are subject to a yearly appropriations process overseen by the U.S. Congress. In addition, we may not receive full funding under current or future grants because of budgeting constraints of the agency administering the program or unsatisfactory progress on the study being funded. Also, the continued spread of COVID-19 could affect governmental priorities in the future or prospective funding for our product candidates. Therefore, we cannot provide any assurance that we will receive any future grant funding from any government agencies, or, that if received, we will receive the full amount of the particular grant award. Any such reductions could delay the development of our product candidates and the introduction of new products.

Any research conducted under such federal grants will subject us to federal regulation regarding how we conduct our research and we will be obligated to abide by the agreement terms relating to those grants. There are also ethical guidelines promulgated by various governments and research institutions that we are required to follow in respect of our research. These guidelines are orientated towards research and experimentation involving humans and animals. Failure to follow the regulations, agreement terms and accepted scientific practices would jeopardize our grants and our results and the use of the results in further research and approval circumstances, which could have a material adverse effect on our results of operations and financial condition. In addition, any failure to comply with applicable laws or regulations affecting such grant awards could harm our business and divert our management’s attention.

Our ability to obtain reimbursement or funding for our programs from the federal government may be impacted by possible reductions in federal spending.

U.S. federal government agencies currently face potentially significant spending reductions. The U.S. federal budget remains in flux, however, which could, among other things, result in a cut to Medicare payments to providers and otherwise affect federal spending on clinical and pre-clinical research and development. The Medicare program is frequently mentioned as a target for spending cuts. The full impact on our business of any future cuts in Medicare or other programs is uncertain. In addition, we cannot predict any impact which the actions of President Biden’s administration and the U.S. Congress may have on the federal budget. If federal spending is reduced, anticipated budgetary shortfalls may also impact the ability of relevant agencies, such as the FDA or the NIH, to continue to function at current levels. Amounts allocated to federal grants and contracts may be reduced or eliminated. These reductions may also impact the ability of relevant agencies to timely review and approve drug research and development, manufacturing, and marketing activities, which may delay our ability to develop, market and sell any products we may develop.

We are substantially dependent on the success of our lead product candidate, LP-10. If we are unable to commercialize LP-10, or experience significant delays in doing so, our business will be materially harmed.

Our ability to generate product revenues, which may not occur for several years, if ever, currently depends heavily on the successful development and commercialization of LP-10. The success of LP-10 will depend on a number of factors, including the following:

●	successful completion of clinical development;
●	receipt of marketing approvals from applicable regulatory authorities;
●	establishing commercial manufacturing arrangements with third-party manufacturers;
●	obtaining and maintaining patent and trade secret protection and regulatory exclusivity;

●	protecting our rights in our intellectual property portfolio;
●	establishing sales, marketing and distribution capabilities;
●	launching commercial sales of LP-10, if and when approved, whether alone or in collaboration with others;
●	acceptance of LP-10, if and when approved, by patients, the medical community and third-party payors;
●	effectively competing with other therapies; and
●	maintaining a continued acceptable safety profile of LP-10 following approval.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize LP-10, which would materially harm our business. We have not yet demonstrated our ability to successfully complete development of any product candidates, obtain marketing approvals, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization.

Assuming we obtain marketing approval for any of our product candidates, we will need to transition our focus from research and development to supporting commercial activities. We may encounter unforeseen expenses, difficulties, complications and delays and may not be successful in such a transition.

We are early in our efforts to develop LP-10 and LP-310. If we are unable to advance LP-10 or LP-310 through clinical trials, obtain regulatory approval and ultimately commercialize such product candidates, or if we experience significant delays in doing so, our business will be materially harmed.

We are early in our development of LP-10, which entered its first clinical trial in 2020, as well as in our development of LP-310, which is currently in pre-clinical development. The development and commercialization of LP-10 and LP-310 (or any other product candidate that we may develop) is subject to many uncertainties, including the following:

●	successful enrollment and completion of clinical trials;
●	positive results from our current and planned future clinical trials;
●	receipt of regulatory approvals from applicable regulatory authorities;
●	successful development of our internal manufacturing processes on an ongoing basis and maintenance of our potential future arrangements with third-party manufacturers for clinical supply;

●	commercial launch of such product candidate, if and when approved, whether alone or in collaboration with others; and

●	acceptance of such product candidate, if and when approved, by patients, the medical community and third-party payors.

We must conduct extensive clinical trials to demonstrate the safety and efficacy of each drug candidate for its intended indications. Clinical trials are expensive, time consuming and uncertain as to outcome. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical trials can occur at any stage of testing. Events that may prevent successful or timely completion of clinical development include:

●	delays in reaching a consensus with regulatory authorities on trial design;

●	delays in opening sites and recruiting suitable patients to participate in our clinical trials;
●	imposition of a clinical hold by regulatory authorities as a result of a serious adverse event or concerns with a class of drug candidates, or after an inspection of our clinical trial operations or trial sites;
●	suspension of our clinical trials if it is determined that we or our collaborators are failing to conduct a trial in accordance with regulatory requirements, including the FDA’s current good clinical practice (“GCP”) regulations;
●	delays in having patients complete participation in a trial or return for post-treatment follow-up;

●	occurrence of serious adverse events associated with the drug candidate that are viewed to outweigh its potential benefits; or.

●	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols

Additionally, if the results of our clinical trials are inconclusive or if there are safety concerns or serious adverse events associated with our drug candidates, we may:

●	be delayed in obtaining marketing approval, if at all, or be required to conduct additional confirmatory safety and/or efficacy studies;
●	obtain approval for indications or patient populations that are not as broad as intended or desired;
●	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;
●	be subject to additional post-marketing testing requirements;
●	be required to perform additional clinical trials to support approval or be subject to additional post-marketing testing requirements;
●	have regulatory authorities withdraw, or suspend, their approval of the drug or impose restrictions on its distribution;
●	be subject to the addition of labeling statements, such as warnings or contraindications;
●	be sued; or
●	experience damage to our reputation.

In addition, if we make manufacturing or formulation changes to LP-10, LP-310 or any of our other product candidates, we may need to conduct additional studies to bridge our modified product candidate to earlier versions. If we elect, or are required, to delay, suspend, or terminate any clinical trial of LP-10, or any of our product candidates at such stage, it could shorten any periods during which we may have the exclusive right to commercialize LP-10 or such other product candidate or allow our competitors to bring products to market before we do, which could limit our potential revenue or impair our ability to successfully commercialize LP-10 now, or such other product candidate in the future, and may harm our business, financial condition, results of operations and prospects. Any such significant changes, delays, setbacks or failures we experience, including our inability to obtain regulatory approval for or successfully commercialize LP-10, would materially harm business, financial condition, results of operations and prospects.

Even if we complete the necessary clinical trials for LP-10 or for any of our other product candidates in the future, such as LP-310, we cannot predict when, or if, we will obtain regulatory approval to commercialize LP-10 or such other product candidates, and the approval may be for a narrower indication than we seek.

We cannot commercialize a product candidate until the appropriate regulatory authorities have reviewed and approved such product candidate. Even if LP-10 meets the applicable safety and efficacy standards in clinical trials, the regulatory authorities may not complete their review processes in a timely manner, or we may not be able to obtain regulatory approval for LP-10. Additional delays may result if an FDA Advisory Committee or other regulatory authority recommends non-approval or restrictions on approval for LP-10. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory authority policy during the period of LP-10’s product development, clinical trials and the review process. Similar issues could arise with respect to LP-310 in the event it enters the clinical trial phase, as well as any of our other product candidates developed in the future.

Regulatory authorities also may approve a product candidate for more limited indications than requested or they may impose significant limitations in the form of narrow indications, warnings or a post-approval safety monitoring program. These regulatory authorities may require precautions or contra-indications with respect to conditions of use or they may grant approval subject to the performance of costly post-marketing clinical trials. In addition, regulatory authorities may not approve the labeling claims that are necessary or desirable for the successful commercialization of LP-10 or another product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for LP-10 or our other product candidates and materially and adversely affect our business, financial condition, results of operations and prospects.

LP-10 may cause undesirable side effects or have other properties that could delay or prevent its regulatory approval, limit its commercial potential, or result in significant negative consequences following any potential marketing approval.

In addition to side effects caused by LP-10, the administration process or related procedures also can cause adverse side effects. If in the future we are unable to demonstrate that such adverse events were caused by the administration process or related procedures, the FDA, the EMA or other regulatory authorities could order us to cease further development of, or deny approval of, LP-10 for any or all targeted indications. Even if we can demonstrate that any serious adverse events are not product-related, such occurrences could affect patient recruitment or the ability of enrolled patients to complete our clinical trials. Any of these occurrences may harm our ability to develop other product candidates, and may harm our business, financial condition and prospects significantly.

Additionally, if LP-10 receives marketing approval, the FDA could require us to adopt a post-approval safety monitoring program to ensure that the benefits outweigh its risks, which may include, among other things, a medication guide outlining the risks of the product for distribution to patients and a communication plan to health care practitioners. Furthermore, if we or others later identify undesirable side effects caused by LP-10, several potentially significant negative consequences could result, including:

●	regulatory authorities may suspend or withdraw approvals of such product candidate;
●	regulatory authorities may require additional warnings on the label;
●	we may be required to change the way a product candidate is administered or conduct additional clinical trials;
●	we could be sued and held liable for harm caused to patients; and
●	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of LP-10 and could significantly harm our business, financial condition, results of operations and prospects.

Our pipeline of products, including LP-10 and LP-310, are each based on novel technology, which makes it difficult to predict the time and cost of development and of subsequently obtaining regulatory approval.

The regulatory approval process and clinical trial requirements of the FDA, EMA and other regulatory authorities for novel product candidates such as ours can be more expensive and take longer than for other, better known or more extensively studied product candidates. It is difficult to determine how long it will take or how much it will cost to obtain regulatory approvals for our product candidates in either the United States or the European Union or how long it will take to commercialize our product candidates. Approvals by the European Commission may not be indicative of what the FDA may require for approval.

Regulatory requirements governing drug and biologic products have changed frequently and may continue to change in the future. In addition, adverse developments in clinical trials of similar drug and biologic products conducted by others may cause the FDA or other oversight bodies to change the requirements for approval of our product candidates. Similarly, the EMA may issue new guidelines concerning the development and marketing authorization for gene therapy medicinal products and require that we comply with these new guidelines.

These regulatory review committees and advisory groups and the new guidelines they promulgate may lengthen the regulatory review process, require us to perform additional studies, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of any product candidate or lead to significant post-approval limitations or restrictions. As we advance our product candidates, we will be required to consult with these regulatory and advisory groups and comply with applicable guidelines. If we fail to do so, we may be required to delay or discontinue development of any product candidate. These additional processes may result in a review and approval process that is longer than we otherwise would have expected. Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential product to market could decrease our ability to generate sufficient product revenue, and our business, financial condition, results of operations and prospects would be materially and adversely affected.

Even if we obtain regulatory approval for a product candidate, each approved product candidate will remain subject to regulatory oversight.

Even if we obtain regulatory approval for a product candidate, each approved product candidate will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping and submission of safety and other post-market information. Any regulatory approvals that we receive for any product candidate may also be subject to a post-approval safety monitoring program or limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval or contain requirements for potentially costly post-marketing testing, including phase 4 clinical trials, and surveillance to monitor the quality, safety and efficacy of the product.

In addition, product manufacturers and their facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP requirements and adherence to commitments made in the NDA or foreign marketing application. If we, or a regulatory authority, discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured or disagrees with the promotion, marketing or labeling of that product, a regulatory authority may impose restrictions relative to that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

If we fail to comply with applicable regulatory requirements following approval of any of our product candidates, a regulatory authority may:

●	issue a warning letter asserting that we are in violation of the law;
●	seek an injunction or impose administrative, civil or criminal penalties or monetary fines;
●	suspend or withdraw regulatory approval;
●	suspend any ongoing clinical trials;
●	refuse to approve a pending NDA or comparable foreign marketing application (or any supplements thereto) submitted by us or our strategic partners;
●	restrict the marketing or manufacturing of the product;
●	seize or detain the product or otherwise require the withdrawal of the product from the market;
●	refuse to permit the import or export of product candidates; or
●	refuse to allow us to enter into supply contracts, including government contracts.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize any of our product candidates and adversely affect our business, financial condition, results of operations and prospects.

The FDA’s policies, and those of equivalent foreign regulatory agencies, may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of any of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would materially and adversely affect our business, financial condition, results of operations and prospects.

Even if we obtain and maintain approval for our product candidates from the FDA, we may never obtain approval for them outside of the United States, which could limit our market opportunities and adversely affect our business.

Approval of a product candidate in the United States by the FDA does not ensure approval of such product candidate by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. Approval, marketing and sales of any of our product candidates outside of the United States will be subject to the regulatory requirements governing clinical trials and marketing approval in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and more onerous than, those in the United States, including additional preclinical studies or clinical trials, as clinical trials in one country may not be accepted by regulatory authorities in other countries. Regulatory approval for any of our product candidates may be withdrawn. In many countries outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that country. In some cases, the price that we intend to charge for our product candidates, if approved, is also subject to approval.

For example, we intend to submit a marketing authorization application to the EMA for approval of LP-10 in the European Union, but obtaining such approval from the European Commission following the opinion of the EMA is a lengthy and expensive process. Even if LP-10 is approved, the FDA or the European Commission, as the case may be, may limit the indications for which the product may be marketed, require extensive warnings on the product labeling or require expensive and time-consuming additional clinical trials or reporting as conditions of approval. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our product candidates in certain countries.

If we fail to comply with the regulatory requirements, our target market will be reduced and our ability to realize the full market potential of any of our product candidates will be harmed and our business, financial condition, results of operations and prospects will be adversely affected.

While we have obtained “orphan drug” designation covering LP-10 from the FDA, such designation may not effectively provide us with exclusive marketing rights for LP-10, and we may be unable to obtain “orphan drug” designation covering any of our other product candidates. If our competitors are able to obtain “orphan drug” exclusivity before us covering products that constitute the same drug and treat the same indications as our product candidates, we may not be able to have competing products approved by the applicable regulatory authority for a significant period of time.

Under the Orphan Drug Act of 1983, the FDA may designate a product candidate as an “orphan drug” if it is intended to treat a rare disease or condition, which is generally defined as having a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States.

Generally, if a product candidate with an “orphan drug” designation receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA from approving another marketing application for a product that constitutes the same drug treating the same indication for that marketing exclusivity period, except in limited circumstances. If another sponsor receives such approval before we do (regardless of our “orphan drug” designation), we will be precluded from receiving marketing approval for our product for the applicable exclusivity period. The applicable period is seven years in the United States, however even after an orphan drug is approved, the FDA may subsequently approve another drug for the same condition if the FDA concludes that the latter drug is not the same drug or is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. In the EU, marketing authorization may be granted to a similar medicinal product for the same orphan indication if:

●	the second applicant can establish in its application that its medicinal product, although like the orphan medicinal product already authorized, is safer, more effective or otherwise clinically superior;
●	the holder of the marketing authorization for the original orphan medicinal product consents to a second orphan medicinal product application; or
●	the holder of the marketing authorization for the original orphan medicinal product cannot supply enough quantities of orphan medicinal product.

On July 6, 2012, the FDA granted “orphan drug” designation covering LP-10 (or any other formulation of tacrolimus) for the treatment of HC and we may seek “orphan drug” designation from the FDA covering our future product candidates.

Even though we have obtained such “orphan drug” designation, providing us with exclusivity for LP-10, such exclusivity may not effectively protect the product candidate from competition because different drugs can be approved for the same condition.

If the FDA does not conclude that LP-10 or any of our other product candidates satisfy the requirements for the 505(b)(2) regulatory approval pathway, or if the requirements for approval of such product candidates under Section 505(b)(2) are not as we expect, the approval pathway for such product candidates will likely take significantly longer, cost significantly more and encounter significantly greater complications and risks than anticipated, and in any case may not be successful.

We intend to seek FDA approval through the 505(b)(2) regulatory pathway for LP-10 and certain of our other product candidates, although we have not received any indication from the FDA that the 505(b)(2) regulatory pathway will be available for LP-10 or any of our other product candidates. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, added Section 505(b)(2) to the Federal Food, Drug, and Cosmetic Act, as amended (the “FDCA”). Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies that were not conducted by or for the applicant. We anticipate referencing relevant publicly available data, including the publicly disclosed FDA drug approval package for tacrolimus, in the preparation and submission of our abbreviated NDA (“aNDA”) for LP-10.

If the FDA does not allow us to pursue the 505(b)(2) regulatory pathway for our product candidates as anticipated, we may need to conduct additional clinical trials, provide additional data and information and meet additional standards for regulatory approval. If this were to occur, the time and financial resources required to obtain FDA approval for our product candidates would likely substantially increase. Moreover, the inability to pursue the 505(b)(2) regulatory pathway could result in new competitive products reaching the market faster than our product candidates, which could materially adversely impact our competitive position and prospects. Even if we are permitted to pursue the 505(b)(2) regulatory pathway for a product candidate, we cannot assure you that we will receive the requisite or timely approvals for commercialization of such product candidate.

In addition, notwithstanding the approval of a number of products by the FDA under Section 505(b)(2) over the last few years, certain competitors and others have objected to the FDA’s interpretation of Section 505(b)(2). We expect that our competitors could file citizens’ petitions with the FDA in an attempt to persuade the FDA that our product candidates, or the clinical studies that support their approval, contain deficiencies. If the FDA’s interpretation of Section 505(b)(2) is successfully challenged, the FDA may be required to change its Section 505(b)(2) policies and practices, which could delay or even prevent the FDA from approving any NDA that we submit under Section 505(b)(2).

FDA designations to expedite drug development and review, including “orphan drug” designation, Breakthrough Therapy designation, and/or Fast Track designation, even if granted for any of our product candidates, may not lead to a faster development, regulatory review or approval process and do not increase the likelihood that any of our product candidates will receive marketing approval in the United States.

We have received “orphan drug” designation covering LP-10 from the FDA, but there is no assurance that any of our other product candidates will receive a similar designation from the FDA or that we will receive Breakthrough Therapy or Fast Track designations covering any of our product candidates (including LP-10) from the FDA. Our initial request to obtain Fast Track designation covering LP-10 in July 2021 was denied by the FDA in September 2021, however we plan to submit a new request to the FDA to obtain Fast Track designation covering LP-10 as data continues to become available from our Phase 2a clinical trial. Further, even if we do receive favorable designations from the FDA, the receipt of any of these designations covering any of our product candidates may not result in a faster development process, review or approval of such product candidates compared to products considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA.

If we are not successful in discovering, developing and commercializing additional product candidates, our ability to expand our business and achieve our strategic objectives would be impaired.

Although we focus a substantial amount of our efforts on the potential approval of LP-10, a key component of our strategy is to discover, develop and potentially commercialize a portfolio of other product candidates, including LP-310, to treat orphan diseases and ultimately, non-orphan diseases. Identifying new product candidates requires substantial technical, financial and human resources, whether any product candidates are ultimately identified. Even if we identify product candidates that initially show promise, we may fail to successfully develop and commercialize such product candidates for many reasons, including the following:

●	the research methodology used may not be successful in identifying potential product candidates;
●	competitors may develop alternatives that render our product candidates obsolete;
●	product candidates we develop may nevertheless be covered by third parties’ patents or other exclusive rights;
●	a product candidate may, on further study, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;
●	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and
●	a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors.

As we have limited resources, we may forego or delay pursuit of opportunities with certain programs or product candidates or for indications that later prove to have greater commercial potential. Our spending on current and future research and development programs may not yield any commercially viable products. If we do not accurately evaluate the commercial potential for a particular product candidate, we may relinquish valuable rights to that product candidate through strategic collaboration, licensing or other arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate. Alternatively, we may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.

If any of these events occur, we may be forced to abandon our development efforts with respect to a particular product candidate or fail to develop a potentially successful product candidate, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We face significant competition in an environment of rapid technological change and the possibility that our competitors may achieve regulatory approval before us or develop therapies that are more advanced or effective than ours, which may adversely affect our financial condition and our ability to successfully market or commercialize our product candidates, including LP-10.

Many of our potential competitors, alone or with their strategic partners, have substantially greater financial, technical and other resources, such as larger research and development, clinical, marketing and manufacturing organizations. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of competitors. Our commercial opportunity could be reduced or eliminated if competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any product candidate that we may develop. Also, competitors may obtain FDA or other regulatory approval for their products more rapidly or earlier than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Additionally, technologies developed by our competitors may render our product candidates, including, in particular, LP-10, uneconomical or obsolete, and we may not be successful in marketing our product candidates, generally, and LP-10, specifically, against competitors.

In addition, as a result of the expiration or successful challenge of our patent rights, we could face more competition from our competitors’ products. The availability of our competitors’ products could limit the demand, and the price we are able to charge, for any product candidate that we may develop and commercialize.

Risks Related to Manufacturing

Delays in obtaining regulatory approvals of the process and facilities needed to manufacture any of our product candidates, including LP-10, or disruptions in our manufacturing process may delay or disrupt our product development and commercialization efforts.

Before we can begin to commercially manufacture any of our product candidates, including LP-10, in a manufacturing facility, whether in a third-party facility or in a facility that we maintain and operate, the facility must pass a pre-approval inspection by the FDA, and a manufacturing authorization must be obtained from the appropriate regulatory authorities. The timeframe required to obtain such approvals is uncertain. In order to obtain approval, we will need to ensure that all our processes, methods and equipment are compliant with cGMP and perform extensive audits of vendors, contract laboratories and suppliers. If any of our vendors, contract laboratories or suppliers is found to be out of compliance with cGMP, we may experience delays or disruptions in manufacturing while we work with these third parties to remedy the violation or while we work to identify suitable replacement vendors. The cGMP requirements govern quality control of the manufacturing process and documentation policies and procedures. In complying with cGMP, we will be obligated to expend time, money and effort in production, record keeping and quality control to assure that the product meets applicable specifications and other requirements. If we fail to comply with these requirements, we would be subject to possible regulatory action and may not be permitted to sell any product candidate that we may develop.

In addition, the manufacturing process used to produce our product candidates is complex, novel and has not been validated for commercial use. In order to produce enough quantities of our product candidates for future clinical trials and initial U.S. commercial demand, we will need to increase the scale of our manufacturing process. The production of our product candidates requires processing steps that are more complex than those required for most chemical pharmaceuticals. We employ multiple steps to control our manufacturing process to assure that the process works and that each of our products candidates will be, and LP-10 is, made strictly and consistently in compliance with the process. Problems with the manufacturing process, even minor deviations from the normal process, could result in product defects or manufacturing failures that result in lot failures, product recalls, product liability claims or insufficient inventory. We may encounter problems achieving adequate quantities and quality of clinical-grade materials that meet FDA, EMA or other applicable standards or specifications with consistent and acceptable production yields and costs.

Although we have established our Facility, we may need to utilize third parties to conduct our product manufacturing for the near future. Therefore, we are subject to the risk that these third parties may not perform satisfactorily.

Even if we obtain the validation from the FDA of our Facility, we intend to maintain third-party manufacturing capabilities in order to provide multiple sources of supply. In the event that these third-party manufacturers do not successfully carry out their contractual duties, meet expected deadlines or manufacture LP-10 in accordance with regulatory requirements, or if there are disagreements between us and these third-party manufacturers, we will not be able to complete, or may be delayed in completing, the preclinical studies required to support future IND submissions of other product candidates or the clinical trials required for approval of LP-10. In such instances, we may need to locate an appropriate replacement third-party relationship, which may not be readily available or on the same economic terms, which would cause additional delay or increased expense prior to the approval of LP-10 and would thereby have a material adverse effect on our business, financial condition, results of operations and prospects.

If we or our third-party manufacturer fails to comply with applicable cGMP regulations, the FDA and foreign regulatory authorities can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new product candidate or suspension or revocation of a pre-existing approval. Such an occurrence may cause our business, financial condition, results of operations and prospects to be materially harmed.

Any contamination in our manufacturing process, shortages of raw materials or failure of any of our key suppliers to deliver necessary components could result in delays in our clinical development or marketing schedules.

Given the nature of sterile product manufacturing, there is a risk of contamination. Any contamination could materially adversely affect our ability to produce any of our product candidates, including LP-10, on schedule and could, therefore, harm our results of operations and cause reputational damage.

Some of the raw materials required in our manufacturing process are derived from biologic sources. Such raw materials are difficult to procure and may be subject to contamination or recall. A material shortage, contamination, recall or restriction on the use of biologically derived substances in the manufacture of any of our product candidates, including LP-10, could adversely impact or disrupt the commercial manufacturing or the production of clinical material, which could materially and adversely affect our development timelines and our business, financial condition, results of operations and prospects.

Risks Related to Commercialization of Our Product Candidates

If we are unable to expand our market development capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any product revenue.

We currently have a small market development organization. To successfully commercialize LP-10, if approved, and any other products that may result from our development programs, we plan to expand our capabilities to promote market access and build awareness, either on our own or with a third party. The development of our own market development team will be expensive and time-consuming and could delay any product launch. Moreover, we cannot be certain that we will be able to successfully develop this capability. We may enter into collaboration agreements regarding any of our product candidates with third parties to utilize their established marketing and distribution capabilities, but we may be unable to enter into such agreements on favorable terms, if at all. If any future collaborators do not commit sufficient resources to commercialize our products, or we are unable to develop the necessary capabilities on our own, we will be unable to generate sufficient product revenue to sustain our business. We compete with many companies that currently have extensive, experienced and well-funded medical affairs, marketing and sales operations to recruit, hire, train and retain marketing and sales personnel. We also face competition in our search for third parties to assist us with the sales and marketing efforts of our product candidates. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

Our efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful. Such efforts may require more resources than are typically required due to the complexity and uniqueness of our potential products. If any of our product candidates is approved but fails to achieve market acceptance among physicians, patients or third-party payors, we will not be able to generate significant revenues from such product, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

If the market opportunities for LP-10 are smaller than we believe they are, our product revenues may be adversely impacted, and our business may suffer.

We are currently focusing our research and product development efforts on LP-10 for HC. Our understanding of both the number of people who have this disease, as well as the subset of people with this disease who have the potential to benefit from treatment with LP-10, are based on estimates in published literature. These estimates may prove to be incorrect and new studies may reduce the estimated incidence or prevalence of this disease. The number of patients in the United States, the EU and elsewhere may turn out to be lower than expected or these patients may not be otherwise amenable to treatment with LP-10 or may become increasingly difficult to identify and access, all of which would adversely affect our business, financial condition, results of operations and prospects.

Further, there are several factors that could contribute to making the actual number of patients who receive LP-10 less than the potentially addressable market. These include the lack of widespread availability of, and limited reimbursement for, new therapies in many underdeveloped markets.

Government price controls or other changes in pricing regulation could restrict the amount that we are able to charge for any of our product candidates that may be approved in the future, including LP-10, which would adversely affect our revenue and results of operations.

We expect that coverage and reimbursement of pharmaceutical costs may be increasingly restricted both in the United States and abroad. The escalating cost of health care has led to increased pressure on the health care industry to reduce costs. Drug pricing by pharmaceutical companies recently has come under increased scrutiny and continues to be subject to intense political and public debate in the United States and abroad. Government and private third-party payors have proposed health care reforms and cost reductions. A number of federal and state proposals to control the cost of health care, including the cost of drug treatments, have been made in the United States. Specifically, there have been several recent U.S. Congressional inquiries and proposed bills designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs and reform government program reimbursement methodologies for drugs. In some international markets, the government controls the pricing, which can affect the profitability of drugs. Current government regulations and possible future legislation regarding health care may affect coverage and reimbursement for medical treatment by third-party payors, which may render our product candidates, if approved, not commercially viable or may adversely affect our anticipated future revenues and gross margins.

We cannot predict the extent to which our business may be affected by these or other potential future legislative or regulatory developments. However, future price controls or other changes in pricing regulation or negative publicity related to the pricing of pharmaceutical drugs generally could restrict the amount that we are able to charge for our future products, which would adversely affect our anticipated revenue and results of operations.

The insurance coverage and reimbursement status of newly approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for our products, if approved, could limit our ability to market those products and decrease our ability to generate product revenue.

We expect that coverage and reimbursement by government and private payors will be essential for most patients to be able to afford any of our product candidates that receive approval. Accordingly, sales of our product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of our product candidates will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or will be reimbursed by government authorities, private health coverage insurers and other third-party payors. Coverage and reimbursement by a third-party payor may depend upon several factors, including the third-party payor’s determination that use of a product is:

●	a covered benefit under its health plan;
●	safe, effective and medically necessary;
●	appropriate for the specific patient;
●	cost-effective; and
●	neither experimental nor investigational.

Obtaining coverage and reimbursement for a product from third-party payors is a time-consuming and costly process that could require us to provide to the payor supporting scientific, clinical and cost-effectiveness data. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. If coverage and reimbursement are not available, or are available only at limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be adequate to realize a sufficient return on our investment.

There is significant uncertainty related to third-party coverage and reimbursement of newly approved products. In the United States, third-party payors, including government payors such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs and biologics will be covered and reimbursed. The Medicare and Medicaid programs increasingly are used as models for how private payors and government payors develop their coverage and reimbursement policies.

Outside the United States, international operations generally are subject to extensive government price controls and other market regulations and increasing emphasis on cost-containment initiatives in the European Union, Canada and other countries may put pricing pressure on us. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. It also can take a significant amount of time after approval of a product to secure pricing and reimbursement for such product in many counties outside the United States. In general, the prices of medicines under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for medical products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable product revenues.

Moreover, increasing efforts by government and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for new products approved and, as a result, they may not cover or provide adequate payment for our product candidates. Payors increasingly are considering new metrics as the basis for reimbursement rates, such as average sales price, average manufacturer price, and “actual acquisition cost.” Therefore, it may be difficult to project the impact of these evolving reimbursement metrics on the willingness of payors to cover candidate products that we or our partners are able to commercialize. We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become intense. As a result, increasingly high barriers are being erected to the entry of new products such as ours.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities, and affect our ability to profitably sell any product candidates for which we obtain marketing approval.

For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “PPACA”), was passed, which substantially changed the way healthcare is financed by both the government and private insurers, and significantly impacted the U.S. pharmaceutical industry.

Further, there has been heightened governmental scrutiny over the manner in which manufacturers set prices for their marketed products, which have resulted in several recent Congressional inquiries and proposed and enacted bills designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. In addition, the United States government, state legislatures, and foreign governments have shown significant interest in implementing cost containment programs, including price-controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs to limit the growth of government paid health care costs. For example, the United States government has passed legislation allowing the federal government to negotiate prices for some drugs covered under Medicare and requiring pharmaceutical manufacturers to provide rebates and discounts to certain entities and governmental payors to participate in federal healthcare programs. Further, Congress and the current administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. Individual states in the United States have also been increasingly passing legislation and implementing regulations designed to control pharmaceutical product pricing.

Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms, including those governing enrollment in federal healthcare programs, reimbursement changes, fraud and abuse enforcement, and expansion of new programs could result in reduced demand for our product candidates, including LP-10, and may prevent us from being able to generate revenue, attain profitability, or commercialize our products.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

If we obtain FDA approval for any of our product candidates, including LP-10, and begin the process of commercialization in the United States, our operations will be directly, or indirectly through our prescribers, customers and purchasers, subject to various federal and state fraud and abuse laws and regulations, including, without limitation, the federal Anti-Kickback Statute, federal civil and criminal false claims laws and the Physician Payments Sunshine Act and regulations. These laws will impact, among other things, our proposed sales, marketing and educational programs. In addition, we may be subject to patient privacy laws by both the federal government and the states in which we conduct our business as well as other jurisdictions. The laws that will affect our operations include, but are not limited to:

●	the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, in return for the purchase, recommendation, leasing or furnishing of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand, and prescribers, purchasers and formulary managers on the other. The PPACA amended the intent requirement of the federal Anti-Kickback Statute to clarify that a person or entity does not have to have actual knowledge of this statute or specific intent to violate it;

●	federal civil and criminal false claims laws and civil monetary penalty laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid or other government payors that are false or fraudulent. The PPACA provides that a claim for items or services resulting from an Anti-Kickback Statute violation is a false claim under the federal False Claims Act. Cases against pharmaceutical manufacturers support the view that certain marketing practices, including off-label promotion, may implicate the False Claims Act;
●	the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which created new federal criminal statutes that prohibit a person from knowingly and willfully executing a scheme or from making false or fraudulent statements to defraud any healthcare benefit program, regardless of the payor (e.g., public or private);
●	HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and its implementing regulations, and as amended again by the final HIPAA omnibus rule, Modifications to the HIPAA Privacy, Security, Enforcement, and Breach Notification Rules under HITECH and the Genetic Information Nondiscrimination Act;
●	other modifications to HIPAA, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization by entities subject to the rule, such as health plans, health care clearinghouses and health care providers;
●	federal transparency laws, including the federal Physician Payment Sunshine Act, that require certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services, or CMS, information related to: (i) payments or other “transfers of value” made to physicians and teaching hospitals and (ii) ownership and investment interests held by physicians and their immediate family members;

●	state and foreign law equivalents of each of the above federal laws, state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts in certain circumstances, such as specific disease states; and
●	state and foreign laws that govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. If our operations are found to be in violation of any of the laws described above or any other government regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion of products from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations.

The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. The shifting compliance environment and the need to build and maintain a robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.

Risks Related to Our Operations

If we are unable to manage expected growth in the scale and complexity of our operations, our performance may suffer.

If we are successful in executing our business strategy, we will need to expand our managerial, operational, financial and other systems and resources to manage our operations, continue our research and development activities and, in the longer term, build a commercial infrastructure to support commercialization of any of our product candidates that are approved for sale. Future growth would impose significant added responsibilities on members of management. It is likely that our management, finance, development personnel, systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively manage our operations, growth and product candidates requires that we continue to develop more robust business processes and improve our systems and procedures in each of these areas. We may be unable to successfully implement these tasks on a larger scale and, accordingly, may not achieve our research, development and growth goals.

Our future success depends on our ability to retain key employees and scientific advisors and to attract, retain and motivate qualified personnel.

The success of the Company is highly dependent upon certain key management and technical personnel, the loss of whose services may a material adverse impact on the Company’s business, financial condition, results of operations and the achievement of our objectives. Dr. Chancellor, our Chief Medical Officer and a director, and Dr. Kaufman, our Chief Executive Officer and a director, have played key roles in the founding, management, technology development and/or promotion of the Company. There can be no assurance that either of these persons will remain with the Company in the future due to circumstances either within or outside of their control. Additionally, our employees and scientific advisors are at-will employees and consultants, and the loss of one or more of them might impede the achievement of our research, development and commercialization objectives.

Recruiting and retaining other qualified employees and scientific advisors for our business, including scientific and technical personnel, also will be critical to our success. The Company currently does not hold key man insurance on the lives of its executives; even if the Company does seek to obtain such insurance, there is no assurance as to the availability of such insurance or the cost thereof if such insurance is available, or the ability to find a qualified replacement for its executives. In addition, failure to succeed in preclinical or clinical trials or applications for marketing approval may make it more challenging to recruit and retain qualified personnel. Further development of the Company’s products will require additional personnel, particularly qualified scientific and technical personnel. The Company currently has limited personnel and other resources. The success of the Company will be dependent on attracting and retaining key employees, including management. The inability to recruit, or loss of services of certain executives, key employees or advisors may impede the progress of our research, development and commercialization objectives and have a material adverse effect on our business, financial condition, results of operations and prospects.

Our employees, principal investigators and advisors may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements.

We are exposed to the risk of fraud or other misconduct by our employees, principal investigators and advisors. Principal investigators are physicians who we utilize to lead the conduct of our clinical trials and assist us with the development of our drug product candidates, including LP-10. Misconduct by these parties could include intentional failures to comply with FDA regulations or the regulations applicable in the EU and other jurisdictions, provide accurate information to the FDA, the EMA and other regulatory authorities, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. Sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct also could involve the improper use of information obtained in the course of clinical trials or interactions with the FDA or other regulatory authorities, which could result in criminal and civil penalties or sanctions and cause serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, financial condition, results of operations and prospects, including the imposition of significant fines, criminal penalties, or other sanctions.

In addition, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA. The FDA may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the trial. The FDA may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA and may ultimately lead to the denial of marketing approval of our current and future drug candidates.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the generation, handling, use, storage, treatment, manufacture, transportation and disposal of, and exposure to, hazardous materials and wastes, as well as laws and regulations relating to occupational health and safety. Our operations involve the use of hazardous and flammable materials, including chemicals and biologic materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. Also, we could incur significant costs associated with civil or criminal fines and penalties. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended.

Although we maintain workers’ compensation insurance for certain costs and expenses, we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for toxic tort claims that may be asserted against us in connection with our storage or disposal of biologic, hazardous or radioactive materials.

Also, we may incur substantial costs to comply with current or future environmental, health and safety laws and regulations, which have tended to become more stringent over time. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions or liabilities, which could materially adversely affect our business, financial condition, results of operations and prospects.

A pandemic, epidemic or outbreak of an infectious disease, including the continuing COVID-19 pandemic, may materially and adversely affect our business and our financial results and could cause a disruption to the development of our product candidates.

Public health crises such as pandemics or similar outbreaks could adversely impact our business. The COVID-19 pandemic continues to evolve, and to date has led to the implementation of various responses, including government-imposed quarantines, travel restrictions and other public health safety measures. The extent to which the COVID-19 pandemic continues to impact our operations or those of our third-party partners, including our clinical trial operations, depends on future developments, which are highly uncertain and cannot be predicted with confidence, including the adverse impacts of potential resurgences, Omicron variants or the emergence of new COVID-19 variants, the duration of the pandemic, new information that may emerge concerning COVID-19’s severity and actions to contain COVID-19 or treat its impact.

The continued spread of COVID-19 globally could adversely impact our preclinical or clinical trial operations, including our ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19. COVID-19 may also affect employees of third-party contract research organizations (“CROs”) located in geographies where we carry out our clinical trials.

In addition, the patient populations that our core product candidates target may be particularly susceptible to COVID-19 or other pandemics, epidemics or adverse public health developments, which may make it more difficult for us to identify patients able to enroll in our future clinical trials and may impact the ability of enrolled patients to complete any such trials. Any negative impact that COVID-19 has or such other adverse public health development may have on patient enrollment or the treatment or execution of our product candidates could cause costly delays to clinical trial activities, which could adversely affect our ability to obtain regulatory approval for and to commercialize our product candidates, could materially increase our operating expenses and could have a material adverse effect on our financial results.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets, including conditions that are outside of our control, such as the continuing uncertainty regarding the duration and scope of the COVID-19 pandemic, including as a result of potential resurgences, Omicron variants or the emergence of new COVID-19 variants, global supply chain disruptions, inflation in the United States and the foreign and domestic government sanctions imposed on Russia as a result of its invasion of Ukraine. There continues to be volatility and disruptions in the capital and credit markets, and a severe or prolonged economic downturn, including, but not limited to as a result of such events, could result in a variety of risks to our business, such as weakened demand for our product candidates and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could strain our suppliers, possibly resulting in supply disruption, or cause delays in payments for our services by third-party payors or our collaborators. Any of the foregoing could harm our business and we cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact our business.

Our internal computer systems, or those of our collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

We receive, process, store, and transmit, often electronically, confidential data of others, which increase cyber-security risks. Our internal computer systems and those of our current and any future collaborators and other contractors or consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures, and we are also subject to occurrences of theft, improper disclosure of confidential information and the deletion or modification of records. While we have not experienced any such material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other proprietary information or other similar disruptions. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur civil or criminal penalties, be exposed to liabilities, our reputation or competitive position could be harmed and the further development and commercialization of our product candidates could be delayed.

Our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Natural disasters could severely disrupt our operations or the operations of manufacturing facilities and have a material adverse effect on our business, financial condition, results of operations and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as manufacturing facilities, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans that we have in place currently are limited and may not prove adequate in the event of a serious disaster or similar event. Substantially all our current supply of LP-10 is located at our manufacturing facility in Pittsburgh, Pennsylvania. We are in the early stages of constructing an additional manufacturing facility and establishing a relationship with a third-party contract manufacturer as a back-up supplier for the commercial supply of our products, if necessary, but there is no assurance that we will establish such a relationship in a timely manner, on acceptable terms, or at all. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

Our business exposes us to significant potential product liability risks that are inherent in the development, manufacturing, marketing and sale of human device and drug products. Product liability claims could delay or prevent completion of its development programs, clinical or otherwise. If we succeed in marketing and selling products, such claims could result in a recall of any products or a limitation or other change in the indications for which they may be used. If we cannot successfully defend ourselves against claims that our product candidates or drugs caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

●	decreased demand for any product candidates or drugs that we may develop;
●	injury to our reputation and significant negative media attention;
●	withdrawal of clinical trial participants;
●	significant costs to defend the related litigation;
●	substantial monetary awards paid to trial participants or patients;
●	loss of revenue;
●	reduced resources of our management to pursue our business strategy; and
●	the inability to commercialize any products that we may develop.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain adequate U.S. and foreign patent protection for our product candidates, including LP-10, LP-310, and any future product candidates that we may develop, and/or our Platform, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technologies similar or identical to ours, and our ability to successfully commercialize such products and technologies may be adversely affected.

Our success depends, in large part, on our ability to obtain and maintain patent protection in the United States and other countries with respect to LP-10, additional product candidates in our product pipeline, current and future innovations related to our Platform, and our institutional knowledge. The patent prosecution process is expensive, time-consuming and complex; we may not be able to file, prosecute, maintain, and/or enforce all necessary or desirable patent applications and issued patents at a reasonable cost or in a timely manner. We currently have two issued patents in the United States (U.S. patent Nos. 10,639,278 (the “’278 Patent”) and 11,357,725 (the “’725 Patent”)) and one issued patent in Australia (No. 2014340137) (the “Australia Patent”) and an issued patent in Canada (No. 2,927,356) (the “Canadian Patent”), covering aspects of our Platform technology and its uses in delivering hydrophobic therapeutic, prophylactic or diagnostic agents to body cavities, as well as methods of making formulations for delivering such hydrophobic agents. We also have a corresponding patent application pending in the U.S. (U.S.S.N. 17/829,960) and a corresponding patent application pending in the European Patent Office. The Australian Patent and the Canadian Patent each expire on October 22, 2034. We also have a pending U.S. patent application on an improvement to the technology.

It is possible that none of our pending patent applications will result in issued patents in a timely fashion or at all, and even if we are granted the patents that we are currently pursuing in foreign jurisdictions, the patents may not be issued in a form that will provide us with the full scope of protection that we desire, they may not prevent competitors or other third parties from competing with us, and/or they may not otherwise provide us with a competitive advantage. Our competitors, or other third parties, may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner, or through the use of post-issuance legal or administrative proceedings challenging the validity or scope of our patents. For example, there is no assurance that the ’278 Patent or the ’725 Patent, or any other patent that we are granted, will prevent third parties from developing competing technologies. Moreover, our patent estate, including the ’278 Patent and the ’725 Patent, may not preclude third parties from having or obtaining intellectual property rights that could interfere with our freedom to use our Platform. Even assuming patents issue from our pending and future patent applications, changes in either the patent laws or interpretation of the patent laws in the United States and foreign jurisdictions may diminish the value of our patents or narrow their scope of protection.

We will not be able to protect our intellectual property rights in certain parts of the world.

Filing, prosecuting and defending patents on each and every one of our product candidates, current and future innovations related to our Platform, and our institutional knowledge in all countries throughout the world would be prohibitively expensive, and intellectual property rights in some countries outside the United States may differ in scope from those eventually granted in the United States. Thus, in some cases, we will not have the opportunity to obtain patent protection for certain technologies in some jurisdictions outside the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we will not be able to prevent third parties from utilizing our inventions in certain countries outside the United States, even in jurisdictions where we do pursue patent protection. Competitors may use our technologies in jurisdictions where we have not pursued and obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our product candidates, and our patents or other intellectual property rights will not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology products. Such challenges in enforcing rights in these countries could make it difficult for us to stop the infringement of our patents, if pursued and obtained, or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our current and future patent rights in foreign jurisdictions could result in substantial costs and may divert our efforts and attention from other aspects of our business; could put our patents at risk of being invalidated or interpreted narrowly; could put any future patent applications, including continuation and divisional applications, at risk of not issuing; and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce any intellectual property rights in certain parts of the world stemming from intellectual property that we develop will be inadequate to obtain a significant commercial advantage in these foreign jurisdictions.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

Our commercial success depends upon our ability (and the ability of any potential future collaborators) to develop, manufacture, market and sell our product candidates, and to freely use our proprietary technologies (e.g., without infringing the rights and intellectual property of others). Many companies and institutions have filed, and continue to file, patent applications related to various aspects of drug delivery therapy. In some instances, patent applications or patents may be abandoned or allowed to lapse, resulting in partial or complete loss of patent rights in a relevant jurisdiction. The biotechnology and pharmaceutical industries are characterized by extensive and complex litigation regarding patents and other intellectual property rights. We may in the future become party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to LP-10 or any other product candidate, or related technologies, including, for example, derivation proceedings, post grant review challenges, and inter partes review before the United States Patent and Trademark Office (“USPTO”). For example, a third party may bring an inter partes review challenging our patents and any future patent that may be granted to us. Our competitors or other third parties may assert infringement claims against us, alleging that our therapeutics, manufacturing methods, formulations or administration methods are covered by their patents. Moreover, we may face patent infringement claims from non-practicing entities that have no relevant product revenue, and against whom our patent portfolio may therefore have no deterrent effect.

Patent and other types of intellectual property litigation can involve complex factual and legal questions, and their outcomes are uncertain. If we are found, or believe there is a risk that we may be found, to infringe a third party’s valid and enforceable intellectual property rights, we could be required (or may choose) to obtain a license from such a third party to continue developing, manufacturing and marketing our technologies. However, we may not be able to obtain any required license on commercially reasonable terms, if at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us, and further, it could require us to make substantial licensing and royalty payments. We could be forced, including by court order, to cease developing, manufacturing and commercializing the infringing technologies, including LP-10. We also could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent or other intellectual property right. A finding of infringement could prevent us from manufacturing and commercializing our technologies, including LP-10, or force us to cease some or all our business operations. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business, financial condition, results of operations and prospects.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Litigation or other legal proceedings relating to intellectual property claims, with or without merit, is unpredictable and generally expensive and time consuming. Competitors may infringe our current or future patents, should such patents issue, or we may be required to defend against claims of infringement or other unauthorized use of intellectual property. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our scientific and management personnel from their normal responsibilities. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Common Stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities.

We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing, misappropriating, or successfully challenging our intellectual property rights. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. As patent reform legislation can inject serious uncertainty into the patent prosecution and litigation processes, it is not clear what impact future patent reform legislation will have on the operation of our business. However, such future legislation, and its implementation, could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Moreover, the patent positions of companies engaged in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. We cannot assure you that our efforts to seek patent protection for our technology and product candidates will not be negatively impacted by the future court decisions or changes in guidance or procedures issued by the USPTO. These decisions, and any guidance issued by the USPTO (or changes thereto), could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property rights in the future.

Intellectual property rights and regulatory exclusivity rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

●	others may be able to make products that are similar to, or competitive with, our product candidates but that are not covered by the claims of our current patents or of patents that we may own or license in the future;

●	we, or any future license partners or collaborators, might not have been the first to file patent applications covering certain aspects of the concerned technologies;
●	others may independently develop similar or alternative technologies, or duplicate any of our technologies, potentially without falling within the scope of our current or future issued claims, thus not infringing our intellectual property rights;
●	it is possible that our filed or future patent applications will not lead to issued patents;
●	issued patents to which we currently hold rights or to which we may hold rights in the future may be held invalid or unenforceable, including as a result of legal or administrative challenges by our competitors;
●	others may have access to any future intellectual property rights licensed to us on a non-exclusive basis;
●	our competitors might conduct research and development activities in countries where we do not have or pursue patent rights, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;
●	we may not develop additional proprietary technologies that are patentable;
●	the patents or other intellectual property rights of others may have an adverse effect on our business; and
●	we may choose not to file a patent application covering certain of our trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could significantly harm our business, financial condition, results of operations and prospects.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed. Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

In addition to patent protection, we also rely on the protection of trade secrets, know-how and confidential and proprietary information. However, trade secrets are difficult to protect.  To maintain the confidentiality of trade secrets and proprietary information, we rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers, and/or other advisors, and inventions agreements with employees, consultants, and advisors, to protect our trade secrets and other proprietary information.  These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. Our agreements with employees and consultants also provide that inventions conceived by the individual in the course of rendering services to us will be our exclusive property. Despite these efforts, we cannot provide any assurances that all such agreements have been duly executed, and these agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information.

In the event of unauthorized use or disclosure of trade secrets or proprietary information, these agreements, even if obtained, may not provide sufficient protection for our trade secrets or other confidential information. Further, to the extent that our employees, consultants or contractors use technology or know-how owned by others in their work for the Company, disputes may arise as to the rights in related inventions. This can be of particular concern with respect to university collaborators with us, who typically have preexisting obligations to their universities to assign intellectual property rights, which university rights generally are superior to assignment rights that we might receive from such individuals. The disclosure of our trade secrets would impair our competitive position and could harm our business.

Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Moreover, third parties may still obtain this information or may come upon this or similar information independently, and we would have no right to prevent them from using that technology or information to compete with us. Trade secrets will over time be disseminated within the industry through independent development, the publication of journal articles, and the movement of personnel skilled in the art from company to company or academic to industry scientific positions. Though our agreements with third parties typically restrict the ability of our advisors, employees, collaborators, licensors, suppliers, third-party contractors, and/or consultants to publish data potentially relating to our trade secrets, our agreements may contain certain limited publication rights. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent such competitor from using that technology or information to compete with us, which could harm our competitive position. Because from time to time we expect to rely on third parties in the development, manufacture, and distribution of our products and provision of our services, we must, at times, share trade secrets with them. Despite employing the contractual and other security precautions described above, the need to share trade secrets increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. If any of these events occurs or if we otherwise lose protection for our trade secrets, the value of this information may be greatly reduced and our competitive position would be harmed. If we do not apply for patent protection prior to such publication or if we cannot otherwise maintain the confidentiality of our proprietary technology and other confidential information, then our ability to obtain patent protection or to protect our trade secret information may be jeopardized.

Risks Related to this Offering and Ownership of our Common Stock

The market prices and trading volume of our shares of Common Stock may experience rapid and substantial price volatility, which could cause purchasers of our Common Stock to incur substantial losses.

Recently, the market prices and trading volume of shares of Common Stock of other small publicly traded companies with a limited number of shares available to purchasers, have experienced rapid and substantial price volatility unrelated to the financial performance of those companies.  Similarly, subsequent to this Offering, shares of our Common Stock may experience similar rapid and substantial price volatility unrelated to our financial performance, which could cause purchasers of our Common Stock in this Offering to incur substantial losses, which may be unpredictable and not bear any relationship to our business and financial performance. Extreme fluctuations in the market price of our Common Stock may occur in response to strong and atypical retail investor interest, including on social media and online forums, the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our Common Stock and our other securities, access to margin debt, trading in options and other derivatives on our shares of Common Stock and any related hedging and other trading factors:

If there is extreme market volatility and trading patterns in our Common Stock, it may create several risks for investors in this Offering, including the following:

●	the market price of our Common Stock may experience rapid and substantial increases or decreases unrelated to our operating performance or prospects, or macro or industry fundamentals;

●	if our future market capitalization reflects trading dynamics unrelated to our financial performance or prospects, purchasers of our Common Stock could incur substantial losses as prices decline once the level of market volatility has abated;

●	if the future market price of our Common Stock declines, purchasers of shares of Common Stock in this Offering may be unable to resell such shares at or above the price at which they acquired them. We cannot assure such purchasers that the market of our Common Stock will not fluctuate or decline significantly in the future, in which case investors in this Offering could incur substantial losses.

Further, we may incur rapid and substantial increases or decreases in our Common Stock price in the foreseeable future that may not coincide in timing with the disclosure of news or developments by or affecting us. Accordingly, the market price of our Common Stock may fluctuate dramatically, and may decline rapidly, regardless of any developments in our business. Overall, there are various factors, many of which are beyond our control, that could negatively affect the market price of our Common Stock or result in fluctuations in the price or trading volume of our Common Stock, including:

●	actual or anticipated variations in our annual or quarterly results of operations, including our earnings estimates and whether we meet market expectations with regard to our earnings;

●	our current inability to pay dividends or other distributions;

●	publication of research reports by analysts or others about us or the industry in which we operate, including the pharmaceutical or biotechnology industry which may be unfavorable, inaccurate, inconsistent or not disseminated on a regular basis;

●	changes in market valuations of similar companies;

●	market reaction to any additional equity, debt or other securities that we may issue in the future, and which may or may not dilute the holdings of our existing stockholders;

●	additions or departures of key personnel;

●	actions by institutional or significant stockholders;

●	short interest in our Common Stock or our other securities and the market response to such short interest;

●	the dramatic increase in the number of individual holders of our Common Stock and their participation in social media platforms targeted at speculative investing;

●	speculation in the press or investment community about our company or industries in which we operate;

●	strategic actions by us or our competitors, such as acquisitions or other investments;

●	legislative, administrative, regulatory or other actions affecting our business, our industry, including positions taken by the FDA;

●	investigations, proceedings, or litigation that involve or affect us;

●	the occurrence of any of the other risk factors included in this registration statement of which this prospectus forms a part; and

●	general market and economic conditions.

After this Offering, certain of our named executive officers will continue to own a significant percentage of our Common Stock and will maintain the ability to substantially influence all matters submitted to stockholders for approval.

After this Offering, Drs. Kaufman and Chancellor, our Chief Executive Officer and our Chief Medical Officer, respectively, will collectively own approximately 38% of our outstanding shares of Common Stock (approximately 37% if the underwriters exercise their over-allotment option in full). As of December 12, 2022, such officers collectively beneficially own approximately 50% of the outstanding shares of Common Stock. For as long as such officers retain a significant ownership of our shares of Common Stock, they may be able to substantially influence all matters submitted to our stockholders for approval, as well as our management and affairs. For example, such officers could substantially influence the election of directors and approval of any merger, consolidation or sale of all or substantially all our assets. This concentration of voting power could delay or prevent an acquisition of the Company on terms that other stockholders may desire or result in management of the Company that our stockholders disagree with.

If our initial listing application for our Common Stock is not approved by Nasdaq, we will not be able to consummate the Offering and will terminate this Offering.

Approval of our initial listing application for our Common Stock by Nasdaq will be subject to, among other things, our fulfillment of the following conditions: (i) the Offering of the IPO Shares is completed and closed; and (ii) we have raised a sufficient amount of equity necessary to qualify for the minimum equity requirements necessary to list our Common Stock on Nasdaq. Currently we are endeavoring to satisfy the standard for admission on Nasdaq requiring $5 million in stockholders’ equity and $15 million market value of publicly held shares of Common Stock. If we fail to meet the minimum requirements for initial listing on Nasdaq, we will not be able to consummate the Offering and will terminate this Offering. There is no assurance that our Common Stock will ever be listed on Nasdaq or that we will be able to comply with such applicable initial listing standards. Failure to have our Common Stock listed on Nasdaq would make it more difficult for our stockholders to dispose of our Common Stock and more difficult to obtain accurate price quotations on our Common Stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our Common Stock is not traded on a national securities exchange.

The Nasdaq Stock Market LLC may delist our Common Stock from trading on Nasdaq, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

In the event that our Nasdaq initial listing application for our Common Stock is approved, should we fail to satisfy the continued listing requirements for remaining listed on Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, The Nasdaq Stock Market LLC may take steps to delist our Common Stock. Such a delisting would likely have a negative effect on the price of our Common Stock and would impair your ability to sell or purchase our Common Stock when you wish to do so. In the event of a delisting, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our Common Stock to become listed again, stabilize the market price or improve the liquidity of our Common Stock, prevent our Common Stock from dropping below Nasdaq’s minimum bid price requirement or prevent future non-compliance with such listing requirements.

If we cannot maintain the listing of our Common Stock for trading on Nasdaq, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our Common Stock;

●	reduced liquidity for our Common Stock;
●	a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Common Stock;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional Common Stock or obtain additional financing in the future.

Even if the reverse stock split of our outstanding shares of Common Stock currently achieves the requisite increase in the market price of our Common Stock for listing of our Common Stock on Nasdaq, we cannot assure you that the market price of our Common Stock will remain high enough for such reverse split to have the intended effect of complying with Nasdaq’s minimum bid price requirement.

In connection with this Offering and the initial listing of our Common Stock on Nasdaq, we expect to effect a reverse stock split of our Common Stock at the ratio we believe necessary to allow us to obtain Nasdaq approval of our initial listing application to list our Common Stock on Nasdaq. Even if such reverse stock split achieves the requisite increase in the market price of our Common Stock for listing of our common stock on Nasdaq, there can be no assurance that the market price of our Common Stock following such reverse stock split will remain at the level required for continuing compliance with such requirements. It is not uncommon for the market price of a company’s Common Stock to decline in the period following a reverse stock split. If the market price of our Common Stock declines following the effectuation of such reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our Common Stock outstanding, such as negative financial or operational results, could adversely affect the market price of our Common Stock and thus jeopardize our ability to meet or maintain Nasdaq’s minimum bid price requirement.

If we are unable to satisfy these requirements or standards, we would not be able to meet Nasdaq’s initial listing application, which could cause us to terminate the Offering. We can provide no assurance that any such action taken by us would allow our Common Stock to be listed on Nasdaq, stabilize the market price or improve the liquidity of our common stock, prevent the price of our Common Stock from dropping below Nasdaq’s minimum bid price requirement, or prevent future non-compliance with Nasdaq’s listing requirements.

The anticipated reverse stock split to be effected by the Company in connection with this Offering may decrease the liquidity of the shares of our Common Stock.

The liquidity of the shares of our Common Stock may be affected adversely by a reverse stock split to be effected by the Company in connection with this Offering given the reduced number of shares of our Common Stock that will be outstanding following such reverse stock split, especially if the market price of our Common Stock does not increase as a result of such reverse stock split. In addition, such reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our Common Stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares of Common Stock and greater difficulty effecting such sales.

Following such anticipated reverse stock split, the resulting market price of our Common Stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our Common Stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our Common Stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our Common Stock may not necessarily improve.

As a result of when the post-reverse split price of our Common Stock will be made available upon the anticipated listing of our Common Stock on Nasdaq, potential investors in this Offering will not have an opportunity to check the actual post-reverse split market price of our Common Stock before confirming their purchases of shares of Common Stock in this Offering.

The post-split price of our Common Stock will only be available following the SEC declaring the registration statement of which this prospectus forms a part effective and upon the anticipated initial listing of the Common Stock on Nasdaq, which will occur prior to the closing of the Offering of the IPO Shares. Because such post-reverse split price will not be available until the SEC declares such registration statement effective and in connection with the pricing of this Offering of the IPO Shares and such initial listing, potential investors may not be able to check the actual post-reverse split market price of our Common Stock on Nasdaq before confirming purchases of shares of Common Stock in the Offering.

Provisions in our Certificate of Incorporation and our amended and restated by-laws and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

We plan to amend and restate our Certificate of Incorporation prior to the closing of this Offering of the IPO Shares and have amended and restated our Bylaws in connection therewith. Provisions in our Certificate of Incorporation and our Bylaws, as amended and restated after such time, may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of Common Stock. These provisions also could limit the price that investors might be willing to pay in the future for shares of our Common Stock, thereby depressing the market price of our Common Stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions:

●	allow the authorized number of our directors to be changed only by resolution of our board of directors;
●	establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors;
●	require that stockholder actions must be effected at a duly called stockholder meeting and prohibit actions by our stockholders by written consent;
●	limit who may call special stockholder meetings;
●	authorize our board of directors to issue capital stock without stockholder approval; and

●	require the approval of a majority of the directors to amend or repeal certain provisions of our Bylaws.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”), which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Our Certificate of Incorporation and our Bylaws will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Certificate of Incorporation and our Bylaws will provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our Certificate of Incorporation or Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Notwithstanding the foregoing, the exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive or concurrent jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act of the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and notwithstanding the provisions of our Certificate of Incorporation and our Bylaws, compliance with the federal securities laws and the rules and regulations thereunder may not be waived by our investors. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our Certificate of Incorporation and our Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect our business, financial condition, and results of operation.

A significant portion of our total outstanding shares of Common Stock are restricted from immediate resale but may be sold into the market in the near future, which could cause the market price of our Common Stock to drop significantly, even if our business is performing well.

As a result of this Offering, including the consummation of the Offering of the IPO Shares, and the initial listing of our Common Stock on Nasdaq, sales of a substantial number of shares of our Common Stock in the public market could occur at any time, subject to certain restrictions described below. All of the IPO Shares and all of the Stockholder Shares will be freely tradable without restrictions or further registration under the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act (“Rule 144”). These sales, or the perception in the market that holders of a large number of shares of our Common Stock intend to sell shares, could reduce the market price of our Common Stock. After this Offering, assuming no exercise of the underwriters’ over-allotment option and no exercise of any Underwriters’ Warrants, we will have outstanding 5,693,221 shares of Common Stock based on the number of our shares of Common Stock outstanding as of December 12, 2022 (which number takes into account the anticipated conversion of all outstanding shares of Series A Preferred Stock into an aggregate of 636,979 shares of Common Stock and the expected issuance of 22,950 shares of Common Stock in connection with the anticipated cancellation of the Chancellor Notes), all of which may be resold in the public market immediately without restriction, other than shares of Common Stock owned by our affiliates, which may be sold pursuant to Rule 144. However, the resale of certain of the Company’s outstanding shares, excluding all of the Stockholder Shares, as of such date will be restricted as a result of lock-up agreements executed in conjunction with this Offering of the IPO Shares, as described in the “Shares Eligible for Future Sale” and “Underwriting (Conflict of Interest)” sections of this prospectus. Also, we intend to register all shares of Common Stock that we may issue under our equity compensation plan on a registration statement on Form S-8. Upon such registration, such shares can be freely sold in the public market upon issuance, subject to the terms of applicable award agreements, volume limitations applicable to affiliates and the lock-up agreements described in the “Shares Eligible for Future Sale” section of this prospectus.

If you purchase our shares of Common Stock in this Offering at the initial public offering price, you will suffer immediate dilution of your investment.

The initial public offering price of the IPO Shares will be substantially higher than the net tangible book value per share of our Common Stock. Therefore, if you purchase shares of Common Stock in this Offering at such price, you will pay an initial public offering price per share of Common Stock that substantially exceeds our net tangible book value per share after such Offering. Based on the assumed initial public offering price of $6.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $5.00 per share, representing the difference between the assumed initial public offering price per share of our Common Stock and our as adjusted pro forma net tangible book value per share of $1.00 after giving effect to this Offering of the IPO Shares. See “Dilution.” In addition, to the extent any Underwriters’ Warrants, or any of our outstanding options or other warrants are exercised, you will incur further dilution.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our Common Stock, the price of our Common Stock could decline.

The trading market for our Common Stock may rely, in part, on the research and reports that industry or financial analysts publish about us or our business. If securities analysts do not commence coverage of us, the trading price of our Common Stock could decrease. Additionally, if one or more of the analysts covering our business downgrade their evaluations of our Common Stock, the price of our Common Stock could decline. If one or more of these analysts cease to cover our Common Stock, we could lose visibility in the market for our Common Stock, which in turn could cause our Common Stock price to decline.

The price of our Common Stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our Common Stock in this Offering.

The initial public offering price for the shares of our Common Stock sold in this Offering will be determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our Common Stock following this Offering. In addition, the market price of our Common Stock is likely to be highly volatile due to many factors, including:

●	our ability to successfully proceed to and conduct clinical trials;
●	results of clinical trials of our product candidates or those of our competitors;
●	the success of competitive products or technologies;
●	commencement or termination of collaborations;

●	regulatory or legal developments in the United States and other countries;
●	developments or disputes concerning patent applications, issued patents or other proprietary rights;
●	the recruitment or departure of key personnel;
●	the level of expenses related to any of our product candidates or clinical development programs;
●	the results of our efforts to discover, develop, acquire or in-license additional product candidates;
●	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;
●	our inability to obtain or delays in obtaining adequate product supply for any approved product or inability at acceptable prices;
●	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;
●	significant lawsuits, including patent or stockholder litigation;
●	variations in our financial results or those of companies that are perceived to be similar to us;
●	changes in the structure of healthcare payment systems;
●	market conditions in the pharmaceutical and biotechnology sectors;
●	general economic, industry and market conditions; and
●	the other factors described in this “Risk Factors” section.

 An active trading market for our Common Stock may not develop and you may not be able to resell your shares at or above the initial public offering price.

Prior to this Offering, there has been no public market for shares of our Common Stock. Although we have applied to list our Common Stock on Nasdaq, an active trading market for our Common Stock may never develop or be sustained following this Offering. The initial public offering price of our Common Stock will be determined through negotiations between us and the underwriters. This initial public offering price may not be indicative of the market price of our Common Stock after this Offering. In the absence of an active trading market for our Common Stock, investors may not be able to sell their Common Stock at or above the initial public offering price or at the time that they would like to sell. An inactive market may also impair our ability to raise capital by selling shares of our Common Stock and may impair our ability to acquire other companies, products or technologies by using shares of our Common Stock as consideration.

There may be substantial sales of our Common Stock by the Selling Stockholders after the effective date of this registration statement of which this prospectus forms a part, which could have a material adverse effect on the price of our Common Stock after this Offering.

The registration statement of which this prospectus forms a part also registers on behalf of the Selling Stockholders an aggregate of 1,759,957 shares of Common Stock issued to the Selling Stockholders in connection with the Private Placement, including 400,000 shares held by Spartan, the lead underwriter for this Offering of the IPO Shares, and an additional 400,000 shares held by two of Spartan’s registered representatives. In connection with this Offering and the Company’s registration of the Stockholder Shares, each of the Selling Stockholders have agreed that, and have provided a representation to the Company to the effect that, they will immediately consider selling some portion (or even all) of their respective Stockholder Shares if requested by the underwriters in order to create an orderly, liquid market for the Common Stock after the Offering of the IPO Shares. The Selling Stockholders, however, will not be required to sell any or all of their respective Stockholder Shares even if requested to do so by the underwriters, or, conversely, the Selling Stockholders may choose to sell their respective Stockholder Shares at their own initiative.

Other than as described above, there are currently no agreements or understandings in place with the Selling Stockholders to restrict the sale of the Stockholder Shares after the effective date of the registration statement of which this prospectus forms a part. Sales of a substantial number of shares of our Common Stock by the Selling Stockholders at such time, independent of any request by the underwriters, could cause the market price of our Common Stock to drop (possibly below the initial public offering price of the IPO Shares in this Offering) and could impair our ability to raise capital in the future by selling additional Company securities.

We have broad discretion in the use of our cash, including the net proceeds from the IPO Shares sold in this Offering, and may not use them effectively.

Our management will have broad discretion in the application of our cash, including the net proceeds from this Offering of the IPO Shares, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Common Stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our Common Stock to decline and delay the development of LP-10, LP-310 and any other product candidates that we may develop. Pending their use, we may invest our cash, including the net proceeds from this Offering of the IPO Shares, in a manner that does not produce income or that loses value. We will not receive any of the proceeds from the sale of the Stockholder Shares by the Selling Stockholders pursuant to this prospectus. See “Use of Proceeds.”

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies, including LP-10.

We may seek additional capital through a combination of public and private equity offerings, debt financings, collaborations and licensing arrangements. To the extent that we raise additional capital through the sale of equity or debt securities, your ownership interest will be diluted and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. The incurrence of indebtedness would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or any of our product candidates, or grant licenses on terms unfavorable to us.

We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our securities less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company: (i) we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (ii) we will be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements; (iii) we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and (iv) we will not be required to hold nonbinding advisory votes on executive compensation or stockholder approval of any golden parachute payments not previously approved. We have taken advantage of reduced reporting burdens in this prospectus. In particular, we have not included all of the executive compensation information that would be required if we were not an emerging growth company.

In addition, under the JOBS Act, emerging growth companies can take advantage of an extended transition period and delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act. Investors may find our securities less attractive if we rely on the exemptions and relief granted by the JOBS Act. If some investors find our securities less attractive as a result, there may be a less active trading market for our Common Stock and the per share price of our Common Stock price may decline or become more volatile.

We will incur increased costs as a result of operating as a smaller reporting public company, and our management will be required to devote substantial time to new compliance initiatives.

As a smaller reporting public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

Pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”), we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain for the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements include information concerning our strategy, future operations, future financial position, future revenue, projected expenses, prospects and plans and objectives of management. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict, “project,” “seek,” “should,” “target,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements contained in this prospectus include, but are not limited to, statements about the following:

●	the initiation, timing, progress preclinical and clinical trials for other product candidates, including statements regarding the timing of initiation and completion of studies or trials and related preparatory work, the period during which the results of the trials will become available and our research and development programs;
●	the timing, scope or results of regulatory filings and approvals for our product candidates, including timing of final FDA marketing and other regulatory approval of LP-10;
●	our ability to achieve certain accelerated or “orphan drug” designations from the FDA;
●	our estimates regarding the potential market opportunity for LP-10 or any of our other product candidates;
●	our research and development programs for our product candidates;
●	our plans and ability to successfully develop and commercialize LP-10 or any of our other product candidates;
●	our ability to identify and develop new product candidates;
●	our ability to identify, recruit and retain key personnel;
●	our commercialization, marketing and manufacturing capabilities and strategy;
●	the implementation of our business model, strategic plans for our business, product candidates and technology;
●	the scalability and commercial viability of our proprietary manufacturing methods and processes;
●	the rate and degree of market acceptance and clinical utility of our product candidates and gene therapy, in general;
●	our competitive position;
●	our intellectual property position and our ability to protect and enforce our intellectual property;
●	our financial performance;
●	developments and projections relating to our competitors and our industry;
●	our ability to establish and maintain collaborations or obtain additional funding;

●	our expectations related to the use of proceeds from this Offering of the IPO Shares;

●	our estimates regarding expenses, future revenue, capital requirements and needs for or ability to obtain additional financing;
●	the impact of laws and regulations;
●	our expectations regarding the time during which an emerging growth company under the JOBS Act; and

●	the impact that general economic conditions and the uncertainty of the U.S. and global economy, particularly the continuing COVID-19 pandemic, inflation in the U.S., globally supply chain disruptions and the sanctions imposed on Russia as a result of its invasion of Ukraine has had and will have on our industry, market, business and product candidates.

Forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

INDUSTRY AND MARKET DATA

We obtained the industry, statistical and market data in this prospectus from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. In presenting this information, we have made assumptions based on such data and other similar sources, and on our knowledge of, and our experience to date in, the potential markets for our product candidates. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, all of the information in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity, size and growth, may not take into account all of the effects that COVID-19 has had on such industry and market. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale in this Offering of 1,166,667 IPO Shares will be approximately $6.3 million (or $7.2 million if the underwriters exercise in full their option to purchase additional shares of Common Stock), assuming no exercise of any Underwriters’ Warrants and an assumed initial public offering price of $6.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and estimated offering expenses payable by us.

Each $0.25 increase (decrease) in the assumed initial public offering price of $6.00 per share and, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this Offering of the IPO Shares by approximately $0.3 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and assuming no exercise of any Underwriters’ Warrants, and after deducting the underwriting discounts and estimated offering expenses payable by us. Similarly, each 1.0 million increase (decrease) in the number of shares offered by us, as set forth on the cover of this prospectus, would increase (decrease) the net proceeds to us by $5.4 million, assuming the assumed initial public offering price per share remains the same and assuming no exercise of any Underwriters’ Warrants, and after deducting the underwriting discounts and estimated offering expenses payable by us.

As of September 30, 2022, we had cash and short-term investments of approximately $0.9  million. We intend to use the net proceeds from this Offering of the IPO Shares, together with our existing cash, as follows:

●	approximately $5 million for the advancement of the LP-10 clinical program, including the evaluation of the results from the completion of the LP-10 phase 2a clinical trial as well as initiation of the follow-on clinical study to be determined upon evaluation of the phase 2a clinical trial results;

●	approximately $1.5 million for the development of pipeline drug product candidates, including the completion of the LP-310 non-clinical toxicology program required for IND approval as well as the initiation of pilot manufacturing of the drug product;

●	approximately $0.5 million for formulation and discovery research and development; and

●	any remaining balance for general corporate purposes, including general and administrative expenses and working capital.

We believe that our current cash, along with the net proceeds from this Offering of the IPO Shares, will be sufficient for us to fund our operating expenses and capital expenditure requirements into 2024; however, the expected net proceeds of this Offering of the IPO Shares will not be sufficient for us to fund any of our product candidates, including LP-10, through regulatory approval, and we will need to raise substantial additional capital to complete the development and commercialization of our product candidates, as well as to establish commercial manufacturing capacity.

The amounts and timing of our actual expenditures will depend on numerous factors, including the progress of our preclinical and clinical trials and other development and commercialization efforts for LP-10 and our other product candidates, as well as the amount of cash used in our operations. Although we have no present intention or commitment to do so, we may use a portion of the net proceeds for the acquisition of, or investment in, technologies, intellectual property or businesses that complement our business.

Our expected use of net proceeds from this Offering of the IPO Shares represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with complete certainty all of the particular uses for the net proceeds to be received upon the completion of the Offering of the IPO Shares or the actual amounts that we will spend on the uses set forth above. We may find it necessary or advisable to use the net proceeds for other purposes, and our management will retain broad discretion over the allocation of the net proceeds of this Offering of the IPO Shares. Pending the uses described above, we may invest the net proceeds from this Offering of the IPO Shares in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

We will not receive any proceeds from the sale of the Stockholder Shares by the Selling Stockholders that occur pursuant to the registration statement of which this prospectus forms a part.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our Common Stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of September 30, 2022:

●	on an actual basis reflecting the anticipated 1-for-2.5 reverse stock split of our outstanding shares of Common Stock;

●	on a pro forma basis to give effect to (i) the anticipated conversion of all remaining 771,329 outstanding shares of our Series A Preferred Stock into an aggregate of 308,532 shares of our Common Stock on a post-split basis, as if such conversions occurred on September 30, 2022, (ii) a $250,000 cash contribution to the Company from the Company’s Chief Executive Officer in October 2022 to support its continued operations and (ii) 22,950 shares of Common Stock expected to be issued to Dr. Chancellor by the Company in connection with the anticipated cancellation of the Chancellor Notes, including accrued unpaid interest, on a post-split basis and based on the assumed initial public offering price; and

●

on a pro forma as adjusted basis to give further effect to our issuance and sale of 1,166,667 IPO Shares in this Offering at an assumed initial public offering price of $6.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and estimated offering expenses payable by us, and excluding any additional shares of Common Stock that may be issuable upon the exercise of the underwriters’ option to purchase additional shares of Common Stock or the exercise of any Underwriters’ Warrants.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other final terms of this Offering of the IPO Shares. You should read this information together with our financial statements and the related notes thereto and the information set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

		As of September 30, 2022
(in thousands, except share and per share amounts, on a post-split basis)	Actual		Pro Forma	Pro Forma As Adjusted(1)
Cash		$115	365	6,565
Related party debt		75	250	250
Series A Preferred Stock, $0.0001 par value per share; 5,000,000 shares authorized, 771,329 shares issued and outstanding at September 30, 2022, no shares authorized, issued and outstanding pro forma and pro forma as adjusted	$	*	0	0
Stockholders’ equity:
Common Stock, $0.0001 par value per share; 20,000,000 shares authorized, 4,195,072 shares issued and outstanding at September 30, 2022, 4,526,554 shares issued and outstanding pro forma, and 200,000,000 shares authorized, 5,682,771 shares issued and outstanding pro forma as adjusted		*	1	1
Additional paid-in capital		5,277	5,415	11,020
Accumulated deficit		(5,341)	(5,341)	(5,341)
Total stockholders’ (deficit) equity		(64)	75	5,680
Total capitalization		$11	325	5,930

* Less than 1

(1)	A $0.25 increase (decrease) in the assumed initial public offering price of $6.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) each of cash, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $0.3 million, assuming that the number of IPO Shares, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million in the number of IPO Shares would increase (decrease) cash, additional paid-in capital, total stockholders’ (deficit) equity and total capitalization by approximately $5.4 million, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and estimated offering expenses payable by us.

The total number of shares of our Common Stock reflected in the discussion and tables above is based on 4,526,554 shares of our Common Stock outstanding as of September 30, 2022, which reflects the conversion of 821,118 shares of our Series A Preferred Stock in July 2022 into an aggregate of 328,447 shares of Common Stock (on a post-split basis) and assumes (i) the anticipated conversion of the remaining 771,329 shares of Series A Preferred Stock into 308,532 shares of Common Stock (on a post-split basis), (ii) the expected issuance of 22,950 shares of Common Stock to Dr. Chancellor in connection with the cancellation of the Chancellor Notes and (iii) no exercise of the underwriters’ over-allotment option or of any Underwriters’ Warrants, which number of outstanding shares excludes as of such date:

(1)	1,078,000 shares of Common Stock issuable upon exercise of outstanding options issued under the 2008 Plan at an exercise price of $1.25 per share and 976,000 shares of Common Stock issuable upon exercise of outstanding options issued under the 2020 Plan at exercise prices ranging from of $3.75 to $5.00 per share, having a weighted average exercise price of $4.70 per share; and
(2)	up to 143,994 shares of Common Stock issuable upon the exercise of warrants having an exercise price of $5.00 per share.

DILUTION

If you invest in our shares of Common Stock, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of our Common Stock immediately after this Offering of the IPO Shares. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of the IPO Shares in this Offering and the pro forma as adjusted net tangible book value per share of Common Stock immediately after the completion of the Offering of the IPO Shares.

As of September 30, 2022, our net tangible book value was approximately $(62,820), or $(0.02) per share of Common Stock. Net tangible book value per share represents the amount of our tangible assets less our liabilities, divided by the total number of shares of our Common Stock outstanding as of September 30, 2022 on a split-adjusted basis.

Our pro forma net tangible book value as of September 30, 2022 was $74,882, or $0.02 per share, based on the total number of shares of Common Stock outstanding as of September 30, 2022, after giving effect to (i) the anticipated conversion of all remaining 771,329 outstanding shares of our Series A Preferred Stock into an aggregate of 308,532 shares of our Common Stock (on a post-split basis) and (ii) the anticipated issuance of 22,950 shares of Common Stock to Dr. Chancellor in connection with the cancellation of the Chancellor Notes, which conversions, cancellations and issuance we expect will occur prior to the closing of this Offering of the IPO Shares.

After giving effect to the sale of the IPO Shares in this Offering at an assumed initial public offering price of $6.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, assuming no exercise of the underwriters’ over-allotment option or Underwriters’ Warrants, and after deducting the underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2022 would have been $5,681,000, or $1.00 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.98 per share to our existing stockholders and an immediate dilution of $5.00 per share to new investors purchasing IPO Shares in this Offering.

The following table illustrates this dilution on a pro forma as adjusted per share basis as of September 30, 2022:

Assumed initial public offering price per share	$6.00
Historical net tangible book value per share	$(0.02)
Increase per share attributable to the pro forma adjustments described above	$0.04
Pro forma net tangible book value per share	$0.02
Increase attributable to this Offering of the IPO Shares	$0.98
Pro forma as adjusted net tangible book value per share immediately after this Offering of the IPO Shares(1)	$1.00
Dilution in pro forma net tangible book value per share to new investors purchasing IPO Shares in this Offering(1)	$5.00

(1)	Each $0.25 increase (decrease) in the assumed initial public offering price of $6.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase our pro forma as adjusted net tangible book value per share after this Offering of the IPO Shares by $1.14 per share and the dilution per share to new investors purchasing IPO Shares in this Offering by $0.14 per share, assuming that the number of IPO Shares offered by us, as set forth on the cover page of this prospectus, remains the same and assuming no exercise of the underwriters’ over-allotment option or of any Underwriters’ Warrants, and after deducting underwriting discounts and estimated offering expenses payable by us. Similarly, each 1.0 million increase (decrease) in the number of IPO Shares offered by us would increase (decrease) the pro forma as adjusted net tangible book value per share after this Offering of the IPO Shares by $0.66 per share and the dilution per share to new investors purchasing IPO Shares in this Offering would be $0.66 per share, assuming that the assumed initial public offering price remains the same and assuming no exercise of the underwriters’ over-allotment option or of any Underwriters’ Warrants, and after deducting underwriting discounts and estimated offering expenses payable by us.

If the underwriters exercise in full their option to purchase up to 175,000 additional shares of Common Stock to cover over-allotments, if any, the pro forma as adjusted net tangible book value per share after giving effect to this Offering of the IPO Shares would be $1.13 per share, representing an immediate increase (decrease) to existing stockholders of $0.13 per share and immediate dilution to new investors purchasing IPO Shares in this Offering of $0.13 per share, assuming that the assumed initial public offering price remains the same and assuming no exercise of any Underwriters’ Warrants, and after deducting underwriting discounts and estimated offering expenses payable by us.

The following table summarizes, on a pro forma as adjusted basis as of September 30, 2022, the differences between the number of IPO Shares purchased from us, the total cash consideration and the average price per share paid to us by existing stockholders and by new investors purchasing IPO Shares in this Offering at an assumed initial public offering price of $6.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Average Price Per Share
Existing stockholders	4,526,554	79.51%	$4,584,528	40%	$1.02
New public investors	1,166,667	20.49%	7,000,000	60	$6.00
Total	5,693,221	100%	11,584,528	$100%	$2.04

If the underwriters exercise their option to purchase 175,000 additional shares of Common Stock in full, the number of shares of Common Stock held by existing stockholders will be reduced to 77% of the total number of shares of Common Stock to be outstanding after the sale of the IPO Shares in this Offering, and the number of shares of Common Stock held by investors purchasing IPO Shares in this Offering will be further increased to 23% of the total number of shares of Common Stock to be outstanding after the sale of the IPO Shares in this Offering, based on all of the assumptions described above in this section.

To the extent any outstanding options to purchase Common Stock are exercised or to the extent that we issue new securities which result in the issuance of additional shares of Common Stock, new investors would experience further dilution.

The total number of shares of our Common Stock reflected in the discussion and tables above is based on 4,503,604 shares of our Common Stock outstanding as of September 30, 2022, including the conversion of 821,118 shares of our Series A Preferred Stock in July 2022 into 328,447 shares of Common Stock (on a post-split basis), assuming the anticipated conversion of all remaining 771,329 outstanding shares of our Series A Preferred Stock into an aggregate of 308,532 shares of our Common Stock (on a post-split basis), plus the anticipated issuance of 22,950 shares of Common Stock to Dr. Chancellor in connect with the cancellation of the Chancellor Notes, which conversations, cancellations and issuance we expect will occur prior to the closing of this Offering of the IPO Shares, which number does not take into account the exercise of the underwriters’ over-allotment option or of the Underwriters’ Warrants, and excludes as of such date:

(1)	1,078,000 shares of Common Stock issuable upon exercise of outstanding options issued under the 2008 Plan at an exercise price of $1.25 per share and 976,000 shares of Common Stock issuable upon exercise of outstanding options issued under the 2020 Plan at exercise prices ranging from of $3.75 to $5.00 per share, having a weighted average exercise price of $4.70 per share; and
(2)	up to 143,994 shares of Common Stock issuable upon the exercise of warrants having an exercise price of $5.00 per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a clinical-stage biotechnology company focused on developing new drugs by reformulating the active agents in existing generic drugs and optimizing these reformulations for new applications. We believe that this strategy combines many of the cost efficiencies and risk abatements derived from using existing generic drugs with potential patent protections for our proprietary formulations; this strategy allows us to expedite, protect, and monetize our product candidates. Additionally, we maintain a therapeutic focus on diseases with significant, unaddressed morbidity and mortality where no approved drug therapy currently exists. We believe that this focus can potentially help reduce the cost, time and risk associated with obtaining marketing approval.

Consistent with our strategy, the initial indication that we are currently addressing (via development of our product candidate, which we have designated as LP-10) is HC, which is chronic, uncontrolled urinary blood loss that results from certain chemotherapies (such as alkylating agents) or pelvic radiation therapy (also called “radiation cystitis”). Many radiation cystitis patients experience severe morbidity (and in some cases, mortality), and currently, there is no therapy for their condition approved by the FDA, or, to our knowledge, any other regulatory body. LP-10 is the development name of our reformulation of tacrolimus (an approved generic active agent) specifically optimized for topical deposition to the internal surface of the urinary bladder lumen using a proprietary drug delivery platform that we have developed and that we refer to as our Platform. We are developing LP-10 and our Platform to be, to our knowledge, the first drug candidate and drug delivery technology that could be successful in treating cancer survivors who acquire HC. We expect to report summary results from LP-10’s phase 2a clinical trial in the fourth quarter of 2022.

In a second program, we are developing a product candidate, which we have designated LP-310 and which employs a formulation similar to LP-10, for the treatment of OLP. OLP is a chronic, T-cell-mediated, autoimmune oral mucosal disease, and LP-310 contains tacrolimus which inhibits T-lymphocyte activation. Symptoms of OLP include painful burning sensations, bleeding and irritation with tooth brushing, painful, thickened patches on the tongue, and discomfort when speaking, chewing or swallowing. These symptoms frequently cause weight loss, nutritional deficiency, anxiety, depression, and scarring from erosive lesions. OLP can also be a precursor to cancer, predominately squamous cell carcinoma, with a malignant transformation rate of approximately one percent. LP-310 is the development name of our oral, liposomal formulation of tacrolimus (the same approved generic active agent in LP-10) specifically optimized for local delivery to oral mucosa. We believe that our approach of using metastable liposomal tacrolimus as a treatment for OLP is novel. To date, upon review of relevant FDA public data resources on approved drugs and biologics, we are not aware of any other liposomal products developed to treat such disease. We have completed a pre-IND meeting with the FDA and intend to submit the full IND to the FDA for LP-310 in the first half of 2023.

Our Platform includes proprietary drug delivery technologies optimized for use with epithelial tissues that coat lumenal surfaces, such as the colon, the various tissues lining the mouth and esophagus and the tissues lining the bladder and urethra. The Company has two issued patents in the U.S. that should exclude competitors from making, selling or using our LP-10 and LP-310 formulations in the U.S. until July 11, 2035. We also have issued patents in Australia and Canada that do not expire until October 22, 2034. Corresponding patent applications are pending in the U.S. and European Patent Offices. We also have a pending U.S. patent application on an improvement to the technology.

Recent Developments

Reverse Stock Split and Amendments to Certain Organizational Documentation

On November 10, 2022, our Board adopted, and recommended to our stockholder to adopt, (i) the Board’s intention to effect a reverse stock split of our outstanding shares of Common Stock at a specific ratio within a range between one-for-two and one-for-four, and also obtain authorization to determine, in the Board’s sole discretion, the specific ratio and timing of such reverse stock split, (ii) the amendment and restatement of each of our Certificate of Incorporation, Bylaws and 2020 Plan and (iii) the termination of the Stockholders Agreement immediately following the pricing of the Offering of the IPO Shares. Such amendments and termination are intended to update all such documentation to reflect the Company’s anticipated status as a public company whose shares of Common Stock are listed on Nasdaq, as well as to increase the number of authorized shares of Common Stock, to update the terms of our Series A Preferred Stock so that such shares convert into shares of Common Stock upon the pricing of the Offering of the IPO Shares, and to increase the number of shares of Common Stock available for issuance pursuant to the 2020 Plan. We intend for the Board to effect such reverse stock split and amendments in connection with this Offering and our intended initial listing of our Common Stock on Nasdaq, however we cannot guarantee that we will receive approval of our initial listing application for our Common Stock on Nasdaq upon such reverse stock split.

Kaufman Note and Johnston Employment Agreement

On November 10, 2022, our Board also approved (i) an employment agreement with Douglas Johnston, pursuant to which Mr. Johnston was appointed the Company’s Chief Financial Officer and (ii) the issuance of a promissory note in the aggregate principal amount of $250,000 to Dr. Kaufman in consideration for $250,000 in cash contributions to the Company in October and November 2022 to support its continued operations. For additional information regarding such promissory note and employment agreement, see the sections entitled “Certain Relationships and Related Party and Other Transactions” and “Executive Compensation – Executive Employment Arrangements”, respectively.

Results of Operations

Comparison of the Nine Months Ended September 30, 2022 and 2021

The following table summarizes our results of operations for the nine months ended September 30, 2022 and 2021 (in thousands):

	Nine Months Ended
	September 30,		Increase
	2022	2021	(Decrease)
			(in thousands)
Revenue	$33	233	(200)
Operating expenses:
Research and development (“R&D”)	2,070	1,083	987
General and administrative	194	626	(432)
Total operating expenses	2,264	1,709	555
Loss from operations	(2,231)	(1,476)	(755)
Other income (expense)	(3)	(5)	2
Net loss	$(2,234)	(1,481)	(753)

Grants and Other Revenue

We have not yet commercialized any products and we do not expect to generate revenue from sales of any product candidates for several years. For the nine months ended September 30, 2022 and 2021, we derived revenue from two series of grants awarded by the NIH on May 4, 2017 and September 19, 2018 totaling approximately $2.24 million (the “NIH Grants”). We recognize revenue from grants when the related costs are incurred and the right to payment is realized. For the nine months ended September 30, 2022, we had received $33,149 in connection with the NIH Grants, recognized as revenue, compared to a total of $233,466 in connection with the NIH Grants, recognized as revenue, as of September 30, 2021. We expect to receive less than $100,000 from the NIH Grants in 2022. The reduction in annual grant revenue from 2021 to 2022 is related to a shift in our funding strategy from grant revenue to equity financing to support the increased capital needs of our growing R&D efforts.

Operating Expenses

Our operating expenses consist of (i) R&D expenses and (ii) general and administrative expenses.

Research and Development Expenses

R&D costs primarily consist of direct costs associated with consultants and materials, biologic storage, third party CRO costs and contract development and manufacturing expenses, salaries and other personnel-related expenses. R&D costs are expensed as incurred. More specifically, these costs include:

●	costs of funding research performed by third parties that conduct research and development and nonclinical and clinical activities on our behalf;
●	costs of manufacturing drug supply and drug product;
●	costs of conducting nonclinical studies and clinical trials of our product candidates;
●	consulting and professional fees related to research and development activities, including equity-based compensation to non-employees;
●	costs related to compliance with clinical regulatory requirements; and
●	employee-related expenses, including salaries, benefits and stock-based compensation expense for our research and development personnel.

Costs for certain activities are recognized based on an evaluation of the progress to completion of specific tasks using data, such as information provided to us by our vendors, and analyzing the progress of our nonclinical and clinical studies or other services performed. Significant judgment and estimates are made in determining the accrued expense balances at the end of any reporting period. Advance payments that we make for goods or services to be received in the future for use in R&D activities are recorded as prepaid expenses. Such amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered or the services rendered.

We expect that our R&D expenses will increase substantially in connection with our clinical development activities for our LP-10 program. At this time, we cannot accurately estimate or know the nature, timing and costs of the efforts that will be necessary to complete the clinical development of, or obtain regulatory approval for, any of our current or future product candidates. This is due to the numerous risks and uncertainties associated with product development and commercialization, including the specific factors set forth in the section titled “Risk Factors.” If any events described in the applicable risk factors included in the section titled “Risk Factors” occur, then the costs and timing associated with the development of any of our product candidates could significantly change. We may never succeed in obtaining regulatory approval for, of commercialization of, LP-10 or any of our other product candidates.

The following table summarizes our R&D expenses for the nine months ended September 30, 2022 and 2021 (in thousands):

	Nine Months Ended		Increase
	September 30,		(Decrease)
	2022	2021	(in thousands)

Direct R&D expenses for the LP-10 product candidate program:
Employee-related costs	$386	$127	$259
Employee stock option expense	562	108	454
Outsourced R&D	536	210	326
Facility-related costs	178	49	129
Platform development, early-stage research and unallocated expenses:
Employee-related costs	95	251	(156)
Employee stock option expense	138	129	9
Outsourced R&D	129	130	(1)
Facility-related costs	46	79	(33)
Total research and development expenses	$2,070	$1,083	$987

R&D expenses increased by approximately $987,000 from $1.083 million for the nine months ended September 30, 2021 to $2.07 million for nine months ended September 30, 2022. The increase in R&D expenses was primarily attributable to cost of labor (internal personnel and outside services), especially related to our clinical trials and employee stock option expense.

General and Administrative Expenses

General and administrative expenses consist primarily of management and business consultants and other related costs, including stock-based compensation. General and administrative expenses also include board of directors’ expenses and professional fees for legal, patent, consulting, accounting, auditing, tax services and insurance costs.

General and administrative expenses were $194,000 for the nine months ended September 30, 2022, compared to $627,000 for the nine months ended September 30, 2021. General and administrative expenses decreased by approximately $433,000, primarily due to a decrease in stock option expense of $444,000, offset by increased personnel and outside services costs.  General and administrative expenses were primarily attributable to personnel, insurance, accounting, legal and allocated facility costs.

We expect that our general and administrative expenses will increase as our organization and personnel needs grow to support continued R&D activities and the potential commercialization of our product candidates, including, but not limited to LP-10. We believe that these increases will likely include increased costs related to the hiring of additional personnel and fees to consultants, attorneys and accountants, among other expenses. Additionally, we expect to incur increased expenses associated with being a public company, including costs of additional personnel, accounting, audit, legal, regulatory and tax-related services associated with maintaining compliance with exchange listing and SEC requirements, director and officer insurance costs, and investor and public relations costs.

Interest Income (Expense)

Net interest expense for the nine months ended September 30, 2022 was $3,317, as compared to $5,118 for the nine months ended September 30, 2021. In 2022, it primarily included (i) cash interest income, (ii) unrealized loss on investments and (iii) non-cash interest expense in connection with the Chancellor Notes. The Chancellor Notes have an aggregate face value of $75,000. See Note 7 of the notes to our financial statements for details of the Chancellor Notes and accrued interest.

Comparison of the Fiscal Years Ended December 31, 2021 and 2020

The following table summarizes our results of operations for the fiscal years ended December 31, 2021 and 2020 (in thousands):

	Years ended
	December 31,		Increase
	2021	2020	(Decrease)
			(in thousands)
Revenue	$259	962	(703)
Operating expenses:
Research and development (“R&D”)	1,457	976	481
General and administrative	718	43	675
Total operating expenses	2,175	1,019	1,156
Loss from operations	(1,916)	(57)	1,859
Interest income (expense)	50	(5)	(55)
Net loss	$(1,865)	(62)	1,803

Grants and Other Revenue

We have not yet commercialized any products and we do not expect to generate revenue from sales of any product candidates for several years. For the years ended December 31, 2020 and 2021, we derived revenue from the NIH Grants. We recognize revenue from grants when the related costs are incurred and the right to payment is realized. For the year ended December 31, 2021, we had received $259,347 in connection with the NIH Grants, recognized as revenue, compared to a total of $961,683 in connection with the NIH Grants, recognized as revenue, as of December 31, 2020. We expect to receive less than $100,000 from the NIH Grants in 2022. The reduction in annual grant revenue from 2020 to 2021 is related to a shift in our funding strategy from grant revenue to equity financing to support the increased capital needs of our growing R&D efforts.

Operating Expenses

Our operating expenses consist of (i) R&D expenses and (ii) general and administrative expenses.

Research and Development Expenses

The following table summarizes our R&D expenses for the years ended December 31, 2021 and 2020 (in thousands):

	Years Ended		Increase
	December 31,		(Decrease)
	2021	2020	(in thousands)

Direct R&D expenses for the LP-10 product candidate program:
Employee-related costs	$248	$51	$197
Outsourced R&D	338	212	126
Employee stock option expense	131	—	131
Facility-related costs	88	28	60
Platform development, early-stage research and unallocated expenses:
Employee-related costs	289	351	(62)
Employee stock option expense	106	—	106
Outsourced R&D	157	150	7
Facility-related costs	100	184	(84)
Total research and development expenses	$1,457	$976	$481

R&D expenses increased by approximately $481,000 from $976,000 for the year ended December 31, 2020 to $1,457,000 for the year ended December 31, 2021. The increase in R&D expenses was primarily attributable to cost of labor (internal personnel and outside services), and employee stock option expense.

General and Administrative Expenses

General and administrative expenses were $718,000 for the year ended December 31, 2021, compared to $43,000 for the year ended December 31, 2020. General and administrative expenses increased by approximately $675,000, primarily due to an increase in stock option expense of $434,000, as well as due to increased personnel and outside services costs.  General and administrative expenses were primarily attributable to personnel, insurance, accounting, legal and allocated facility costs.

Interest Income (Expense)

Net interest expense for the year ended December 31, 2021 was $6,834, a decrease of approximately $1,131 versus the year ended December 31, 2020. It primarily included (i) cash interest income and (ii) non-cash interest expense in connection with the Chancellor Notes.

Liquidity and Capital Resources

Sources of Liquidity

We have not yet commercialized any products, and we do not expect to generate revenue from sales of any product candidates for several years. Cash and cash equivalents totaled $114 thousand as of September 30, 2022 and $1.4 million as of December 31, 2021. We consider all highly liquid investments that mature in 90 days or less when purchased to be cash equivalents.

We have incurred operating losses and experienced negative operating cash flows as of the nine months ended September 30, 2022 and the years ended December 31, 2021 and 2020, and we anticipate that we will continue to incur losses for the foreseeable future. Our net loss totaled $2,233,767 for the nine months ended September 30, 2022 and $1,480,783 for the nine months ended September 30, 2021, and our net loss totaled $61,656 for the year ended December 31, 2020 and $1,865,473 for the year ended December 31, 2021. As of September 30, 2022 and 2021, we had an accumulated deficit of $5,340,955 and $2,722,497, respectively. As of December 31, 2021 and 2020, we had an accumulated deficit of $3,107,187 and $1,241,714, respectively.

Historically, we have financed our operations through a combination of grants received from the U.S. government as well as from equity financing. For the nine months ended September 30, 2022 and 2021, we received an aggregate of $33,149 and $233,466, respectively, from government grants, and we received $0 and $2,094,269 respectively, from the sale of our Common Stock in private placements.

For the years ended December 31, 2021 and December 31, 2020, we received an aggregate of $259,347 and $961,683, respectively, from such government grants, and we received aggregate gross proceeds of $2,096,909 and $552,268, respectively, from the sale of our Common Stock in private placements.

Cash Flows

The following table provides information regarding our cash flows for each of the periods presented (in thousands):

	Nine Months Ended		Fiscal Years Ended
	September 30,		December 31,
	2022	2021	2021	2020

Net cash (used) provided in operating activities	$(1,600)	(518)	(989)	(28)
Net cash (used) provided in investing activities	300	—	(301)	—
Net cash provided in financing activities	—	2,095	2,097	609
Net increase(decrease) in cash and cash equivalents	$(1,300)	1,577	807	581

Net Cash (Used) Provided in Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2022 was approximately $1,600,000, consisting of our net loss of $2,234,000, reduced by non-cash stock option expense of $747,000. Additionally, prepaid expenses increased by $501,000 primarily related to cash paid for IPO related fees.

For the nine months ended September 30, 2021, cash used in operating activities reflected a net operating loss of $1,481000, offset by non-cash stock option expense of $729,000, decrease in grants receivable $69,000, increase in accrued expenses of $57,000, and changes in operating assets and liabilities of $103,000.

Net cash used in operating activities for the year ended December 31, 2021 was approximately $989,000. Cash used in operating activities was attributable to the use of funds in connection with our operations, resulting in a net loss of $1,865,000, adjusted by $57,000 of debt forgiveness of Paycheck Protection Program (“PPP”) loans and Economic Injury Disaster Loans (“EIDLs”), $729,000 of non-cash stock option expense, $7,000 of non-cash interest expense, $174,000 increase in accounts payable and accrued expenses, and $24,000 in other operating assets and liabilities.

Net cash used in operating activities for the year ended December 31, 2020 was $28,000. Cash used in operating activities was attributable to the use of funds in connection with our operations, resulting in a net loss of $62,000, adjusted by $58,000 in non-cash stock option expense, $40,000 increase in accounts payable and accrued expenses, $8,000 in other operating assets and liabilities, and $9,000 in other non-cash expenses.

The increase in the use of funds in connection with our operations for the year ended December 31, 2021, compared to the year ended December 31, 2020 primarily reflects the increase in our net loss by $1,804,000, offset by the increase in stock option expense of $671,000.

Net Cash (Used) Provided in Investing Activities

For the nine months ended September 30, 2022, $300,000 of short-term, marketable securities were liquidated to fund operations. There were no cashflows from investing activities the nine months ended September 30, 2021.

For the year ended December 31, 2021, $301,000 was used to acquire short-term, marketable securities. There were no cashflows from investing activities the year ended December 31, 2020.

Net Cash Provided in Financing Activities

There was no cash provided or used in financing activities for the nine months ended September 30, 2022. Net cash provided in financing activities for the nine months ended September 30, 2021 was $2,095,000, resulting from proceeds received from the issuance and sale of our equity securities, net of issuance costs.

Net cash provided in financing activities for the years ended December 31, 2021 and 2020 was $2,097,000 and $609,000, respectively, resulting primarily from proceeds received from the issuance and sale of our equity securities, net of issuance costs, and the receipt in 2020 of a PPP loan as well as an EIDL.

Funding Requirements

We expect our expenses to increase substantially in connection with our ongoing R&D activities, particularly as we continue R&D, advance clinical trials of LP-10 and advance the preclinical development of our other programs, including LP-310. In addition, upon the closing of this Offering of the IPO Shares, we expect to incur additional costs associated with operating as a public company. As a result, we expect to incur substantial operating losses and negative operating cash flows for the foreseeable future.

Based on our current operating plan, we believe that the net proceeds from this Offering of the IPO Shares, together with our existing cash and cash equivalents, will be sufficient to fund our operations and capital expenses into 2023. However, we have based this estimate on assumptions that may prove to be wrong, and we could exhaust our capital resources sooner than we expect.

Because of the numerous risks and uncertainties associated with research, development and commercialization of LP-10, LP-310 and our other and future product candidates, we are unable to estimate the exact amount of our working capital requirements. Our future funding requirements will depend on, and could increase significantly as a result of, many factors, including, but not limited to, those referenced above in “— Results of Operations — Operating Expenses — Research and Development Expenses”.

Going Concern

The financial statements of the Company have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. We have generated losses from operations since inception. The Company expects operating losses to continue in the foreseeable future because of additional costs and expenses related to research and development activities, plans to expand its product portfolio, and increasing its market share. The Company’s ability to transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support its cost structure. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business.

Based on current operating levels, the Company will need to continue to raise additional funds upon the completion of the Offering of the IPO Shares. Management of the Company intends to raise additional funds through the issuance of equity securities or debt. There can be no assurance that such financing will be available at terms acceptable to the Company, if at all. Failure to generate sufficient cash flows from operations and raise additional capital could have a material adverse effect on the Company’s ability to achieve its intended business objectives. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Off-Balance Sheet Arrangements

We did not have during the nine months ended September 30, 2022, or the years ended December 31, 2021 or 2020, and we do not currently have, any off-balance sheet arrangements, as defined under applicable SEC rules.

Contractual Obligations

We did not have during the years ended December 31, 2021 or 2020, and we do not currently have, any material contractual obligations, such as license agreements or similar arrangements, other than as described below. Refer to Note 14 “Commitments and Contingencies” in our financial statements for the nine months ended September 30, 2022 and 2021, and the fiscal years ended December 31, 2021 and 2020 included elsewhere in this prospectus for further details.

Employment Agreements

We are party to employment agreements with each of Drs. Kaufman and Chancellor and Mr. Johnston, executive officers of the Company, the material terms of each of which are described in the section entitled “Executive Compensation – Executive Employment Agreements”.

Lease Agreement

We are party to a lease agreement, dated June 1, 2019, with Bridgeway Development Corporation, as amended, for the lease of 2,690 square feet of office and lab and manufacturing space in Pittsburgh, Pennsylvania. The current lease term expires on May 31, 2024 and we have the right to exercise a one-time option to extend the term of the lease for an additional five-year term. The annual base rent under the lease is approximately $66,000.

Service Agreements

We enter into service agreements in the normal course of business with CROs and for clinical trials, preclinical research studies and testing, manufacturing, and other services and products for operating purposes. These contracts do not contain any minimum purchase commitments. Certain agreements provide for termination rights subject to termination fees or wind down costs. Under such agreements, we are contractually obligated to make certain payments to vendors, mainly to reimburse them for their unrecoverable outlays incurred prior to cancellation. The exact amounts of such obligations are dependent on the timing of termination, and the exact terms of the relevant agreement and cannot be reasonably estimated. As of September 30, 2022, we did not expect to cancel such agreements, and the aggregate amounts of expense for the nine months ended September 30, 2022 was $372,000, versus $301,000 for the nine months ended September 30, 2021. The expense we incurred pursuant to these agreements for the year ended December 31, 2021 was approximately $385,000, compared to approximately $357,000 as of December 31, 2020.

Internal Control Over Financial Reporting

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. We will be required to make our first assessment of our internal control over financial reporting and to comply with the management certification requirements of Section 404 in our annual report on Form 10-K for the year following our first annual report that is filed with the SEC (subject to any change in applicable SEC rules).

Further, our independent registered public accounting firm is not yet required to formally attest to the effectiveness of our internal controls over financial reporting and will not be required to do so for as long as we are an “emerging growth company” pursuant to the provisions of the JOBS Act. See “Prospectus Summary — Implications of Being an Emerging Growth and Smaller Reporting Company.”

Critical Accounting Policies and Significant Judgments and Estimates

This management’s discussion and analysis is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make judgments and estimates that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reported periods. We base our estimates on historical experience, known trends and events, and various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. On an ongoing basis, we evaluate our judgments and estimates in light of changes in circumstances, facts and experience. The effects of material revisions in estimates, if any, will be reflected in the financial statements prospectively from the date of change in estimates.

While our accounting policies are described in more detail in the notes to our financial statements included in this prospectus, we believe the following accounting policies used in the preparation of our financial statements require the most significant judgments and estimates. See Note 3 to our audited financial statements included elsewhere in this prospectus for a description of our other significant accounting policies.

Accrued Expenses

As part of the process of preparing our financial statements, we are required to estimate our accrued third-party R&D expenses as of each balance sheet date. This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf, and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of the actual cost. The majority of our service providers invoice us monthly in arrears for services performed or when contractual milestones are met. We make estimates of our accrued expenses as of each balance sheet date based on facts and circumstances known to us at that time. We periodically confirm the accuracy of our estimates with the service providers and make adjustments if necessary. The significant estimates in our accrued R&D expenses include the costs incurred for services performed by our vendors in connection with R&D activities for which we have not yet been invoiced.

We base our expenses related to R&D activities on our estimates of the services received and efforts expended pursuant to quotes and contracts with vendors that conduct R&D activities on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the R&D expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual or prepaid balance accordingly. Non-refundable advance payments for goods and services that will be used in future R&D activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made.

Although we do not expect our estimates to be materially different from amounts incurred, if our estimates of the status and timing of services performed differ from the actual status and timing of services performed, it could result in us reporting amounts that are too high or too low in any particular period. To date, there have been no material differences between our estimates of such expenses and the amounts incurred.

Stock-Based Compensation

We measure stock-based compensation based on the grant date fair value of the stock-based awards and recognize stock-based compensation expense on a straight-line basis over the requisite service period of the awards, which is generally the vesting period of the respective award. For non-employee awards, compensation expense is recognized as the services are provided, which is generally ratably over the vesting period. We account for forfeitures as they occur. On January 1, 2018, we adopted, using the modified retroactive approach, the guidance of Accounting Standard Update 2018-07, Compensation — Stock Compensation (Topic 718) — Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), and account for awards to non-employees using the grant date fair value without subsequent periodic remeasurement. The adoption of ASU 2018-07 did not have a material effect on our financial statements.

We classify stock-based compensation expense in our statements of operations in the same manner in which the award recipient’s salary and related costs are classified or in which the award recipient’s service payments are classified. In future periods, we expect stock-based compensation expense to increase, due in part to our existing unrecognized stock-based compensation expense and as we grant additional stock-based awards to continue to attract and retain our employees.

We determine the fair value of restricted common stock awards granted based on the fair value of our Common Stock. We have historically determined the fair value of the underlying Common Stock based on input from management and the board of directors and the Company’s enterprise value determined utilizing various methods, including the “back-solve” method. The total enterprise value, determined from the back-solve method, is historically then allocated to the various outstanding equity instruments, including the underlying Common Stock, utilizing the option pricing method (“OPM”) or a hybrid of the probability-weighted expected return method (“PWERM”) and the OPM.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model, which requires inputs based on certain subjective assumptions, including the expected stock price volatility, the expected term of the option, the risk-free interest rate for a period that approximates the expected term of the option, and our expected dividend yield. As there is currently no public market for our Common Stock, we have historically determined the volatility for awards granted based on an analysis of reported data for a group of guideline companies that issued options with substantially similar terms. The expected volatility has been determined using a weighted-average of the historical volatility measures of this group of guideline companies. We expect to continue estimating expected volatility based on the group of guideline companies until we have adequate historical data regarding the volatility of our own traded stock price. The expected term of our stock options granted to employees and non-employees has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. We have not paid, and do not anticipate paying, dividends on our Common Stock; therefore, the expected dividend yield is assumed to be zero.

As there has been no public market for our Common Stock to date, historically, the estimated fair value of our Common Stock has been approved by our board of directors, with input from management, as of the date of each award grant, considering our most recently available independent third-party valuations of our Common Stock and any additional objective and subjective factors that we believed were relevant and which may have changed from the date of the most recent valuation through the date of each award grant. We estimated the value of our equity using the market approach and a precedent transaction method which “back-solves” the equity value that yields a specific value for our Series A Preferred Stock. We allocated the equity value to our Common Stock and shares of our Series A Preferred Stock using either an OPM or a hybrid method, which is a hybrid between the OPM and the PWERM. The hybrid method we have historically utilized estimates the probability-weighted value across multiple scenarios but uses the OPM to estimate the allocation of value within at least one of the scenarios. In addition to the OPM, the hybrid method considers an initial public offering (“IPO”) scenario in which the shares of our Series A Preferred Stock are assumed to convert to Common Stock. The future value of the Common Stock in the IPO scenario is discounted back to the valuation date at an appropriate risk adjusted discount rate. In the hybrid method, the present value indicated for each scenario is probability weighted to arrive at an indication of value for our Common Stock.

In addition to considering the results of the valuations, management considered various objective and subjective factors to determine the fair value of our Common Stock as of each grant date, which may be a date later than the most recent third-party valuation date, including:

●	the prices of our Series A Preferred Stock sold to or exchanged between outside investors in arm’s length transactions, if any, and the rights, preferences and privileges of our Series A Preferred Stock as compared to those of our Common Stock, including the liquidation preferences of our Series A Preferred Stock;

●	the progress of our R&D efforts, including the status of preclinical studies;

●	the lack of liquidity of our equity as a private company;

●	our stage of development and business strategy and the material risks related to our business and industry;

●	the achievement of enterprise milestones;

●	the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies;

●	any external market conditions affecting the biotechnology industry, and trends within the biotechnology industry;

●	the likelihood of achieving a liquidity event for the holders of our Series A Preferred Stock and Common Stock, such as an IPO, or a sale of the Company, given prevailing market conditions; and

●	the analysis of IPOs and the market performance of similar companies in the biopharmaceutical industry.

There are significant judgments and estimates inherent in these valuations. These judgments and estimates include assumptions regarding our future operating performance, the stage of development of our programs, the timing of a potential IPO or other liquidity event and the determination of the appropriate valuation methodology at each valuation date. The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation expense could be materially different. Assuming that this Offering is successful and our Common Stock is listed on Nasdaq, the fair value of our Common Stock will be determined based on the market price of our Common Stock on Nasdaq.

The following table sets forth by grant date, after giving effect to the anticipated reverse stock split of the Company’s outstanding shares of Common Stock on a 1-for-2.5 basis, with respect to stock options granted during the nine months ended September 30, 2022 and the years ended December 31, 2021 and December 31, 2020, the (i) number of shares of our Common Stock issuable upon exercise of such stock options, (ii) per share exercise price of such options and (iii) estimated fair value per share of our Common Stock on each such date. We did not grant any shares of restricted Common Stock during this period.

Grant date	Number of shares of Common Stock issuable upon exercise of stock options granted	Exercise price per share of Common Stock	Estimated fair value per share of Common Stock at grant date
05/18/20	240,000	$3.75	$3.75
03/01/21	68,000	$5.00	$3.75
03/31/21	298,000	$5.00	$3.75
09/03/21	360,000	$5.00	$3.75
03/01/22	10,000	$5.00	$5.00

The per share values at each such grant date, which we applied to determine the per share estimated fair value of the respective awards for accounting purposes, were based upon the determination by our board of directors of the fair value of our Common Stock as of each grant date.

Emerging Growth Company Status

In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies.

In addition, as an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include, among other things:

●	reduced disclosure about the compensation paid to our executive officers;
●	not being required to submit to our stockholders’ advisory votes on executive compensation or golden parachute arrangements;
●	an exemption from the auditor attestation requirement in the pursuant to the Sarbanes-Oxley Act of 2002; and
●	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation.

We may take advantage of these exemptions until such time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest of

●	the last day of the fiscal year on which we have $1.235 billion or more in annual revenue,
●	the date on which we become a “large accelerated filer” (i.e., as of our fiscal year end, the total market value of our common equity securities held by non-affiliates is $700 million or more as of June 30),
●	the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period, or

●	the last day of our fiscal year following the fifth anniversary of the date of the completion of the Offering of the IPO Shares.

We may choose to take advantage of some but not all of these exemptions.

Recent Accounting Pronouncements

We have reviewed all recently issued accounting pronouncements and have determined that, other than as disclosed in Note 3 to our audited financial statements included in this prospectus, such standards will not have a material impact on our financial statements or do not otherwise apply to our operations.

BUSINESS

Overview

We are a clinical-stage biotechnology company focused on developing new drugs by reformulating the active agents in existing generic drugs and optimizing these reformulations for new applications. We believe that this strategy combines many of the cost efficiencies and risk abatements derived from using existing generic drugs with potential patent protections for our proprietary formulations; this strategy allows us to expedite, protect, and monetize our product candidates. Additionally, we maintain a therapeutic focus on diseases with significant, unaddressed morbidity and mortality where no approved drug therapy currently exists. We believe that this focus can potentially help reduce the cost, time and risk associated with obtaining marketing approval.

Consistent with our strategy, the initial indication that we are currently addressing (via development of our product candidate, LP-10) is “hemorrhagic cystitis,” which is chronic, uncontrolled urinary blood loss that results from certain chemotherapies (such as alkylating agents) or pelvic radiation therapy (also called “radiation cystitis”). Many radiation cystitis patients experience severe morbidity (and in some cases, mortality), and currently, there is no therapy for their condition approved by the FDA, or, to our knowledge, any other regulatory body. LP-10 is the development name of our reformulation of tacrolimus (an approved generic active agent) specifically optimized for topical deposition to the internal surface of the urinary bladder lumen using a proprietary drug delivery platform that we have developed and that we refer to as our Platform. We are developing LP-10 and our Platform to be, to our knowledge, the first drug candidate and drug delivery technology that could be successful in treating cancer survivors who acquire HC. We expect to report summary results from LP-10’s phase 2a clinical trial in the fourth quarter of 2022.

In a second program, we are developing another product candidate, LP-310, which employs a formulation similar to LP-10 and is intended to treat OLP. OLP is a chronic, T-cell-mediated, autoimmune oral mucosal disease, and LP-310 contains tacrolimus which inhibits T-lymphocyte activation. Symptoms of OLP include painful burning sensations, bleeding and irritation with tooth brushing, painful, thickened patches on the tongue, and discomfort when speaking, chewing or swallowing. These symptoms frequently cause weight loss, nutritional deficiency, anxiety, depression, and scarring from erosive lesions. OLP can also be a precursor to cancer, predominately squamous cell carcinoma, with a malignant transformation rate of approximately one percent. LP-310 is the development name of oral, liposomal formulation of tacrolimus (the same approved generic active agent in LP-10) specifically optimized for local delivery to oral mucosa. We believe that our approach of using metastable liposomal tacrolimus as a treatment for OLP is novel. To date, upon review of relevant FDA public data resources on approved drugs and biologics, we are not aware of any other liposomal products developed to treat such disease. We have completed a pre-IND meeting with the FDA and intend to submit the full IND to the FDA for LP-310 in the first half of 2023.

Our Platform includes proprietary drug delivery technologies optimized for use with epithelial tissues that coat lumenal surfaces, such as the colon, the various tissues lining the mouth and esophagus and the tissues lining the bladder and urethra. The Company has two issued patents in the U.S. that should exclude competitors from making, selling or using our LP-10 and LP-310 formulations in the U.S. until July 11, 2035. We also have issued patents in Australia and Canada that do not expire until October 22, 2034. Corresponding patent applications are pending in the U.S. and the European Patent Offices. We also have a pending U.S. patent application on an improvement to the technology.

Our Background

We are a pharmaceutical company with a strategy to reformulate existing generics into proprietary new drug products. We have developed a proprietary drug delivery platform (our Platform) that optimizes drug delivery to mucosal membranes. We are using our Platform initially to address a significant morbidity associated with increased cancer survivorship. Our initial product candidate, LP-10, has been designed for the approximately one million cancer survivors in the U.S. today who have had pelvic radiation therapy.

One of our product candidates, LP-10, has entered an open-label, dose-escalation trial for moderate to severe HC patients, which is intended to demonstrate proof-of-concept in humans. HC affects the urothelial tissue that lines the luminal surface of the urinary bladder and is caused by either systemic chemotherapy and/or pelvic radiation therapy, which is responsible for the development of chronic, often permanent tissue damage. LP-10 is an intravesical formulation utilizing our Platform designed to deliver lipid-dissolved tacrolimus directly to the patients’ damaged urothelium. Our formulation of LP-10 employs technology that we believe reduces the risk of systemic exposure while also permitting high local drug concentrations. We have confidence in the Platform technology because completed preclinical studies conducted in collaboration with the Company’s scientists that evaluated the delivery of tacrolimus via our Platform have demonstrated successful reduction of both chemotherapy-induced and radiation-induced bladder inflammation and damage in animal models. These results involved rodents and dogs, and animal results are not always predictive of results of subsequent human clinical trials. Another one of our product candidates, LP-310, is an oral formulation of LP-10 (which is an intravesical formulation), and we plan to investigate the oral LP-310 formulation for the treatment of OLP. We have recently communicated with the FDA regarding the requirements for commencing a clinical trial involving LP-310, and we currently plan to meet these requirements in the first half of 2023.

Our Strengths

We believe we are uniquely positioned to employ liposome technology in the development of intravesical treatments for urinary bladder indications due, in part, to our particular strengths, including:

●	our proprietary Platform, which we believe will allow us to develop a pipeline of products to treat urinary bladder diseases as well as diseases of other body cavities;

●	our clinical development strategy intended to maximize efficiencies by repurposing existing therapeutics for new proprietary indications and formulations;

●	our clinical programs, which are designed to qualify, and take advantage of, accelerated regulatory approval pathways and designations that provide marketing exclusivity;
●	take advantage of product exclusivity through patent protection of our novel formulations and indications for use;
●	our product candidate, LP-10, which is being developed to address HC in accordance with our capital-efficient strategy via:

o	the “505(b)(2) regulatory pathway” strategy, which refers to requests for marketing approval from the FDA upon submission of an aNDA pursuant to Section 505 of the FDCA and permits us to rely on existing data pertaining to the generic active ingredient; we anticipate referencing relevant publicly available data, including the publicly disclosed FDA drug approval package for tacrolimus in the preparation and submission of our aNDA for LP-10 and LP-310;

o	a known mechanism of action being combined with a new drug delivery method (our Platform) and a new site of delivery; and
o	our receipt of FDA “orphan drug” designation covering LP-10;
●	our in-house manufacturing pilot plant (our Facility), which positions us to maximize scalability, quality and reliability, and permits us to better develop and maintain our trade secrets;
●	our experienced scientific team, which has expertise in urology and liposomal drug development; and
●	our management team, which has a track record in clinical development of local therapeutics for urinary bladder indications.

Our Financing History

We were incorporated in the State of Delaware on February 16, 2005. On May 26, 2005, we received approximately $18,000 in consideration for the issuance of 2,000,001 shares of Common Stock to our founders. Subsequently, we received (i) $100,000 in consideration for the issuance of 80,000 shares of Common Stock to two individual investors, (ii) $33,334 upon the exercise by employees of an aggregate of 26,667 stock options, (iii) $3,600,006 in connection with the issuance to investors of 959,957 shares of Common Stock and warrants exercisable for up to 143,994 shares of Common Stock, and (iv) approximately $955,468 in consideration for the issuance to investors of an aggregate of 1,592,447 shares of Series A Preferred Stock.

In August 2009 and January 2015, we issued an aggregate of $100,000 in promissory notes to our co-founder, Dr. Chancellor, of which an aggregate face value of approximately $75,000 are currently outstanding. We and Dr. Chancellor intend for the Chancellor Notes to be cancelled and in connection therewith, Dr. Chancellor will be issued an aggregate of 22,950 shares of Common Stock in connection with this Offering. All share amounts presented in this subsection reflect the anticipated reverse stock split of our outstanding shares of Common Stock on a 1-for-2.5 basis. Between October 2022 and November 2022, Dr. Kaufman contributed an aggregate of $250 ,000 in cash to the Company to support its continued operations.

Since our inception, we have received approximately $10.0 million in multiple grants from the U.S. Department of Health and Human Services, the NIH and the U.S. Department of Defense, including the NIH Grants. The NIH Grants have been renewed for 2022, however we expect to receive less than $100,000 from such grants in 2022.

Our principal executive offices are located at 7800 Susquehanna Street, Suite 505, Pittsburgh, PA 15208, and our telephone number is (412) 894-1853.

Our Strategy

We are, to our knowledge, currently developing the first drug candidate and proprietary drug delivery platform that could be successful in treating cancer survivors who acquire HC and we intend to apply our proprietary drug delivery technology to the oral mucosa for the treatment of OLP. Our development programs are designed to address opportunities for capital efficient drug discovery and development, especially research programs that reposition existing therapeutics for new indications that exploit new formulations. The key elements of the strategy that we are employing to achieve our goals are:

●	Advance the development of our lead product candidate, LP-10, to treat HC patients. We designed LP-10 as a differentiated therapy for the treatment of cancer survivors with HC risks. We believe that LP-10 could be approved by the FDA as an effective therapy against HC due to its ability to exploit the known irreversible local vasoconstriction of tacrolimus (the active ingredient of LP-10) and take advantage of tacrolimus’ well-known anti-inflammatory properties. Our Platform permits a relatively high local drug concentration while also avoiding potential systemic toxicity. LP-10 is currently in a phase 2a open-label, dose-escalation clinical trial for patients experiencing moderate to severe HC, which is intended to demonstrate proof-of-concept in humans. Based on the preclinical profile, we believe LP-10 has the potential to deliver meaningful clinical benefits over the currently available standard of care.

●	Leverage our differentiated research and discovery approach to expand our product candidate pipeline. We expect to maintain a pipeline of additional product candidates, including LP-310, consistent with our strategy of developing proprietary 505(b)(2) regulatory pathway assets to address highly morbid indications where no adequate treatment(s) exists. We believe that our drug design approach, which involves proprietary repositioning of existing therapeutics (i.e., development of new applications using existing, approved active agents), integrated with our Platform, will allow us to efficiently design and validate novel product candidates that target inflammatory conditions of mucosal membranes.
●	Maximize the clinical impact and value of our pipeline by relying on the 505(b)(2) regulatory pathway and, accordingly, deliver value to the stockholders. We believe the targeted nature of our research and discovery approach fosters efficient and focused clinical development. We intend to continue to build a lean, experienced team to develop product candidates in a capital-efficient manner. We intend to retain the commercialization rights to product candidates; however, we may opportunistically enter into strategic collaborations in certain geographic or clinical settings to maximize the value of our product pipeline.

●	Continue to seek new therapies for rare diseases that can be evaluated with relatively small clinical trials, with an intent to minimize clinical development costs. Rare diseases that present severe morbidity and mortality are potentially eligible for accelerated regulatory approval pathways, such as the FDA’s “orphan drug” designation and designations under one or more of the FDA’s expedited development and review programs, which are associated with significantly lower development costs to obtain marketing approval for promising drug candidates.

Our product development strategy involves combining intellectual property protection for novel formulations and indications for approved APIs with regulatory efficiencies provided by obtaining FDA designations that make our product candidates eligible for certain incentives that expedite development and review. We believe that this product development strategy is more capital efficient compared to traditional discovery of a new chemical entity because the safety and mechanisms of the approved APIs for the novel formulations of our product candidates are better understood and established. In the United States, approval of API products is said to follow the “505(b)(2) regulatory pathway”, which refers to requests for marketing approval from the FDA upon submission of an aNDA pursuant to 21 U.S. C. § 355 (Section 505 of the FDCA); which permits us to rely on existing R&D data pertaining to the generic active ingredient. The 505(b)(2) regulatory pathway often provides an alternate path to FDA approval for new or improved formulations or new uses of previously approved products. Using a 505(b)(2) NDA, we expect to reduce the cost, time and risk that would otherwise be associated with bringing these programs to market. See “The 505(b)(2) NDA Regulatory Pathway” below for more information.

LP-10 and the Intended Treatment of HC

We are currently evaluating the results from our phase 2a clinical trial of LP-10. LP-10 relies on intravesical vasoconstrictive and anti-inflammatory drug therapy for our intended treatment of HC, a rare and severe consequence of cancer therapy for which there is currently no approved treatment. HC affects the bladder lining and is caused by the protein-cross-linking effects of chemotherapy as well as longer-term effects from radiation-induced damage to urothelial tissue. In HC patients, the urothelial damage results in significant urinary bleeding, inducing the need for blood transfusions. Those cancer patients who acquire HC suffer from pain and discomfort that accompanies their bleeding. Based on information from the American Cancer Society as well as published reports on the incidence of HC resulting from either chemo or radiation therapy, we believe there are approximately 72,000 patients annually in the United States who suffer from a severe form of radiation-induced HC and an estimated 60,000 patients annually with systemic chemotherapy-induced HC. We received “orphan drug” designation from the FDA for the use of tacrolimus (including LP-10) for the treatment of HC.

We believe that our approach of using metastable liposomal tacrolimus as a treatment for HC, which has not yet been approved by the FDA, is novel. To date, we are not aware of any other liposomal products developed for clinical urinary bladder instillation. The current standard of care for HC patients is limited to measures such as irrigation and cauterization, which seek to reduce or halt the urinary bleeding of HC but often do not work effectively. There is no approved treatment for HC, and there are currently no other drug treatments for HC in clinical development of which we are aware. LP-10 is designed to be an acute treatment for HC to be administered via urinary catheter either at a hospital or doctor’s office within 30 minutes, which would be repeated daily for a total of four instillations in the same number of days. LP-10 seeks to treat HC via two mechanisms: high local vasoconstriction and longer-term anti-inflammation.

On December 23, 2019, we received IND approval from the FDA for LP-10, including approval for LP-10’s proposed clinical protocol, and central investigational review board (“IRB”) approval of our IND-approved clinical protocol, as well as approval for the investigator’s brochure and patient’s informed consent associated with LP-10. From 2020 to 2022, we signed clinical trial agreements in connection with eight clinical sites to conduct the dose-escalation, phase 2a clinical trial of LP-10. We have completed full enrollment for the dose-escalation trial, and intend to schedule a follow-on phase 2/3 placebo-controlled trial, for which we plan to apply for FDA accelerated approval pathways, including FDA Breakthrough Therapy designation and the design of a pivotal phase 3 clinical trial. If successful, we believe the results of an LP-10 phase 3 trial could support the submission of an NDA for LP-10 to the FDA through the 505(b)(2) regulatory pathway and a Marketing Authorization Application (“MAA”) to the EMA in Europe. However, there can be no assurance that we will obtain such designation from, or be permitted to use such pathway by, the FDA, who is ultimately responsible for making such determinations.

Background on HC

HC is characterized by the presence of sustained hematuria and lower urinary tract symptoms in the absence of active tumor and other conditions or infections that cause excessive bleeding, (Gorzynska et al. 2005). Urologic adverse events caused by HC include frequency, dysuria, urgency, nocturia, suprapubic pain, bladder infection, fatigue and both microscopic and gross hematuria.

Bleeding from HC ranges from non-visible (or microscopic) hematuria to gross (visible) hematuria with clots (Decker et al. 2009). Moderately severe cases of HC involve massive bleeding and clot formation. Severe HC is a challenging condition to treat and may give rise to serious complications, leading to prolonged hospitalization and/or mortality (Decker et al. 2009; Mukhtar and Woodhouse 2010) and HC cases resulting from chemotherapy are reported to have a mortality rate approaching 4% (Rastinehad et al. 2007). Even mild cases of HC can cause disabling symptoms (e.g., frequency, urgency and pelvic pain, often localized to the bladder or urethra) (Payne et al. 2013). A standardized grading system (Droller et al. 1982) to classify the severity of HC has been proposed, which is shown in Figure 2 below:

Figure 2

HC can be classified as early- or late-onset (Zwaans et al. 2016). HC can also develop weeks to months after treatment in 20%–25% of patients who receive high doses of cyclophosphamide. The effects of radiation-induced HC may be acute or delayed, occurring long after radiation treatment has ended, from two months to 15 years later (Zwaans et al. 2018; Manikandan et al. 2010).

Prevalence

At the suggestion of the FDA’s Office of Orphan Products Development, we have measured annual cyclophosphamide and ifosphamide use in a large commercial database for private health plans between 2008 and 2010 and, based on guidance from the FDA, applied a 40% rate of HC in such patient database. The information from the database, combined with the FDA’s recommended guidance, results in a prevalence of consequential HC to potentially reach 60,000 new cases per year in the United States. This methodology implicitly assumes that the prevalence of use observed in private health plans (including Medicare beneficiaries enrolled in private plans) is generalizable to the nation as a whole, and such figure represents our conservative estimate of the number of new cases per year after applying the FDA’s recommended 40% rate to the figures in such patient database. HC resulting from pelvic radiation therapy (occurring in the prostate, rectum and uterine corpus) is less common than HC resulting from chemotherapy and is believed to be proportional to the incidence of the “primary neoplasia” (the original malignancy). Such incidence of HC is based on a combined estimate of the incidence of both chemotherapy-induced HC and radiation-induced HC from (i) peer-reviewed literature estimating the proportion of cyclophosphamide and ifosphamide recipients that acquire chemotherapy-induced HC after undergoing chemotherapy, as applied to a national chemotherapy incidence measurement study, and (ii) peer-reviewed literature containing estimates of the proportion of cancers treated with pelvic radiation therapy and the number of years patients survive post-radiation therapy, in addition to pelvic cancer incidence estimates publicly available from sources such as the American Cancer Society. According to the American Cancer Society publication Cancer Facts & Figures 2022 (available at: https://www.cancer.org/content/dam/cancer-org/research/cancer-facts-and-statistics/annual-cancer-facts-and-figures/2022/2022-cancer-facts-and-figures.pdf), there are 268,490 new cases of prostate cancer in the U.S. each year, 151,030 new cases of rectum and colon cancer in the U.S. each year, and 65,950 cases new cases of uterine corpus cancer in the U.S. each year. Based, in part, on this data, we estimate the U.S. incidence of HC to be in the range of approximately 100,000 to 200,000 cases per year.

Existing Treatment Options

There is currently no standard therapy available for patients with HC, and there are no guidelines available on how HC should be optimally managed. Current HC treatments are regarded as ineffective, risky, or both. Such treatments include general medical management (e.g., estrogens, pentosan-polysulfate, and hyperbaric oxygen (“HBO”)), instillation therapy (e.g., aminocaproic-acid, alum, silver-nitrate, formalin, and fibrin glue), embolization and surgery (e.g., coagulation and cystectomy). The moderately severe cases of HC involve massive bleeding as well as clot formations that require evacuation. The most severe cases require surgical intervention (e.g., urinary diversion or cystectomy) (Sant 2002; Perez-Brayfield and Kirsch 2009). In addition, we believe current treatments pose significant patient risk: interventional fulguration of bleeding sites rarely works and exposes sick, frail patients to surgical risks; treatment with aminocaprotic acid often leads to dangerous clots; treatment with silver nitrate can cause bladder perforation or kidney failure; and treatment with formalin significantly reduces bladder functionality and causes excruciating pain (Vicente, Rios et al. 1990).

HBO treatments for HC may decrease and prevent the risk of bleeding but cannot treat ongoing bleeding, in part because therapy takes up to 40 sessions over a period of two to three months. Cystectomy causes significant morbidity and is generally an option of last resort; in some cases where cystectomy is conducted, old and/or frail patients can bleed to death. There are no other products in development of which we are aware that are indicated for the treatment of HC. Should LP-10 ultimately receive FDA market approval, we believe it will address this unmet medical need and provide a benefit over existing products while fitting into the existing treatment algorithm as a treatment for refractory HC.

LP-10’s Mechanisms of Action – Tacrolimus

LP-10’s API tacrolimus has been approved by the FDA for systemic use for inhibiting transplant rejection and as topical ointment for moderate to severe atopic dermatitis. Tacrolimus acts by inhibition of IL-2-dependent T-cell activation and has a direct inhibitory effect on cell-mediated immunity (Kino et al., 1987; Tamura et al., 2002). Tacrolimus prolongs the survival of the host and transplanted graft in animal transplant models of liver, kidney, heart, bone marrow, small bowel and pancreas, lung and trachea, skin, cornea and limb. In animals, tacrolimus has been demonstrated to suppress some humoral immunity and, to a greater extent, cell-mediated reactions such as allograft rejection, delayed type hypersensitivity, collagen-induced arthritis, experimental allergic encephalomyelitis and graft versus host disease. Tacrolimus inhibits T-lymphocyte activation, though the exact mechanism is not known. Experimental evidence suggests that tacrolimus binds to an intracellular protein named FKBP-12. A complex molecule comprising tacrolimus-FKBP-12, calcium, calmodulin and calcineurin is formed and the phosphatase activity of calcineurin is inhibited. This effect may prevent the dephosphorylation and translocation of the nuclear factor of activated T-cells, a nuclear component thought to initiate gene transcription for the formation of lymphokines (such as interleukin-2, gamma interferon). The net result is the inhibition of T-lymphocyte activation (i.e., immunosuppression).

The urothelium is the primary site of tissue damage in the general pathophysiology of cystitis (Erdogan et al. 2002). Recent studies have highlighted the overexpression of genes related to immune and inflammatory responses, including activation of CD4+ T-helper type-1-related chemokines in general cystitis (Trompeter et al. 2002; Almawi and Melemedjian 2000). Expression of chemokines precedes infiltration of immune cells and elevation of chemokines is an established signature of the inflammatory phenotype in bladder pain. Many of the symptoms of HC are related to inflammation of urothelial tissues. We believe that our application of the liposomal tacrolimus could potentially have a two-fold effect of (i) inhibiting calcineurin and the related response, and (ii) causing acute arteriole vasoconstriction to suppress HC (see Figure 2 above). Calcineurin inhibition is the well-known tacrolimus intracellular signal transduction mechanism that impairs the ability of certain immune cells to activate, and tacrolimus’ vasoconstrictive properties are referenced, for example, in section “5.7 Nephrotoxicity” of the Label (prescribing information) associated with the “PROGRAF® (tacrolimus) injection (for intravenous use) Initial U.S. Approval: 1994.”

Non-Clinical Study Results Involving Intravesical Tacrolimus

The following is a summary of non-clinical studies conducted with rats and dogs that were sponsored by the Company or conducted in collaboration with Company scientists. Results from animal studies are not always predictive of results of subsequent human clinical trials:

Effect of intravesical-tacrolimus on chemotherapy-induced HC

In September 2010, the effect of intravesical-tacrolimus was examined in a rat model for chemotherapy-induced, intraperitoneal injection of cyclophosphamide (200 mg/kg; i.p.) HC. This study demonstrated that cyclophosphamide-induced hyperactivity (i.e., decrease in inter-contraction interval) was suppressed in rats with intravesical LP-10 treatment but not in the rat groups left untreated (sham) or treated with empty liposomes (vehicle control) (Chuang et al. 2010). This result indicates that liposomal tacrolimus may mitigate cyclophosphamide injury in an animal model (Neurology and Urodynamics 30:421-427 (2011)).

Effect of intravesical-tacrolimus on radiation-induced HC

In October 2012, the efficacy of intravesical-tacrolimus was also examined in a rat model for radiation-induced HC. A 40 Gy radiation dose induced statistically significant reductions in the intermicturition interval recorded during metabolic urination patterns. Irradiated rats were randomly assigned to receive a single instillation of saline or intravesical-tacrolimus. Intravesical-tacrolimus increased the post-irradiation intermicturition intervals (p <0.001). Rat bladders that were harvested six weeks after the 40 Gy irradiation doses and two weeks after saline instillation showed edematous changes accompanying infiltration of inflammatory cells and hyperplastic urothelial changes. In contrast, bladder from group treated with intravesical-tacrolimus shows minimal edematous change, consistent with the hypothesis that the intravesical-tacrolimus had an anti-inflammatory effect (J. of Urology 194, 578-584 (2015)).

Pharmacokinetics of sphingomyelin formulated tacrolimus

A 2013 study examined levels of tacrolimus in blood, urine and bladder tissue following a single dose of liposome formulated tacrolimus instilled in the bladder of rats under anesthesia as compared to intravesical instillation of tacrolimus or intraperitoneal injection of tacrolimus in other rat groups. The tacrolimus dose was constant in all formulations at 200g/ml. At different times, blood, urine and bladder samples were collected. Tacrolimus levels in samples were analyzed using microparticle enzyme immunoassay. The area under curve (“AUC”) of liposome tacrolimus in serum at 0 to 24 hours was significantly lower than that of tacrolimus instillation or injection. Non-compartmental pharmacokinetic data analysis revealed maximum concentration of liposomal tacrolimus and tacrolimus in blood and urine at one and at two hours, respectively. Urine AUC (0–24 hours) after intravesical administration was significantly higher than in the intraperitoneal group (p < 0.05). Bladder tacrolimus AUC (0–24 hours) did not differ significantly between the groups. Single dose pharmacokinetics revealed that bladder instillation of liposome tacrolimus significantly decreased systemic exposure to instilled tacrolimus. This appears to indicate that a reduction in systemic exposure helps to limit the potential side effects of the tacrolimus by concentrating the dose to only one organ (J. of Urology Vol. 189, 1553-1558 (2013)).

LP-10 Toxicology Studies

In 2018, we completed chronic toxicology studies in rats and dogs, which were the two species of animals that we agreed to study in the course of our pre-IND communications with the FDA. The completion of such studies is normally required prior to requesting IND approval. The in-life phase of the toxicology rat study was performed between February and March 2018 and the in-life phase of the dog toxicology study was performed in March 2018. Such studies were company-sponsored and conducted by qualified vendors specializing in good laboratory practice in-vivo toxicology studies. The animals in such 2018 studies were assessed for morbidity, mortality, clinical observations and weekly body weight. Full sets of standard tissues, including urinary tract tissues, were collected and weighed and histopathology evaluations were conducted from all such animals. The studies concluded that no significant local and systemic toxicity resulted from the administration of LP-10 by intravesical instillation in either rats or dogs.

LP-10’s Addressable Market

LP-10 has been designed for the approximately one million cancer survivors in the United States today who have had pelvic radiation therapy and are at risk for HC. Based on the managed care database study that we sponsored in 2012 as part of our approved request for FDA “orphan drug” designation of tacrolimus for HC, approximately 72,000 of these patients annually experience severe chronic bladder bleeding that is often fatal. LP-10 has been developed to address this form of bleeding, as well as bladder bleeding associated with breast cancer patients who are taking systemic cyclophosphamide or ifosfamide, leading to chemotherapy-related cystitis experienced by an estimated 60,000 patients annually in the United States, inferring an addressable market in excess of 120,000 patients annually.

Figure 3

(1) American Cancer Society Cancer Facts and Figures 2022, (2) derived from a Company-sponsored study, (3) based on the Company’s 40% estimate, (4) American Cancer Society Cancer Treatment and Survivorship Fact and Figures 2019-2021, (5) based on the Company’s 30% estimate (6) 8% estimate, (7) based on the Company’s estimate, (8) $20,000 average revenue per each of an estimated 60,000 patients treated per year.

Figure 3 above illustrates the potential sources of revenue for LP-10. LP-10 is not currently approved for any indication; however, if clinical development is successful and we receive marketing approval for LP-10, we estimate the average LP-10 price to exceed $20,000 per patient-year domestically. This estimate is based on costs of HBO therapy, which is an option for patients with mild cases. HBO therapy can cost approximately $15,000 for a course of 30 sessions. Our price estimate also includes the potential for associated reductions in direct medical expenditures, especially for severe cases. We estimate the peak demand, at this price, to be, approximately 60,000 patients annually, which represents an approximate 50% market penetration in the U.S. Based on such price and demand estimates, we believe there is potential to receive up to $1.2 billion in annual gross revenue.

Our Lead Drug Candidate, LP-10, and Our Product Pipeline

Five fundamental aspects of our LP-10 drug candidate make it an excellent fit for our strategy (see Figure 4 below). First, our API has a well-known mechanism of action. Second, published non-clinical studies involving animals, which are described above, demonstrate the potential for significant efficacy in our intended indication and route of administration. Third, we are fortunate to have had a successful human experience with intravesical tacrolimus (Dave et. al. Int Urol Nephrol 2015). Fourth, we believe we can take advantage of accelerated regulatory approval pathways for LP-10; we have already received “orphan drug” designation from the FDA that grants us product exclusivity, and we plan to apply for designations under one or more of the FDA’s expedited development and review programs. Fifth, we believe that the revenue potential for LP-10 could be significant. We believe our focus on capital-efficient drug development provides us with additional opportunities as we evaluate potential drug candidates for other rare diseases, especially those associated with locally delivering drugs to body cavities. When evaluating opportunities, we ensure that both the indication as well as the regulatory pathway are conducive to capital-efficient drug development. Our product candidate pipeline includes product candidates that could treat OLP (LP-310). Most recently, on April 8, 2021, we received the FDA’s response to our February 8, 2021 pre-IND meeting request and docket regarding formulation, non-clinical toxicology and proposed clinical protocol for LP-310, providing clarity regarding our requirements for IND submission. We believe that our current product candidate pipeline could enable us to apply our drug delivery technology (our Platform) for multiple types of severe, rare diseases, and in the future, could enable us to address additional broader indications associated with endothelial inflammation. Local delivery often allows us to avert known risk factors by only locally applying the effective dose.

Figure 4

We are currently evaluating several potential product candidates for additional indications (including radiation proctitis and eosinophilic esophagitis).

LP-10’s Regulatory Status

In 2019, we completed the required manufacturing and toxicology program to submit an IND request to the FDA to begin testing LP-10 in human subjects. We submitted the IND request in September 2019 and received approval from the FDA within 30 days of submission to begin a clinical study involving LP-10. In December 2019, we received an advice letter from the FDA recommending several modifications to our proposed clinical protocol for LP-10, which we have accommodated. We have also submitted and received approval from the FDA for the trial’s associated investigator brochure and the proposed documentation of patient consent. Both of these documents, in addition to the clinical protocol, have been submitted to Adverra, our central IRB, and we subsequently received IRB approval to conduct our clinical trial. In February 2020, the first patient was dosed in LP-10’s FDA phase 2a open-label, dose-escalation clinical trial for patients experiencing moderate to severe HC, which is intended to demonstrate proof-of-concept in humans. We expect to report summary results from LP-10’s phase 2a clinical trial in the fourth quarter of 2022.

LP-10’s FDA “Orphan Drug” Designation Status

In 2010, we submitted a request to the FDA for “orphan drug” designation covering LP-10 and subsequently received approval for such designation in July 2012. This provides us with marketing exclusivity and permits us to benefit from shorter FDA review periods and reduced regulatory fees for LP-10. We intend to apply for similar “orphan drug” designations in additional jurisdictions, including Europe and Japan, as well as additional regulatory classifications, such as the FDA’s Breakthrough Therapy and Fast Track designations, in the United States. We expect that any designations that we have received, or may in the future receive, will confer additional advantages during LP-10’s development. However, there can be no assurance that we will obtain such designations from the FDA, who is ultimately responsible for making such determinations.

LP-10’s Clinical Status

Our multi-center, open-label dose-escalation phase 2a LP-10 clinical trial involves a total of thirteen subjects who have received tacrolimus doses in one or two instillations of 2, 4 or 8mg via a pre-liposomal lyophilate that is reconstituted in 40 milliliters of sterile water. Subjects are cancer survivors with a history of pelvic radiotherapy who have developed moderate to severe HC refractory to conventional therapy. The study is IRB-approved at nine clinical sites within the FDA’s jurisdiction.

As of December 12, 2022, four subjects have been enrolled in the 2mg group, four subjects have been enrolled in the 4mg group, and five subjects have been enrolled in the 8mg group. All subjects are male, with a median age of 67 years. Nine of the thirteen subjects have a history of prostate cancer and have been previously treated with external beam radiation. Two of the thirteen subjects have a history of lymphoma previously treated with radiation, and two have a history of bladder cancer previously treated with radiation. All twenty-three LP-10 instillations in the 2mg, 4 mg and 8mg groups were well-tolerated by all thirteen subjects without treatment for related adverse events or elevated blood tacrolimus levels.

The last subject of the LP-10 phase 2a study completed the last visit in October 2022. We expect to report top-line data from this trial in the fourth quarter of 2022. Based on reports received from our principal investigators from the five research sites, hematuria, as well as cystoscopic evaluation, improved in multiple subjects, including two subjects in the 4mg dose group and one subject in the 8mg group experiencing complete resolution. We believe that such data and instillation safety findings indicate LP-10’s tolerability in HC patients and evidence LP-10’s potential use for the treatment of HC. All subjects in the multicenter study have completed all trial requirements and following the data verification, results will be reported, which we expect to occur in the fourth quarter of 2022.

LP-310 and the Intended Treatment of OLP

LP-310 is currently in pre-clinical development. LP-310 uses immunosuppressive and anti-inflammatory drug therapy to treat OLP, which is a chronic immune-mediated mucosal disease characterized by ulcerative lesions in the oral cavity. To date, upon review of relevant FDA public data resources on approved drugs and biologics, we are not aware of any other liposomal products developed to treat OLP. Patients are currently treated with off-label steroids for managing painful, erosive or ulcerative lesions. Yet, there are virtually no steroids formulated for topical drug delivery to lesions in the mouth. For severe and difficult-to-treat lesions, systemic steroids, and other immunosuppressive agents (e.g., hydroxychloroquin) are often needed, even though OLP is localized. Creams, gels and ointments do not adhere to oral mucosa and are easily swallowed, while mouthwashes and steroid inhalers have extremely short contact time with lesions. For severe and difficult-to-treat lesions, systemic steroids are often needed, even though OLP is localized. As a result, we believe there is great unmet medical need for this disease.

We believe that our approach of using metastable liposomal tacrolimus as a treatment for OLP, which has not yet been approved by the FDA, is novel. Tacrolimus has been used as an off-label oral treatment of OLP and it has been shown to be effective based on systematic review and meta-analysis (Sun et al., 2019), which we believe is indicative of a rationale for using tacrolimus to treat OLP. Twenty-one trials involving 965 patients were included in this meta-analysis that concluded, in part, that treatment with tacrolimus may be an alternative approach when OLP does not respond to the standard protocols.

Background on OLP

OLP is a chronic T-cell-mediated mucosal disease that affects more than 1% of the global population, or more than 6 million people in the U.S. and Europe, according to González-Moles et. al., Oral Diseases 27(4):813-828 May 2021, “Worldwide prevalence of oral lichen planus: A systematic review and meta-analysis.” OLP is generally divided into three clinical subtypes: reticular, atrophic or erythematous, and erosive and/or ulcerative. Although lichen planus can be found on other areas of the body, such as with cutaneous lichen planus (“LP”), OLP has a chronic course, with little chance for spontaneous resolution, and most therapies that are currently available are palliative rather than curative. Based on peer-reviewed medical literature, OLP has a prevalence ranging from 1-2%, and females twice as likely as men to have the disease. The age on onset is generally between 30-60 years. Although cutaneous LP is associated with approximately 15% of OLP cases, OLP is associated with approximately 75% of patients with cutaneous LP.

Symptoms vary, but the disease is typically characterized by white reticular changes, erythema and painful ulcerative lesions in the oral cavity, accompanied by inflammation and severe pain. The precise cause is unknown, although an autoreactive immune process is suspected by most experts in the field. OLP is most frequently located bilaterally on the buccal mucosa (the inside lining of the cheeks and floor of the mouth), but can also appear on the tongue, palatal mucosa, gingiva and lips. Because of the long-lasting nature of the disease and painful symptoms, which can be spontaneous or triggered by acidic, crunchy and spicy food, patients require ongoing care and monitoring. Patients with OLP also have an approximately 1% likelihood of being diagnosed with oral cancer as a result of OLP (between 0.4% to 5% over a 20-year period, with an annual rate between 0.2% to 0.5%), making early detection and treatment imperative.

Some cases of OLP are caused by a hypersensitivity reaction to mercury and formaldehyde or medications such as ACE inhibitors, thiazide diuretics, beta blockers, gold salts, sulfasalazine, sulfonylureas and penicillamine. The new biologic agents such as TNF alpha inhibitors may also cause lichen planus-like eruptions. Patients with hypothyroidism, including Hashimoto thyroiditis, also develop OLP and it is unclear whether it is thyroid disease that predisposes an individual to OLP, or whether the drugs used to treat such disease also cause OLP. Hepatitis C virus infection has also been associated with the development of OLP in southern European countries. As mentioned above, we are not aware of any approved treatments for OLP and we do not believe that current treatments are sufficiently effective.

LP-310’s Mechanisms of Action

LP-310 contains the API tacrolimus, like LP-10. Recent studies have highlighted that OLP pathophysiology is initiated by cellular-mediated immunity, most importantly, the increased production of T-helper 1(Th1) cytokines (Chamani et al., 2015). The oral mucosa is the primary site of tissue damage in the pathophysiology of OLP (Alrashdan et al., 2016). For a discussion of the tacrolimus API, on which LP-310 relies for its delivery to the oral cavity, and the effect tacrolimus has on T-lymphocyte activation, see “– LP-10’s Mechanisms of Action – Tacrolimus” above. We believe that our application of the liposomal tacrolimus to the oral cavity to address OLP could exploit this mechanism with a high local and low systemic distribution.

Planned Non-Clinical Studies Involving LP-310

The FDA has recommended small and large animal local and systemic toxicology studies as part of the IND package for HC. Based on our experience working with the FDA to develop LP-10 for HC, we predict that LP-310 studies would be conducted initially as non-clinical, in-vivo toxicology studies on male and female rats and dogs. At this time, no such studies have been conducted or are planned.

LP-310’s Addressable Market

LP-310 is not currently approved for any indication; however, if clinical development is successful and we receive marketing approval for LP-310, based upon the economics of existing oral cavity drug products, we project that the treatment of OLP will cost approximately $4,000 annually per patient. Most OLP patients are treated by dentists, who are relatively accessible compared to other medical specialists (in the United States there are approximately 200,000 dentists and ENT physicians). Currently, dentists routinely recommend and prescribe instill agents as oral rinses and the procedure is simple and easy to teach. Given the absence of FDA approved treatment of OLP, we estimate revenue of approximately $4,000 per course of therapy, resulting in a total addressable market that exceeds $980 million.  These estimates are based on the prices of other brand intravesical products as well as our preliminary estimates of the potential for reduction in medical expenditures associated with intractable cases.

LP-310’s Regulatory Status

On April 08, 2021, we successfully completed a pre-IND meeting to confirm the specific IND manufacturing, analytical, toxicology requirements for LP-310 as an oral rinse for the treatment of OLP.

Our Metastable Liposome Intravesical Drug Delivery Platform

Our Platform utilizes proprietary technology that we have developed which is optimized for local hydrophobic drug delivery to endothelial surfaces. This technology employs liposomes that preferentially deliver cell membrane components directly into the luminal surfaces of the endothelial cavities, such as the urinary bladder. The Company has two issued patents in the U.S. that should exclude competitors from making, selling or using our Platform technologies in the U.S. until July 11, 2035. We also have issued patents in Australia and Canada that do not expire until October 22, 2034. Corresponding patent applications are pending in the U.S. and European Patent Offices. We also have a pending U.S. patent application on an improvement to the technology.

We predict that our Platform will provide a superior approach for treating inflammatory urinary bladder conditions compared to other delivery mechanisms and that certain inherent features of the metastable liposomes, combined with our intravesical formulations, provides our Platform with several advantages over existing bladder drug delivery methodologies in current clinical practice for inflammatory bladder applications. These advantageous characteristics include the following:

●	non-inflammatory (without the use of ethanol or other alcohols for solubility);
●	large payload capacity of hydrophobic agents (10% by mass);
●	urothelial affinity, which results in efficient drug transfer;
●	low systemic distribution (large particle size);
●	reproducible manufacturing and scalability; and

●	prior clinical experience utilizing the liposomal delivery vehicle.

Manufacturing Facility

We have approximately 2,000 square feet of combined laboratory, office and warehouse space at our principal executive offices that we use in our research and development efforts. The lease for our principal executive offices has a five-year term that ends on May 31, 2024, and the lease provides us with an option to extend the term for an additional five years.

We believe our Facility contains all of the various components necessary to support our research, and it includes a cGMP-capable manufacturing capability with a dedicated pilot-scale manufacturing. The space is divided into a production area and office space, with the production area subdivided into a clean space (Class 10,000) and sterile space (Class 100 (ISO class 5) clean room). Our Facility includes a pre-fabricated soft-wall, 6’x10’ class-100 clean room for aseptic formulation.

We maintain an internal LP-10 pilot manufacturing facility supporting our phase 2a clinical trial. We plan to file for an NDA utilizing the 505(b)(2) regulatory pathway for LP-10, which, if approved, may rapidly increase our manufacturing compliance needs. Even if we are able to pursue the 505(b)(2) regulatory pathway strategy, however, there is no assurance that we will be successful developing and/or commercializing LP-10 in a rapid or accelerated manner.

We are in a continuous process of complying with increasing regulatory requirements as the development of LP-10 progresses. Currently, our manufacturing process primarily involves facility-dependent sterility protocols surrounding a five-step batch process. The simplicity of our process provides a strong incentive to continue investing internally in manufacturing compliance.

Compliance with stage-appropriate cGMPs is a prerequisite for FDA approval of a drug product for use in a clinical trial. cGMP regulations increase as a product candidate enters each subsequent clinical trial phase and as the scope of a proposed trial increases. Compliance with all cGMP regulations is a requirement for NDA approval and commercialization of LP-10. Concurrent with the ongoing phase 2a clinical trial and any subsequent clinical trials, we expect to increase the cGMP manufacturing capabilities at our Facility to ensure full-scale compliant production of LP-10.

We believe that our manufacturing program will be able to support any future clinical trials involving LP-10. We currently lease industrial space used for cGMP manufacturing and analytical support. The space includes a non-porous epoxy floor, ideally suited for sterile environments, such as those used in hospital surgical rooms and sterile processing facilities. We have completed initial characterization and quality control release testing to confirm consistency of production of LP-10. Any applicable revised information and data will be provided to the FDA as part of an amended Chemistry, Manufacturing and Controls (“CMC”) section of the IND application prior to and in conjunction with use in any subsequent clinical trial.

Our Analytical Laboratory, Equipment & Supplies

Our current preparatory and biochemical/biophysical analysis capabilities include: ultra-centrifugation, high performance liquid chromatography (“HPLC”); differential scanning calorimetry (“DSC”); gas chromatography (“GC”); cross-polarization microscopy; fluorescent microscopy; near-infra-red imaging; and particle size analysis. In addition to the analytical equipment and sterile cleanroom, our Facility it contains a laminar flow hood for sterile procedures outside of the cleanroom, two Labconco lyophylizers (each with a 50-vile capacity), multiple incubators, a laboratory oven, an autoclave, various mass balances, vortexes, a heat stage for our optical microscope, various freezers and refrigerators, chemical and flammable storage cabinets, sterile disposables (including clothing, materials and vials), and raw materials, including APIs and lipids.

Suppliers

We obtain our raw material supply of LP-10 from multiple vendors who have a drug master file with the FDA. It is supplied as a white, lyophilized powder (a pre-liposomal lyophilate) formulated from sphingomyelin phospholipids, and tacrolimus. One vial of LP-10 drug product contains 80mg of tacrolimus and sphingomyelin (10% tacrolimus by weight) and is supplied to a clinic as a powder to be reconstituted with sterile water for injection prior to instillation. Quality control samples from each batch would be submitted for release testing according to established product specifications for identity and purity, residual solvent quantification, sterility assurance, and bacterial endotoxins.

We entered into a non-binding memorandum of understanding, dated November 6, 2021, with Cook MyoSite, a subsidiary of Cook Medical Incorporated (“Cook MyoSite”), that reflects the parties’ mutual intention to enter into a supply agreement and related quality assurance agreement (the “Cook MOU”). Dr. Michael Chancellor, our Chief Medical Officer and a director, is the co-founder of Cook MyoSite Incorporated, and Ryan Pruchnic, one of our directors, has been employed by Cook Myosite since 2001 and currently serves as its managing vice president. Such supply agreement would provide for the supply of all of our requirements of LP-10 by Cook MyoSite for clinical trials as well as for our commercial sale and is expected to be consummated subsequent to planned technology and development consultations extending into 2023. The Cook MOU is non-binding and only represents the parties’ intent to enter into agreements, and no pricing terms or other obligations have yet been confirmed or agreed to.

Intellectual Property

Protection of our intellectual property is an important part of our business. On May 5, 2020, we were issued the ’278 Patent from the USPTO, which does not expire until July 11, 2035, and on June 14, 2022, we were issued the ’725 Patent from the USPTO, which does not expire until November 9, 2034. Further, on May 28, 2020, we were issued the Australia Patent, which does not expire until October 22, 2034. A Canadian patent was issued on August 23, 2022, which does not expire until October 22, 2034. Each of the aforementioned patents cover aspects of our Platform technology relating to uses for delivering hydrophobic therapeutic, prophylactic or diagnostic agents to the body cavities, including LP-10 and LP-310, as well as methods of making formulations for delivering such hydrophobic agents. We are also actively prosecuting corresponding utility patent applications in the U.S. and in Europe. We intend to seek additional patent applications in the U.S. as well as in other jurisdictions, such as Europe, for our other proprietary technologies relating to intravesical immunoglobulin delivery and any future discoveries that we deem appropriate to protect. A U.S. patent application on the intravesical immunoglobulin delivery formulation is pending.

In addition to patents, we rely on trade secrets and know-how relating to our Platform technology and the product candidates we are developing using our Platform to develop and maintain our competitive position. However, trade secrets can be difficult to protect. We intend to protect our proprietary technology and processes, and maintain ownership of certain technologies, in part, through licenses as well as confidentiality agreements and invention assignment agreements with our employees, consultants and commercial partners.

Our Competition

The biotechnology and pharmaceutical industries are highly competitive. We are not aware of other existing clinical programs addressing new products for HC or OLP. However, there are several pharmaceutical companies that are developing intravesical technologies for other indications, including transitional cell carcinoma (which is a superficial, non-muscle invasive form of bladder cancer). These companies and/or new entrants may potentially compete with LP-10, LP-310 and any other products that we develop in the future that use novel delivery technologies. We intend to rely on the market exclusivity associated with obtaining FDA “orphan drug” designation covering LP-10, as well as our issued U.S. patents, the ’278 Patent and the ’725 Patent, our issued Australian patent, our issued Canadian patent, and pending and future patent applications in order to maintain our competitive advantages in this space.

Employees and Human Capital Resources

As of December 12, 2022, we had four full-time employees, one part-time employee, and two part-time individual contractors. None of our employees is subject to a collective bargaining agreement or represented by a trade or labor union. We consider our relationship with our employees to be good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, advisors, consultants and directors through stock-based compensation awards. Also, we rely on cash-based performance bonus awards to incentivize such individuals.

Legal Proceedings

From time to time, we may be involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, in the opinion of our management, would have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity and reputation harm, and other factors.

Government Regulation Applicable to Our Business

In the United States, the FDA regulates drug products, including liposomally delivered products, under the FDCA, the Public Health Service Act (the “PHSA”), and regulations and guidance implementing these laws. The FDCA, PHSA and their corresponding regulations govern, among other things, the testing, manufacturing, safety, efficacy, labeling, packaging, storage, record keeping, distribution, reporting, advertising and other promotional practices involving drug products. Applications to the FDA are required before conducting human clinical testing of drug products. FDA approval also must be obtained before marketing of drug products. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources and we may not be able to obtain the required regulatory approvals to successfully develop and commercialize our product candidates, including LP-10.

U.S. Drug Development Process

The FDA must approve a product candidate before it may be legally marketed in the United States. The process required by the FDA before a drug product candidate may be marketed in the United States generally involves the following:

●	completion of preclinical laboratory tests and in vivo studies in accordance with the FDA’s current GLP regulations and applicable requirements for the humane use of laboratory animals or other applicable regulations;
●	submission to the FDA of an application for an IND exemption, which allows human clinical trials to begin unless FDA objects within 30 days;

●	approval by an independent IRB reviewing each clinical site before each clinical trial may be initiated;
●	performance of adequate and well-controlled human clinical trials according to the FDA’s current GCP regulations, and any additional requirements for the protection of human research subjects and their health information, to establish the safety and efficacy of the proposed drug product candidate for its intended use;
●	preparation and submission to the FDA of an NDA for marketing approval that includes substantial evidence of safety, purity and potency from results of nonclinical testing and clinical trials;
●	review of the product by an FDA advisory committee, if applicable;
●	satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the drug product candidate is produced to assess compliance with cGMP requirements and to assure that the facilities, methods and controls are adequate to preserve the drug product candidate’s identity, safety, strength, quality, potency and purity;
●	potential FDA audit of the nonclinical and clinical trial sites that generated the data in support of the NDA; and
●	payment of user fees and FDA review and approval, or licensure, of the NDA.

Before testing any drug product candidate in humans, including a liposomal intravesical product candidate, the product candidate must undergo preclinical testing. Preclinical tests, also referred to as nonclinical studies, include laboratory evaluations of product chemistry, toxicity and formulation, as well as in vivo studies to assess the potential safety and activity of the product candidate and to establish a rationale for therapeutic use. The conduct of the preclinical tests must comply with federal regulations and requirements including GLPs.

Concurrent with clinical trials, companies usually must complete some long-term preclinical testing, such as animal studies of reproductive adverse events and carcinogenicity, and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the drug in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

The clinical trial sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of an IND. Some preclinical testing may continue even after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA also may impose clinical holds on a drug product candidate at any time before or during clinical trials due to safety concerns or non-compliance. If the FDA imposes a clinical hold, trials may not recommence without FDA authorization and then only under terms authorized by the FDA.

Human Clinical Trials Under an IND

Clinical trials involve the administration of the drug product candidate to healthy volunteers or patients under the supervision of qualified investigators which generally are physicians not employed by, or under, the control of the trial sponsor. Clinical trials are conducted under written study protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters to be used to monitor subject safety, including stopping rules that assure a clinical trial will be stopped if certain adverse events should occur. Each protocol and any amendments to the protocol must be submitted to the FDA as part of the IND. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to a proposed clinical trial and places the trial on clinical hold, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. Accordingly, submission of an IND may or may not result in the FDA allowing clinical trials to commence. Clinical trials must be conducted and monitored in accordance with the FDA’s regulations comprising the current GCP requirements, including the requirement that all research subjects provide informed consent. Further, each clinical trial must be reviewed and approved by an IRB at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers items such as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the form and content of the informed consent that must be signed by each clinical trial subject, or their legal representative, reviews and approves the study protocol, and must monitor the clinical trial until completed.

U.S. Review and Approval Processes

The results of the preclinical tests and clinical trials, together with detailed information relating to the product’s CMC and proposed labeling, among other things, are submitted to the FDA as part of an NDA requesting approval to market the product for one or more indications. Under the Prescription Drug User Fee Act, as amended (“PDUFA”), each NDA must be accompanied by a significant user fee. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs for product candidates designated as orphan drugs unless the product candidate also includes a non-orphan indication.

“Orphan Drug” Designation

Under the Orphan Drug Act of 1983, the FDA may designate a drug product as an “orphan drug” if it is intended to treat a rare disease or condition (generally meaning that it affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States in cases in which there is no reasonable expectation that the cost of developing and making a drug product available in the United States for treatment of the disease or condition will be recovered from sales of the product). “Orphan drug” designation must be requested before submitting an NDA. After the FDA grants “orphan drug” designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. “Orphan drug” designation does not convey any advantage in the regulatory review and approval process, nor does it shorten the duration of such process.

If a product with “orphan drug” status receives FDA approval for the disease or condition for which it has such designation, the product is entitled to “orphan drug” exclusivity, meaning that the FDA may not approve any other applications to market the same drug product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with “orphan drug” exclusivity or if the party holding the exclusivity fails to assure the availability of sufficient quantities of the drug to meet the needs of patients with the disease or condition for which the drug was designated. Competitors, however, may receive approval of different drug products for the same indication for which the orphan drug has exclusivity or obtain approval for the same drug product but for a different indication for which the orphan drug has exclusivity. Orphan medicinal product status in the European Union has similar, but not identical, benefits.

The 505(b)(2) NDA Regulatory Pathway

Most drug products obtain FDA marketing approval pursuant to a full Section 505(b)(1) NDA or an aNDA. A third alternative is a Section 505(b)(2) NDA, which enables the applicant to rely, in part, on studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference or use, such as the FDA’s findings of safety and/or effectiveness for a similar previously approved product, or published literature, in support of its application. For example, we anticipate referencing relevant publicly available data, including the publicly disclosed FDA drug approval package for tacrolimus, in the preparation and submission of our aNDA for LP-10 and LP-310. However, the FDA is responsible for ultimately determining if the Company may utilize this pathway for LP-10 or any of our other product candidates and has presently not provided the Company with any indication that it may use such pathway. There is no guarantee that the FDA will make such a determination with respect to LP-10 or any of our other product candidates.

505(b)(2) NDAs often provide a path to FDA approval for new or improved formulations or new uses of previously approved products. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference. If the 505(b)(2) applicant can establish that reliance on the FDA’s previous approval is scientifically appropriate, it may eliminate the need to conduct certain preclinical or clinical studies of the new product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all, or some, of the label indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving aNDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

To the extent that the Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an aNDA applicant would. Thus approval of a 505(b)(2) NDA can be stalled until all the listed patents claiming the referenced product have expired, until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired, and, in the case of a Paragraph IV certification and subsequent patent infringement suit, until the earlier of 30 months, settlement of the lawsuit or a decision in the infringement case that is favorable to the Section 505(b)(2) applicant.

Expedited Development and Review Programs

In addition, the FDA is authorized to expedite the review of NDAs in several ways, including:

●	Fast Track Designation

To obtain Fast Track designation for a drug product candidate, the sponsor of such drug may request the FDA to designate such drug for a specific indication concurrent with or after the filing of the related IND. Drug products are eligible for Fast Track designation if they are intended to treat a serious or life-threatening condition and demonstrate the potential to address unmet medical needs for the condition. We believe that LP-10, and the specific indication for which it is being studied, meets the qualifications for Fast Track designation; however, the FDA is responsible for ultimately determining if LP-10 meets such qualifications, and there is no guarantee that the FDA will make such a determination with respect to LP-10. In addition to other benefits, such as the ability to have greater interactions with the FDA, the FDA may initiate review of certain sections of a Fast Track NDA before the application is complete, a process known as a “rolling review.” Any drug product candidate submitted to the FDA for marketing, including for Fast Track designation, may be eligible for other types of FDA designations intended to expedite drug development and review, such as Breakthrough Therapy designation, priority review and accelerated approval. Our initial request to obtain Fast Track designation covering LP-10 in July 2021 was denied by the FDA in September 2021, however we plan to submit a new request to the FDA to obtain Fast Track designation covering LP-10 as data continues to become available from our Phase 2a clinical trial.

●	Breakthrough Therapy Designation

To qualify for the FDA’s Breakthrough Therapy designation, product candidates must be intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence must indicate that such product candidates may demonstrate substantial improvement on one or more clinically significant endpoints compared to existing therapies.

The FDA will seek to ensure that the sponsor of a breakthrough therapy product candidate receives intensive guidance on an efficient drug development program, intensive involvement of senior managers and experienced staff on a proactive, collaborative and cross-disciplinary review, and rolling review. We believe that LP-10, and the specific indication for which it is being studied, meets the qualifications for Breakthrough Therapy designation, and we intend to apply for such status pending early LP-10 clinical results; however, the FDA is responsible for ultimately determining if LP-10 meets such qualifications, and there is no guarantee that the FDA will make such a determination with respect to LP-10.

●	Accelerated Approval

Drug or drug products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefits over existing treatments may receive accelerated approval from the FDA. Accelerated approval means that a product candidate may be approved on the basis of adequate and well-controlled clinical trials establishing that the product candidate has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity and prevalence of the condition and the availability or lack of alternative treatments. As a condition of receipt of accelerated approval, the FDA may require that a sponsor of a drug product candidate requesting such approval perform adequate and well-controlled post-marketing clinical trials. In addition, the FDA currently requires, as a condition for accelerated approval, pre-approval of promotional materials relating to such drug candidate. Given the availability of direct efficacy measures in the case of LP-10 for HC, it is unlikely that a surrogate measurement would accelerate approval of LP-10. However, we remain open to the possibility of discovering relevant surrogate measurements during the clinical development of LP-10 that would accelerate the approval process.

Fast Track designation, Breakthrough Therapy designation and accelerated approval do not change the standards for approval but may expedite the development or approval process.

Post-Approval Requirements

Rigorous and extensive FDA regulation of drug products continues after approval, particularly with respect to cGMP requirements. Manufacturers are required to comply with applicable requirements in the cGMP regulations, including quality control, quality assurance and maintenance of records and documentation. Other post-approval requirements applicable to drug products include reporting of cGMP deviations that may affect the identity, potency, purity and overall safety of a distributed product; recordkeeping requirements; reporting of adverse effects; reporting updated safety and efficacy information; and complying with electronic record and signature requirements. After an NDA is approved, the product also may be subject to official lot release, which is a potential marketing requirement related to manufacturing quality. If the product is subject to official release by the FDA, the manufacturer submits samples of each lot of product to the FDA, together with a release protocol, showing a summary of the manufacturing history of the lot and the results of all tests performed on the lot. The FDA also may perform certain confirmatory tests on lots of some products before releasing the lots for distribution. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency and effectiveness of drug products. A sponsor also must comply with the FDA’s advertising and promotion requirements, such as the prohibition on promoting products for uses or in patient populations that are not described in the product’s approved labeling (known as “off-label use”).

Discovery of previously unknown problems or the failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, as well as possible civil or criminal sanctions. In addition, changes to the manufacturing process or facility generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

Although our primary market is in the United States, we plan to commercialize LP-10 and our other product candidates in additional jurisdictions, including Europe, Canada, Mexico and Australia. Each of these jurisdictions may currently have, and may in the future adopt, laws, directives and regulations, that could affect our plan to test, obtain approval of and commercialize LP-10 and such other product candidates. We plan to develop an international regulatory strategy regarding such additional jurisdictions in connection with the completion of our LP-10 clinical trial in the United States.

MANAGEMENT

Executive Officers, Directors and Significant Employees

The following table provides information regarding the persons who serve as our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Jonathan Kaufman, PhD, MBA	56	President, Chief Executive Officer, Secretary and Treasurer and Chairman of the Board of Directors
Michael Chancellor, MD	65	Chief Medical Officer and Director
Douglas Johnston, CPA	38	Chief Financial Officer
David Battleman, MD	56	Independent Director
Byong (Christopher) Kim, PhD	51	Independent Director
Ryan Pruchnic, MBA	48	Independent Director
Naoki Yoshimura, MD, PhD	65	Independent Director

The following is a biographical summary of the experience of each of our executive officers, directors and significant employees:

Executive Officers

Jonathan Kaufman, PhD, MBA, has served as a director and as our Chief Executive Officer, President, Secretary and Treasurer since the Company’s inception in 2005. From 2016 to 2019, Dr. Kaufman was a managing director and registered representative of Pickwick Capital Partners, LLC, a growth equity firm, and from 2015 to 2018 he consulted for multiple biotechnology companies, including Menogenix Inc., and Frequency Therapeutics Inc. (Nasdaq: FREQ). Previously, Dr. Kaufman served as chief financial officer of Semprus Biosciences Corp. (acquired by Teleflex Incorporated (NYSE: TFX)), chief science officer at LaunchCyte LLC, a company that creates, seeds and harvests life science innovations from top U.S. academic institutions (“LaunchCyte”), fellow in the department of radiation at the Hospital of the University of Pennsylvania, consultant to GlaxoSmithKline plc. (NYSE: GSK). Also, Dr. Kaufman served on the new technology committee during his employment at Merck & Co., Inc. (NYSE: MRK). Dr. Kaufman is the co-founder of Knopp Biosciences LLC, a privately held drug discovery and development company, and until March 2022 had served on the board of directors of Reaction Biology Corporation, a pre-clinical contract research organization that provides a full suite of preclinical drug discovery services. Dr. Kaufman received an MBA from the Wharton School, a PhD from the University of Pennsylvania School of Medicine, an MS from Brown University, and a BS from Carnegie Mellon University. We believe that Dr. Kaufman is qualified to serve on our board of directors due to his extensive business experience and knowledge in the life science industry.

Michael Chancellor, MD, has served as a director and as our Chief Medical Officer since 2008 and has been a consultant to the Company since 2005. Since 2008, Dr. Chancellor has served as a professor and research director at the William Beaumont School of Medicine. He is co-founder of Cook Myosite Incorporated, company that develops and commercializes technology related to the collection, selection, and expansion of human skeletal muscle cells for the treatment of various disorders and a wholly owned subsidiary of Cook Medical Incorporated, a medical device company. Dr. Chancellor has been principal investigator in more than 75 clinical trials has authored hundreds of publications regarding the treatment of urinary bladder dysfunction, has received more than 90 awards in connection with his work with urinary bladder dysfunction, and is generally considered an international key opinion leader in the industry. Dr. Chancellor is a board-certified urologist, previously holding the positions of instructor at the College of Physicians and Surgeons Columbia University, associate professor at Jefferson Medical College, and professor at University of Pittsburgh School of Medicine. He received an MD from the Medical College of Wisconsin and completed his urology residency at the University of Michigan and his neurourology and female urology fellowship at Columbia University. We believe that Dr. Chancellor is qualified to serve on our board of directors due to his extensive business experience as an executive in the pharmaceutical industry and his depth of knowledge and substantial experience as a research scientist.

Douglas Johnston, CPA, has served as the Company’s Chief Financial Officer since November 9, 2022, and previously served in a similar capacity as the Company’s Vice President of Finance since October 2021. Mr. Johnston has more than 15 years of experience, including working with global pharmaceutical companies and early-stage pharmaceutical and technology companies. Most recently, Mr. Johnston served as the chief financial officer of Apogee IT Services (“Apogee”) from 2017 to 2021. Prior to Apogee, Mr. Johnston served from 2015 to 2017 as senior manager of finance for Mylan N.V. (specialty division), a global generic and specialty pharmaceuticals company, director of finance from 2013 to 2015 at Forever, Inc., a digital archive and internet storage company, assistant controller from 2011 to 2013 at Kadmon Corporation, a biopharmaceutical company that discovers, develops and markets transformative therapies for unmet medical needs and is a subsidiary of Sanofi S.A. (Nasdaq: SNY), and prior to that, he served as an audit manager at Deloitte Touche Tohmatsu Limited. Also, Mr. Johnston is the co-founder of Stonewall Finance, LLC. Mr. Johnston received a bachelor’s degree in accounting from Washington and Jefferson College, is a certified public accountant licensed in Pennsylvania, and is an active member of the American Institute of Certified Public Accountants.

Independent Directors

David Battleman, MD, has served as a director of the Company since 2008. Since 2010, Dr. Battleman has served as the principal and founder of TrueNorth Lifesciences, LLC (“TNLS”), a management consulting and financial advisory firm that works to accelerate growth of pharmaceutical and biotechnology companies. Prior to founding TNLS, from 2005 to 2010, Dr. Battleman served as a senior principal in the research and development and commercial strategy practice within IMS Health Holdings, Inc. (now IQVIA; NYSE: IQV), a Fortune 500 company providing data and consulting services to the global pharmaceutical industry, Prior to joining IMS Health Holdings, Inc., he served as a management consultant at Bain & Company from 2004 to 2005, and as medical director for Pfizer Pharmaceuticals from 2002 to 2004. Within academia, he worked as an assistant professor of Public Health & Medicine at Cornell University’s Weill Cornell Medical College from 1997 to 2002. While at Cornell, Dr. Battleman’s research focused primarily on health economics and technology assessment, and he has published both original research and expert reviews in these areas. Dr. Battleman holds an M.D. from Weill Cornell Medical College, an M.B.A. from the University of Pennsylvania’s Wharton School of Business, and an M.Sc. from the Harvard School of Public Health. Dr. Battleman also holds his Series 63 and Series 82 licenses and is a FINRA registered representative with Pickwick Capital Partners. We believe that Dr. Battleman is qualified to serve on our board of directors because of his extensive experience in operating and advising diverse biotechnology companies and his depth of knowledge in the life science industry.

Byong (Christopher) Kim, PhD, has served as a director of the Company since March 2022 and is a venture capitalist with a focus on drug discovery. Since 2015, Dr. Kim has served as managing director at Novatio Ventures, which invests in seed- to early-stage life sciences companies originating from the U.S., Canada and Korea. He has also served as a member of the selection committee for BaseLaunch since July 2020, an accelerator firm located in Basel, Switzerland which has supported ventures that have since raised over $390M since its founding in 2018. Additionally, since 2016, Dr. Kim has served as an executive vice president and board member of Bridge Biotherapeutics, Inc., a clinical stage biotech company that went public on the Korean stock exchange KOSDAQ in December 2019. Mr. Kim holds a B.S. in Biology from the University of California at Irvine, a PhD in Developmental Biology from the University of Texas at MD Anderson, and an MBA from Carnegie Mellon University. We believe that Dr. Kim is qualified to serve on our board of directors because of his experience evaluating and financing early-stage biotechnology companies.

Ryan Pruchnic, MBA, has served as a director of the Company since September 2021. Mr. Pruchnic has been employed by Cook Myosite since 2001, and currently serves as managing vice president at Cook MyoSite. Mr. Pruchnic received a bachelor’s degree in biology and a master’s degree in exercise physiology from the University of Pittsburgh and an MBA from the Joseph M. Katz Graduate School of Business at the University of Pittsburgh. While working as a research scientist investigating the experimental uses of skeletal muscle-derived cells for urinary tract tissue augmentation, Mr. Pruchnic was part of the original team that custom-built the cell isolation and manufacturing technology for use in human clinical trials. Mr. Pruchnic has authored and coauthored numerous peer-reviewed scientific journal articles and book chapters relating to gene and cell therapy research for musculoskeletal disorders. Currently, Mr. Pruchnic oversees the day-to-day operations and the manufacturing, quality testing and releasing of the cellular product for human use in clinical investigations at Cook MyoSite, including leading the regulatory and clinical initiatives. We believe that Mr. Pruchnic is qualified to serve on our board of directors due to his experience building a substantial global research initiative in applied regenerative medicine.

Naoki Yoshimura, MD, PhD, has served as a director of the Company since September 2021. Dr. Yoshimura is a professor and the endowed chair of neurological research in the department of urology at the University of Pittsburgh School of Medicine, where he has been employed since 1996. Dr. Yoshimura also serves on the appeals committee of the University of Pittsburgh School of Medicine. Dr. Yoshimura’s research interests include understanding the mechanism inducing hyperexcitability of visceral afferent pathways innevating the lower urinary tract in relation with pathophysiological conditions such as spinal cord injury, peripheral nerve injury, inflammation, and diabetes mellitus, and identifying the role of neurotrophic factors in controlling the activity of visceral afferent neurons. Since 2006, Dr. Yoshimura has served on the board of directors of the Comfortable Urology Network, a non-profit organization. In addition, Dr. Yoshimura has served as a research officer for and on the board of directors of the International Neuro-Urology Society since its establishment in 2016. Dr. Yoshimura is a published author of more than 300 articles, abstracts, and book chapters, teaches several courses at the University of Pittsburgh School of Medicine, and mentors a number of students, residents, and research fellows each year. Dr. Yoshimura is also principal investigator on several sponsored research projects and holds a number of patents in his field. Dr. Yoshimura serves as a member of the editorial board for the Journal of the Japanese Continence Society and the International Journal of Urology. We believe that Dr. Yoshimura is qualified to serve on our board of directors due to his extensive experience in urinary bladder research and related consulting experience with the pharmaceutical industry.

Significant Employees

Michele Gruber has served in various roles for the Company since 2009 and currently serves as the Company’s Director of Operations, a position she has held since March 2010. She has participated in the development of multiple Company product candidates for the treatment of urologic diseases, as well as the design and conduct of urologic clinical trials. Mrs. Gruber’s early work in the chemistry field included development of calibration standards for a Macromizer MALDI-TOF mass spectrometry as well as analytical work in the biofuels industry. Mrs. Gruber was responsible for the development of GMP manufacturing and validation and stability testing of LP-10 and has been similarly responsible for LP-310 in this regard, including preparation of the related IND package. Mrs. Gruber holds a Bachelor’s degree in Chemistry from Carnegie Mellon University.

Janet Okonski has served as the Company’s Director of Clinical Operations since August 2021, where she is responsible for the Company’s clinical trial data management as well as communications with the Company’s clinical trial sites and clinical research vendors, including medical monitoring, clinical laboratories for body-fluid analysis, safety monitoring and overall data management. For more than twenty years prior, she was employed as a clinical research director at the University of Pittsburgh’s Department of Urology. Mrs. Okonski has experience managing over 40 clinical trials in all phases of research, including translational clinical research, and her experience also includes participating in clinical trial design and budgeting, preparing FDA regulatory submissions (including IND applications) and clinical trial subject recruitment, retention and data collection. Mrs. Okonski holds a Bachelor’s degree from Indiana University of Pennsylvania.

Board Composition

Board of Directors

Our board of directors consists of six members. The number of directors is fixed from time to time by our board of directors, subject to the terms of our Certificate of Incorporation and our Bylaws. Each of our current directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, disqualification, resignation, or removal.

Director Independence

Upon the completion of the Offering of the IPO Shares, we anticipate that our Common Stock will be listed on Nasdaq. Applicable Nasdaq rules require a majority of a listed company’s board of directors to comprise independent directors within one year of listing. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Other than Drs. Kaufman and Chancellor, our board of directors believes that Drs. Battleman, Kim and Yoshimura and Mr. Pruchnic will be deemed independent directors, as defined under applicable Nasdaq rules. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section entitled “Certain Relationships and Related-Party Transactions.”

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries.

Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors and officers.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and the responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Each committee operates under a charter approved by our board of directors. Following the closing of this Offering of the IPO Shares, copies of each committee’s charter will be posted on the investor relations section of our website at www.lipella.com. The reference to our website address in this prospectus does not include or incorporate by reference the information on our website into the registration statement of which this prospectus forms a part.

Audit Committee

The members of our audit committee are Mr. Pruchnic and Drs. Battleman and Kim. Mr. Pruchnic serves as the chairperson of our audit committee.   Mr. Pruchnic and Drs. Battleman and Kim will each meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that Dr. Battleman is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee oversees our corporate accounting and financial reporting process, assists our board of directors in monitoring our financial systems and is responsible for, among other things:

●	our accounting and financial reporting processes and internal controls, including our financial statement audits and the integrity of our financial statements;
●	our compliance with applicable laws (including U.S. federal securities laws and other legal and regulatory requirements);
●	our design, implementation and performance of the Company’s internal control function;
●	our policies with respect to risk assessment and risk management pertaining to the financial, accounting and tax matters of the Company;
●	reviewing and approving related person transactions;
●	selecting and hiring our registered independent public accounting firm;
●	the qualifications, independence and performance of our independent auditors; and
●	the preparation of the audit committee report to be included in our annual proxy statements.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of Nasdaq.

Compensation Committee

The members of our compensation committee are Drs. Yoshimura, Battleman and Kim. Dr. Kim serves as the chairperson of our compensation committee. The composition of our compensation committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of such committee is: (i) an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. Our compensation committee oversees our compensation policies, plans and benefits programs and is responsible for, among other things:

●	evaluating, recommending, approving and reviewing executive officer and director compensation arrangements, plans, policies and programs;

●	overseeing the Company’s compensation policies, plans and benefit programs, and being responsible for the Company’s overall compensation philosophy;

●	administering our cash-based and equity-based compensation plans; and
●	making recommendations to our board of directors regarding any other board of director responsibilities relating to executive compensation.

Our compensation committee operates under a written charter which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Drs. Yoshimura and Kim and Mr. Pruchnic.  Dr. Yoshimura serves as the chairperson of our nominating and corporate governance committee. The composition of our nominating and corporate governance committee meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors and is responsible for, among other things:

●	identifying, considering and recommending candidates for membership on our board of directors;
●	developing and maintaining corporate governance policies applicable to us;
●	overseeing the process of evaluating the performance of our board of directors; and
●	advising our board of directors on other corporate governance matters.

Our nominating and corporate governance committee operates under a written charter which satisfies the applicable rules of the SEC and the listing standards of Nasdaq.

Code of Conduct and Ethics

We have a written code of conduct and ethics that applies to our directors, officers, employees and contractors, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The code of conduct and ethics is available on our website at www.lipella.com. We intend to disclose future amendments to such code, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our website identified above or in a current report on Form 8-K that we would file with the SEC. Information contained on the website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. The inclusion of our website address in this prospectus is an inactive textual reference only.

Non-Employee Director Compensation

We have not implemented a formal policy with respect to compensation payable to our non-employee directors. From time to time, we have granted equity awards to attract individuals to join our board of directors and for their continued service thereon. We did not pay any compensation, other than equity awards, to any of our non-employee directors in 2021. We reimburse our directors for expenses associated with attending meetings of our board of directors and its committees. Our board of directors is still in the process of considering the non-employee director compensation policy.

The following table presents the total compensation for the fiscal year ended December 31, 2021 for each person who served as a non-employee member of our board of directors in such year. Other than as set forth in the table, in the fiscal year ended December 31, 2021, we did not pay any fees to, make any equity awards or non-equity awards to or pay any other compensation to the non-employee members of our board of directors. All share amounts and per share prices presented in this subsection reflect the anticipated reverse stock split of our outstanding shares of Common Stock on a 1-for-2.5 basis.

Director Compensation

For the twelve months ended December 31, 2021:	Fees earned or paid in cash	Stock Awards	Option Awards (1)	Total (1)
David Battleman (2)	$—	$—	$154,550	$154,550
Thomas Petzinger, Jr. (3)	$—	$—	$115,000	$115,000
Naoki Yoshimura (4)	$—	$—	$28,000	$28,000
Ryan Pruchnic (5)	$—	$—	$28,000	$28,000

(1) Amounts reflect the aggregate grant date fair value of the stock options granted to each director during the fiscal year ended December 31, 2021, as computed in accordance with Financial Accounting Standards Board ASC 718.

(2) During the fiscal year ended December 31, 2021, the Company granted Mr. Battleman stock options exercisable for up to an aggregate of 54,000 shares of Common Stock, of which (i) stock options exercisable for up to 10,000 shares of Common Stock have a grant date fair value of $3.05 per share, (ii) stock options exercisable for up to 34,000 shares of Common Stock have a grant date fair value of $2.825 per share (which stock options were granted in order to replace expired stock options previously held by Mr. Battleman) and (iii) stock options exercisable for up to 10,000 shares of Common Stock have a grant date fair value of $2.80 per share.

(3) During the fiscal year ended December 31, 2021, the Company granted Mr. Petzinger stock options exercisable for up to an aggregate of 40,000 shares of Common Stock, of which (i) stock options exercisable for up to 10,000 shares of Common Stock have a grant date fair value of $3.05 per share, (ii) stock options exercisable for up to 20,000 shares of Common Stock have a grant date fair value of $2.825 per share (which stock options were granted in order to replace expired stock options previously held by Mr. Petzinger) and (iii) stock options exercisable for up to 10,000 shares of Common Stock have a grant date fair value of $2.80 per share. Effective as of April 13, 2022, Mr. Petzinger resigned from our board of directors.

(4) During the fiscal year ended December 31, 2021, the Company granted Mr. Yoshimura stock options exercisable for up to an aggregate of 10,000 shares of Common Stock having a grant date fair value of $2.80 per share.

(5) During the fiscal year ended December 31, 2021, the Company granted Mr. Pruchnic stock options exercisable for up to an aggregate of 10,000 shares of Common Stock having a grant date fair value of $2.80 per share.

Stock Option and Restricted Stock Grants to Directors
	Number of Restricted Shares of Common Stock Granted	Number of Options Granted	Average per Share Exercise Price
David Battleman	0	54,000	$5.00
Thomas Petzinger, Jr.	0	40,000	$5.00
Naoki Yoshimura	0	10,000	$5.00
Ryan Pruchnic	0	10,000	$5.00

EXECUTIVE COMPENSATION

Our named executive officers for the fiscal year ended December 31, 2021, which consist of our principal executive officer and the next two most highly compensated executive officers, are:

●	Jonathan Kaufman, our Chief Executive Officer;

●	Michael Chancellor, our Chief Medical Officer; and

●	Douglas Johnston, our Chief Financial Officer.

All share amounts and per share prices presented in this Executive Compensation section reflect the anticipated reverse stock split of our outstanding shares of Common Stock on a 1-for-2.5 basis.

Summary Compensation Table

The following table provides information regarding the compensation of each of our named executive officers during the fiscal years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary	Bonus	Option Awards(1)		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Jonathan Kaufman, Chief Executive Officer	2021	$183,300	—	$730,500	(2)	—	—	$913,800
	2020	$183,300	—	—		—	—	$183,300
Michael Chancellor, Chief Medical Officer	2021	$101,267	—	$730,500	(3)	—	—	$831,767
	2020	$45,700	—	—		—	—	$45,700
Douglas Johnston, Chief Financial Officer	2021	$12,000	—	—		—	—	$12,000
	2020	—	—	—		—	—	—

(1) Amounts reflect the aggregate grant date fair value of the stock options granted to each named executive officer during the fiscal year ended December 31, 2021, as computed in accordance with Financial Accounting Standards Board ASC 718.

(2) During the fiscal year ended December 31, 2021, the Company granted Dr. Kaufman stock options exercisable for up to an aggregate of 260,000 shares of Common Stock, of which (i) stock options exercisable for up to 100,000 shares of Common Stock have a grant date fair value of $2.825 per share (which stock options were granted in order to replace expired stock options previously held by Dr. Kaufman) and (ii) stock options exercisable for up to 160,000 shares of Common Stock have a grant date fair value of $2.80 per share.

(3) During the fiscal year ended December 31, 2021, the Company granted Dr. Chancellor stock options exercisable for up to an aggregate of 260,000 shares of Common Stock, of which (i) stock options exercisable for up to 100,000 shares of Common Stock have a grant date fair value of $2.825 per share (which stock options were granted in order to replace expired stock options previously held by Dr. Chancellor) and (ii) stock options exercisable for up to 160,000 shares of Common Stock have a grant date fair value of $2.80 per share.

Executive Employment Arrangements

Jonathan Kaufman

On July 17, 2020, Dr. Kaufman and the Company entered into an employment agreement appointing Dr. Kaufman as Chief Executive Officer of the Company (the “Kaufman Agreement”). The Kaufman Agreement establishes an employment term of two years beginning on July 17, 2020, which term will be automatically extended for successive one-year periods unless either party notifies the other party of its intention not to renew upon at least 90 days’ written notice prior to the applicable renewal date. The Kaufman Agreement provides Dr. Kaufman with an annual base salary of $183,300. In addition, Dr. Kaufman may be entitled to receive equity awards under the company’s stock incentive plans, as well as reimbursement of business expenses and bonus compensation, at the discretion of the board of directors, depending upon relevant factors, including but not limited to fundraising success, continued ongoing grant revenue, successful progress in the clinic and the Company’s financial position. The Kaufman Agreement also provides that Dr. Kaufman will participate in employee benefits plans, practices and programs maintained by the Company.

Pursuant to the Kaufman Agreement, either party may terminate such agreement for any reason upon 90 days’ advance written notice. In the event that Dr. Kaufman is terminated by the Company for Cause or by Dr. Kaufman Without Good Reason (as such terms are defined in the Kaufman Agreement), Dr. Kaufman is entitled to any accrued but unpaid base salary, employee benefits and reimbursement of unreimbursed expenses incurred until the date of termination. In the event that Dr. Kaufman is terminated by the Company for Without Cause or by Dr. Kaufman for Good Reason (as such terms are defined in the Kaufman Agreement), Dr. Kaufman is entitled to his base salary for six months following such date of termination and all unvested stock options held by Dr. Kaufman under the Company’s stock incentive plans will immediately vest. Additionally, in the event of termination without Cause by the Company or for Good Reason by Dr. Kaufman within 12 months of a Change in Control (as defined in the Kaufman Agreement), Dr. Kaufman is entitled to a receive a lump sum payment of two times the annual base salary within 60 days following such termination and reimbursement for certain health insurance premium payments.

Michael Chancellor

On July 17, 2020, Dr. Chancellor and the Company entered into an employment agreement appointing Dr. Chancellor as Chief Medical Officer of the Company (the “Chancellor Agreement”). The Chancellor Agreement establishes an employment term of two years beginning on July 17, 2020, which term will be automatically extended for successive one-year periods unless either party notifies the other party of its intention not to renew upon at least 90 days’ written notice prior to the applicable renewal date. The Chancellor Agreement provides that Dr. Chancellor was initially to be paid an annual base salary of $45,650, provided that if the Company achieves adequate financial liquidity and net working capital in connection with a subsequent private offering, such salary may be increased up to a maximum of $175,000. This amount is currently covered by federal grant revenue. In addition, Dr. Chancellor may be entitled to receive equity awards under the Company’s stock incentive plans, as well as reimbursement of business expenses and bonus compensation at the discretion of the board of directors. The Chancellor Agreement also provides that Dr. Chancellor will participate in employee benefits plans, practices and programs maintained by the Company.

Pursuant to the Chancellor Agreement, either party may terminate such agreement for any reason upon 90 days’ advance written notice. In the event that Dr. Chancellor is terminated by the Company for Cause or by Dr. Chancellor Without Good Reason (as such terms are defined in the Chancellor Agreement), Dr. Chancellor is entitled to any accrued but unpaid base salary, employee benefits and reimbursement of unreimbursed expenses incurred until the date of termination. In the event that Dr. Chancellor is terminated by the Company for Without Cause or by Dr. Chancellor for Good Reason (as such terms are defined in the Chancellor Agreement), Dr. Chancellor is entitled to his base salary for six months following such date of termination and all unvested stock options held by Dr. Chancellor under the Company’s stock incentive plans will immediately vest. Additionally, in the event of termination without Cause by the Company or for Good Reason by Dr. Chancellor within 12 months of a Change in Control (as defined in the Chancellor Agreement), Dr. Chancellor is entitled to a receive a lump sum payment of two times the annual base salary within 60 days following such termination and reimbursement for certain health insurance premium payments.

Douglas Johnston

Effective November 1, 2022, Mr. Johnston and the Company entered into an employment agreement appointing Mr. Johnston as Chief Financial Officer of the Company (the “Johnston Agreement”). The Johnston Agreement establishes an employment term of two years beginning on November 1, 2024, which term will be automatically extended for successive one-year periods unless either party notifies the other party of its intention not to renew upon at least 90 days’ written notice prior to the applicable renewal date. The Johnston Agreement provides that Mr. Johnston will be paid an annual base salary of $165,000. In addition, Mr. Johnston may be entitled to receive equity awards under the Company’s stock incentive plans, as well as reimbursement of business expenses and bonus compensation at the discretion of the board of directors. The Johnston Agreement also provides that Mr. Johnston will participate in employee benefits plans, practices and programs maintained by the Company.

Pursuant to the Johnston Agreement, either party may terminate such agreement for any reason upon 90 days’ advance written notice. In the event that Mr. Johnston is terminated by the Company for Cause or by Mr. Johnston Without Good Reason (as such terms are defined in the Johnston Agreement), Mr. Johnston is entitled to any accrued but unpaid base salary, employee benefits and reimbursement of unreimbursed expenses incurred until the date of termination. In the event that Mr. Johnston is terminated by the Company for Without Cause or by Mr. Johnston for Good Reason (as such terms are defined in the Johnston Agreement), Mr. Johnston is entitled to his base salary for six months following such date of termination and all unvested stock options held by Mr. Johnston under the Company’s stock incentive plans will immediately vest. Additionally, in the event of termination without Cause by the Company or for Good Reason by Mr. Johnston within 12 months of a Change in Control (as defined in the Johnston Agreement), Mr. Johnston is entitled to a receive a lump sum payment of two times the annual base salary within 60 days following such termination and reimbursement for certain health insurance premium payments.

Stonewall Finance, LLC, of which Mr. Johnston is a partner and co-founder, and the Company previously were party to an agreement, dated October 14, 2021 and which terminated on October 22, 2022, pursuant to which Mr. Johnston had served and performed financial and accounting services for the Company and pursuant to which Mr. Johnston received cash payments from the Company of $4,000 per month.

Equity and Equity-Based Plans

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the outstanding equity awards of each of our named executive officers during the fiscal year ended December 31, 2021.

	Option Awards						Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Unvested	Market Value of Shares of Units of Stock Unvested	Equity Incentive Plan Awards: Number of Unearned Unvested Shares	Equity Incentive Plan Awards: Market or Payout Value of Unearned Unvested Shares
Jonathan Kaufman, Chief Executive Officer	—	—	100,000	(1)	5.00	3/31/2031	—	—	—	—
	—	—	160,000	(2)	5.00	9/3/2031	—	—	—	—
Michael Chancellor, Chief Medical Officer	—	—	100,000	(3)	5.00	3/31/2031	—	—	—	—
	—	—	160,000	(4)	5.00	9/3/2031	—	—	—	—
Douglas Johnston, Chief Financial Officer	—	—	—		—	—	—	—	—	—

(1) Such stock options exercisable for up to an aggregate of 100,000 shares of Common Stock were granted under the 2020 Plan and were fully vested.

(2) Such stock options exercisable for up to an aggregate of 160,000 shares of Common Stock were granted under the 2020 Plan and vest annually in equal installments commencing on the first anniversary of the date of grant.

(3) Such stock options exercisable for up to an aggregate of 100,000 shares of Common Stock were granted under the 2020 Plan and were fully vested upon the date of grant.

(4) Such stock options exercisable for up to an aggregate of 160,000 shares of Common Stock were granted under the 2020 Plan and vest annually in equal installments commencing on the first anniversary of the date of grant.

Equity Incentive Plans

2008 Stock Incentive Plan

Our board of directors adopted and our stockholders approved the 2008 Plan in March 2008. The 2008 Plan terminated in accordance with its terms in 2018; however, awards outstanding under the 2008 Plan continue to be governed by their existing terms.

Share Reserve. An aggregate of 2,400,000 shares were authorized for issuance under the 2008 Plan. As of December 31, 2021, options to purchase an aggregate of 1,078,000 shares of our Common Stock at an exercise price of $1.25 per share were outstanding under the 2008 Plan.

Administration. Our board of directors, or a committee thereof, has administered the 2008 Plan since its adoption; however, following this Offering, we intend for the compensation committee of our board of directors to administer the 2008 Plan to the extent such administration is necessary in light of the termination of the 2008 Plan.

Eligibility. Employees, officers, members of our board of directors, consultants and advisors were eligible to participate in the 2008 Plan. However, only employees were eligible to receive incentive stock options.

Types of Awards. The 2008 Plan provides for the following types of awards granted with respect to shares of our Common Stock:

●	incentive and non-statutory stock options to purchase shares of our Common Stock; and

●	direct award or sale of shares of our Common Stock, including restricted shares.

Options. The exercise price for options granted under the 2008 Plan is determined by our board of directors but may not be less than 100% of the fair market value of our Common Stock on the grant date. Optionees may pay the exercise price in cash or cash equivalents or by one, or any combination of, the following forms of payment, as permitted by the board in its sole discretion:

●	surrender of shares of Common Stock that the optionee already owns;

●	delivery of a full-recourse promissory note, with the option shares pledged as security against the principal and accrued interest on the note;

●	an immediate sale of the option shares through a company-approved broker, if the shares of our Common Stock are publicly traded;

●	surrendering a number of vested shares subject to the option having an aggregate fair market value no greater than the aggregate exercise price, or the sum of such exercise price plus all or a portion of the minimum amount required to be withheld under applicable law; or

●	other methods permitted by the DGCL.

Options vest as determined by the board. In general, we have granted options that vest over a four-year period. Options expire at the time determined by the board, but in no event more than ten years after they are granted, and generally expire earlier if the optionee’s service terminates.

Restricted Shares. Restricted shares may be awarded or sold under the 2008 Plan in return for cash or cash equivalents or, as permitted by the board in its sole discretion, in exchange for services rendered to us, by delivery of a full-recourse promissory note or through any other means permitted by applicable law. Restricted shares vest as determined by the board.

Corporate Transactions. In the event that we are a party to a merger or consolidation or in the event of a sale of all or substantially all of our stock or assets, awards granted under the 2008 Plan will be subject to the agreement governing such transaction or, in the absence of such agreement, in the manner determined by the board. Such treatment may include, without limitation, one or more of the following with respect to outstanding awards:

●	the continuation, assumption or substitution of an award by the surviving entity or its parent;

●	cancellation of the vested portion of the award in exchange for a payment equal to the excess, if any, of the value of the shares subject to the award over any exercise price per share applicable to the award;

●	cancellation of the award without payment of any consideration;

●	suspension of the optionee’s right to exercise the option during a limited period of time preceding the completion of the transaction; or

●	termination of any right the optionee has to exercise the option prior to vesting in the shares subject to the option.

The board is not obligated to treat all awards in the same manner. The board has the discretion, at any time, to provide that an award under the 2008 Plan will vest on an accelerated basis in connection with a corporate transaction or to amend or modify an award so long as such amendment or modification is not inconsistent with the terms of the 2008 Plan or would not result in the impairment of a participant’s rights without the participant’s consent.

Changes in Capitalization. In the event of certain specified changes in the capital structure of our Common Stock, such as a stock split, reverse stock split, stock dividend, reclassification or any other increase or decrease in the number of issued shares of stock effective without receipt of consideration by us, proportionate adjustments will automatically be made in (i) each of the number and kind of shares available for future grants under the 2008 Plan, (ii) the number and kind of shares covered by each outstanding award, (iii) the exercise price per share subject to each outstanding option and (iv) any repurchase price applicable to shares granted under the 2008 Plan. In the event of an extraordinary cash divided that has a material effect on the fair market value of our Common Stock, a recapitalization, spin-off or other similar occurrence, the board at its sole discretion may make appropriate adjustments to one or more of the items described above.

Amendments or Termination. Pursuant to the 2008 Plan, the administrator could amend, suspect or terminate the 2008 Plan, subject to stockholder approval in the case of an amendment requiring stockholder approval under the Internal Revenue Code, any rule of a stock exchange on which the Company’s securities are listed or any other applicable law. The 2008 Plan was terminated pursuant to its terms in 2018, but as noted above, awards outstanding under the 2008 Plan will remain outstanding and will continue to be governed by the 2008 Plan and any outstanding related award agreements.

2020 Stock Incentive Plan

Our board of directors adopted and our stockholder approved the 2020 Plan in July 2020, and the Board approved an amended and restated version of the 2020 Plan on November 10, 2022, subject to stockholder approval which has been subsequently obtained. The material terms of the 2020 Plan are summarized below and reflects such amended and restated version.

Share Reserve. An aggregate of 1,000,000 shares were originally authorized for issuance under the 2020 Plan. Subject to the stockholders approving the amended and restated 2020 Plan, an additional 400,000 shares will be added to the pool, resulting in an aggregate of 1,400,000 shares available for issuance under the 2020 Plan. As of September 30, 2022, options to purchase an aggregate of 976,000 shares of our Common Stock at exercise prices ranging from $3.75 to $5.00 per share, with a weighted-average exercise price of $4.70 per share, were outstanding under the 2020 Plan, with 24,000 shares of our Common Stock remaining available for future issuance. Unissued shares subject to awards that expire, are forfeited, or are cancelled will again become available for issuance under the 2020 Plan.

Administration. Our board of directors, or a committee thereof, has administered the 2020 Plan since its adoption; however, following this Offering, we intend for the compensation committee of our board of directors to administer the 2020 Plan to the extent such administration is necessary following this Offering. The board has complete discretion to make all decisions relating to the 2020 Plan and outstanding awards.

Eligibility. Key employees, directors and consultants and other persons who render services of special importance to our management, operation or development are eligible to participate in the 2020 Plan. However, only employees are eligible to receive incentive stock options.

Types of Awards. The 2020 Plan provides for the following types of awards granted with respect to shares of our Common Stock:

●	incentive and non-statutory stock options to purchase shares of our Common Stock;

●	stock appreciation rights to purchase shares of our Common Stock;

●	restricted stock units to acquire our Common Stock;

●	direct award or sale of shares of our Common Stock, including restricted shares; and

●	Other Common Stock based awards.

Options. The exercise price for options granted under the 2020 Plan is determined by our board of directors, but may not be less than 100% of the fair market value of our Common Stock on the grant date. Optionees may pay the exercise price in cash or cash equivalents or by one, or any combination of, the following forms of payment, as permitted by the administrator in its sole discretion:

●	surrender of shares of Common Stock that the optionee already owns;

●	delivery of a recourse promissory note, with the option shares pledged as security (along with other security as required by the board) against the principal and accrued interest on the note;

●	an immediate sale of the option shares through a company-approved broker, if the shares of our Common Stock are publicly traded;

●	surrendering a number of vested shares subject to the option having an aggregate fair market value no greater than the aggregate exercise price, or the sum of such exercise price plus all or a portion of the amount required to be withheld under applicable law; or

●	other methods permitted by the DGCL.

Options vest as determined by the administrator. In general, we have granted options that vest over a three-year period. Options expire at the time determined by the board, but in no event more than ten years after they are granted, and generally expire earlier if the optionee’s service terminates.

Stock Appreciation Rights.

The exercise price for stock appreciation rights granted under the 2020 Plan is determined by our board, but may not be less than 100% of the fair market value of our Common Stock on the grant date. Stock appreciation rights may be settled in cash or our shares of Common Stock, as determined by the board at the time of grant. A recipient may pay the exercise price in cash or cash equivalents or by one, or any combination of, the following forms of payment, as permitted by the administrator in its sole discretion:

●	surrender of shares of Common Stock that the recipient already owns;

●	delivery of a recourse promissory note, with the stock appreciation right shares pledged as security (along with other security as required by the board) against the principal and accrued interest on the note;

●	an immediate sale of the stock appreciation right shares through a company-approved broker, if the shares of our Common Stock are publicly traded;

●	surrendering a number of vested shares subject to the stock appreciation right having an aggregate fair market value no greater than the aggregate exercise price, or the sum of such exercise price plus all or a portion of the amount required to be withheld under applicable law; or

●	other methods permitted by the DGCL.

Stock appreciation rights vest as determined by the administrator. We have not granted any stock appreciation rights under the 2020 Plan.

Restricted Stock Units. Restricted stock units (a promise to deliver a number of our shares of Common Stock at a future date) may be awarded or sold under the 2020 Plan in return for cash or cash equivalents or, as permitted by the board in its sole discretion, in exchange for services rendered to us. Restricted stock units may vest based on time or performance, as determined by the board. We have not granted any restricted stock units under the 2020 Plan.

Restricted Shares. Restricted shares may be awarded or sold under the 2020 Plan in return for cash or cash equivalents or, as permitted by the board in its sole discretion, in exchange for services rendered to us, by delivery of a full-recourse promissory note or through any other means permitted by applicable law. Restricted shares may vest based on time or performance, as determined by the board.

Corporate Transactions. If we (i) merge or consolidate with another entity and our Common Stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, (ii) transfer or dispose of all of our Common Stock for cash, securities or other property pursuant to a share exchange or other transaction, (iii) sell or otherwise dispose of all or substantially all of our assets, or (iv) liquidate or dissolve (each, a “Reorganization Event”), then the board may provide for any combination of the following:

●	the continuation, assumption or substitution of an award by the surviving entity or its parent (with or without similar vesting restrictions);

●	after notice, provide for the accelerated vesting, exercisability and/or delivery, as applicable, immediately prior to the Reorganization Event and a lapse of the award upon occurrence of the Reorganization event;

●	provide for a cash payment equivalent to what a holder of Common Stock would receive as a result of the Reorganization Event with respect to the vested portion of the award (less any exercise price or other amount paid, and any applicable withholdings) in exchange for a cancellation of the award; and/or; or

●	in the event there is a liquidation or dissolution of the Company, provide that the vested portion of the award be converted into a right to receive liquidation proceeds (less any exercise price or other amount paid, and any applicable withholdings).

The board is not obligated to treat all awards in the same manner. The board has the discretion, at any time, to provide that an award under the 2020 Plan will vest on an accelerated basis in connection with a corporate transaction or to amend or modify an award so long as such amendment or modification is not inconsistent with the terms of the 2020 Plan or would not result in the impairment of a participant’s rights without the participant’s consent.

Amendments or Termination. The board may at any time amend, suspect or terminate the 2020 Plan, subject to stockholder approval in the case of an amendment requiring stockholder approval under the Internal Revenue Code, any rule of a stock exchange on which the Company’s securities are listed or any other applicable law. The 2020 Plan will terminate automatically ten years after the date on which the most recent amendment and restatement of such plan became effective, unless terminated earlier pursuant to its terms.

Limitations on Liability and Indemnification Matters

Upon the pricing of this Offering of the IPO Shares, we anticipate that our Certificate of Incorporation will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Upon the pricing of this Offering of the IPO Shares, we anticipate that our Certificate of Incorporation will provide that we are required to indemnify our directors to the fullest extent permitted by Delaware law and that our board of directors will have discretion to indemnify our officers and employees when determined to be appropriate by our board of directors. At such pricing, we also anticipate that our Bylaws will provide that, upon satisfaction of certain conditions, we are required to advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law.

We intend to enter into indemnification agreements with each of our directors and executive officers prior to the closing of this Offering of the IPO Shares. With certain exceptions, these agreements will provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions in our Certificate of Incorporation, our Bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers. We also intend to obtain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our Common Stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy. Prior to 180 days after the date of this Offering of the IPO Shares, subject to early termination, the sale of any shares under such plans would be prohibited by the lock-up agreement that the director or officer has entered into with the underwriters.

CERTAIN RELATIONSHIPS AND RELATED PARTY AND OTHER TRANSACTIONS

Other than the below and the executive officer and director compensation arrangements discussed above under “Management—Non-Employee Director Compensation” and “Executive Compensation,” there have not been any transactions since January 1, 2018 to which we have been or will be a participant, in which the amount involved in the transaction exceeds or will exceed the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

As of December 12, 2022, Jonathan Kaufman, the Company’s Chief Executive Officer, has contributed an aggregate of $250,000 in cash to the Company to support its continued operations.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a written related-person transactions policy that provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our Common Stock and any members of the immediate family of the foregoing persons, are not permitted to enter into a material related-person transaction with us without the review and approval of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Such policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our Common Stock or with any of their immediate family members or affiliates, in which the amount involved exceeds the lesser of (i) $120,000 or (ii) one percent of the average of the Company’s total assets at year-end for the last two fiscal years, will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Other Transactions

On February 9, 2022, we and Young & Partners LLC (“Young”) entered into a letter agreement, pursuant to which we had engaged Young to assist us with identifying, evaluating and negotiating opportunities for us to enter into “partnership transactions” (as defined in the Young Agreement) with third parties, and in consideration for such services, we had agreed to pay Young (i) $10,000 for each of the first four months commencing on February 9, 2022, and $5,000 per month for each month thereafter and (ii) a fee equal to the greater of (x) five percent of the value of the partnering transaction and (y) $500,000 (the “Success Fee”). The term of the Young Agreement commenced on February 9, 2022 and was terminable by either party after the first three months upon ten days’ prior written notice. Although we terminated the Young Agreement in accordance with its terms in May 2022, the Success Fee would be payable to Young in the event the partnership transaction occurred during the term of the Young Agreement or within 12 months following the termination of the Young Agreement, and Young’s right to payment survived such termination. The foregoing does not purport to be a complete description of the Young Agreement, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of December 12, 2022, information regarding beneficial ownership of our voting securities by:

●	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our Common Stock and Series A Preferred Stock;

●	each of our named executive officers;

●	each of our directors; and

●	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of December 12, 2022, giving effect to the anticipated reverse stock split of our outstanding Common Stock on an assumed 1-for-2.5 basis. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

We have based the percentage ownership information prior to this Offering on an aggregate of 4,195,072 shares of our Common Stock outstanding, assuming the effectiveness of such reverse stock split on an assumed 1-for-2.5 basis, and an aggregate of 771,329 shares of Series A Preferred Stock outstanding as of December 12, 2022. Percentage ownership of our Common Stock after this Offering assumes the same as above in addition to the sale by us of the IPO Shares in this Offering, no exercise by the underwriters of the over-allotment option or of any Underwriters’ Warrants, the conversion of an aggregate of 771,329 shares of Series A Preferred Stock into an aggregate of 308,532 shares of Common Stock, and the issuance of an 22,950 shares of Common Stock in connection with the anticipated cancellation of the Chancellor Notes.

Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o Lipella Pharmaceuticals Inc., 7800 Susquehanna St., Suite 505, Pittsburgh, PA 15208.

	Shares Beneficially Owned Prior to this Offering				Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Common Stock		Preferred Stock		Common Stock		Preferred Stock
Named Executive Officers and Directors	Number	Total Voting Power (%)	Number	Percentage	Number	Total Voting Power (%)	Number	Percentage
Jonathan Kaufman (1)	1,155,608	24.7%	—	—	1,155,608	18.8%	—	—
Michael Chancellor (2)	1,176,447	25.2%	—	—	1,176,447	19.1%	—	—
Douglas Johnston	—	—	—	—	—	—	—	—
David Battleman (3)	114,000	2.6%	—	—	114,000	2.0%	—	—
Byong (Christopher) Kim (4)	10,000	*	—	—	10,000	*	—	—
Ryan Pruchnic (5)	10,000	*	—	—	10,000	*	—	—
Naoki Yoshimura (6)	14,000	*	—	—	14,000	*	—	—
All executive officers and directors as a group (7 persons)	2,480,055	47%	—	—	2,480,055	36.6%	—	—

5% Stockholders (excluding named executive officers)
Spartan Capital Securities, LLC (7)	400,000	9.5%	—	—	400,000	7.0%	—	—
Leaf Huang	555,556	13.2%	—	—	555,556	9.8%	—	—
Pittsburgh Life Sciences Greenhouse (8)	295,020	6.6%	737,551	95.6%	295,020	5.2%	—	—

*	Less than 1%.

(1)	Number of shares of Common Stock beneficially owned consists of (i) 688,941 shares of Common Stock and (ii) 466,667 shares of Common Stock issuable upon the exercise of stock options held by Dr. Kaufman. Such number of shares beneficially owned does not include 173,333 shares of Common Stock issuable upon the exercise of stock options held by Dr. Kaufman, which are not exercisable within 60 days of December 12, 2022. Such stock options held by Dr. Kaufman are exercisable for shares of Common Stock at prices ranging from $1.25 to $5.00 per share.
(2)	Number of shares of Common Stock beneficially owned consists of (i) 709,780 shares of Common Stock and (ii) 466,667 shares of Common Stock issuable upon the exercise of stock options held by Dr. Chancellor. Such number of shares beneficially owned does not include (i) 173,333 shares of Common Stock issuable upon the exercise of stock options held by Dr. Chancellor, which are not exercisable within 60 days of December 12, 2022 or (ii) with respect to prior to the Offering, 22,950 shares anticipated to be issued to Dr. Chancellor in connection with the cancellation of the Chancellor Notes. Such stock options held by Dr. Chancellor are exercisable for shares of Common Stock at prices ranging from $1.25 to $5.00 per share.

(3)	Number of shares of Common Stock beneficially owned consists of 114,000 shares of Common Stock issuable upon the exercise of stock options held by Dr. Battleman, which are exercisable for shares of Common Stock at prices ranging from $1.25 to $5.00 per share.
(4)	Number of shares of Common Stock beneficially owned consists of 10,000 shares of Common Stock issuable upon the exercise of stock options held by Dr. Kim, which are exercisable for shares of Common Stock at a price of $5.00 per share.
(5)	Number of shares of Common Stock beneficially owned consists of 10,000 shares of Common Stock issuable upon the exercise of stock options held by Mr. Pruchnic, which are exercisable for shares of Common Stock at a price of $5.00 per share.
(6)	Number of shares of Common Stock beneficially owned consists of 14,000 shares of Common Stock issuable upon the exercise of stock options held by Dr. Yoshimura, which are exercisable for shares of Common Stock at prices ranging from $1.25 to $5.00 per share.
(7)	Mr. John Lowry is the Chief Executive Officer of Spartan and may be deemed to have sole voting and investment control over all the shares of Common Stock held by Spartan. Spartan’s address is 45 Broadway, 19th Floor, New York, New York 10006.
(8)	Number of shares of Common Stock beneficially owned consists of 295,020 shares of Common Stock issuable upon conversion of 737,551 shares of Series A Preferred Stock. Pittsburgh Life Sciences Greenhouse (“PLSG”) is overseen by a board of directors. None of the directors of that board of directors has sole voting or dispositive power with respect to the shares of Common Stock held by PLSG. PLSG’s address is 2730 Sidney Street, Pittsburgh, PA 15203.

DESCRIPTION OF OUR SECURITIES

The following is a summary description of the material terms of our securities, including our capital stock, based on our Certificate of Incorporation and our Bylaws, each to be in effect upon the completion of the Offering of the IPO Shares. The following description summarizes the most important terms of our securities. Because it is only a summary, it does not contain all the information that may be important to you. You should read the entire forms of our Certificate of Incorporation and our Bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

All share amounts and per share prices presented in this Description of Our Securities section reflect the anticipated reverse stock split of our outstanding shares of Common Stock on a 1-for-2.5 basis.

Common Stock

Authorized Shares

Upon the completion of the Offering of the IPO Shares, and the filing of our amended and restated Certificate of Incorporation with the Secretary of State of the State of Delaware, we will have 200,000,000 shares of Common Stock authorized. As of December 12, 2022, 4,195,072 shares of Common Stock are issued and outstanding, held by 65 stockholders of record (which do not include shares of Common Stock held in street name), with 1,000,000 shares of Common Stock reserved for issuance under our 2020 Plan; provided that upon the expected approval by our stockholders of the amendment and restatement of the 2020 Plan, an additional 400,000 shares will be reserved for issuance under the 2020 Plan. Such number of issued and outstanding shares of Common Stock excludes the following as of such date: (i) 308,532 shares of Common Stock issuable upon the conversion of the remaining 771,329 shares of our Series A Preferred Stock outstanding, (ii) 1,078,000 shares of our Common Stock issuable upon exercise of options currently outstanding under the 2008 Plan at an exercise price of $1.25 per share, (iii) 976,000 shares of our Common Stock issuable upon exercise of options currently outstanding under the 2020 Plan at exercise prices ranging from $3.75 to $5.00 per share, with a weighted average exercise price of $4.70 per share, (iv) 143,994 shares of Common Stock issuable upon the exercise of warrants having an exercise price of $5.00 per share and (v) 22,950 shares of Common Stock that we expect to issue to Dr. Chancellor in connection with the anticipated cancellation of the Chancellor Notes.

Voting

The holders of our Common Stock are entitled to vote, on the basis of one vote per share beneficially owned, on all matters that may be properly presented for a vote at an annual or special meeting of the stockholders of the Company, including the election of directors. Neither Certificate of Incorporation nor the Bylaws will authorize stockholders to cumulate their votes in connection with the election of directors or otherwise. Accordingly, holders of a majority of the shares of our Common Stock will be able to elect all of our directors.

Dividend Rights

The holders of our Common Stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See “Dividend Policy” above.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Liquidation Rights

Any distribution or payment made to holders of Common Stock in the event of a dissolution, liquidation or winding up of the Company will be made in a pro rata fashion on the basis of the number of shares of Common Stock held by each such holder.

Preferred Stock

Upon the completion of the Offering of the IPO Shares and the filing of our amended and restated Certificate of Incorporation with the Secretary of State of the State of Delaware, our authorized shares of preferred stock will consist of 20,000,000 undesignated shares. Our board of directors is authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of preferred stock, of one or more series of preferred stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

On November 10, 2022, our Board approved, and submitted to the holders of the Series A Preferred Stock for approval, which was subsequently obtained, a modification to the conversion terms of the Series A Preferred Stock, pursuant to which such outstanding shares of Series A Preferred Stock would automatically convert into shares of Common Stock upon the pricing of this Offering of the IPO Shares. Such conversion terms will become effective upon the filing by the Company of the Certificate of Designation with the Secretary of State of the State of Delaware, which is anticipated to occur prior to the pricing of this Offering of the IPO Shares. Upon such filing and the completion of the Offering of the IPO Shares, the Company and such holders of Series A Preferred Stock do not intend for any shares of Series A Preferred Stock to remain outstanding.

Stock Options

The 2008 Plan became effective as of March 6, 2008 and provided for the grant of both incentive stock options and nonqualified stock options. The 2008 Plan terminated in accordance with its terms in 2018. As of December 12, 2022, there are 1,078,000 options issued and outstanding under the 2008 Plan. On July 6, 2020, the Company adopted the original 2020 Plan and as amended and restated such plan provides for the grant of both incentive stock options and nonqualified stock options. Under the terms of the 2020 Plan, the maximum number of shares of Common Stock for which incentive and/or nonqualified options may be issued is 1,000,000 shares, which will be increased by an additional 400,000 shares upon our stockholders approving the amendment and restatement of the 2020 Plan. All options granted under the 2020 Plan must have an exercise price at least equal to the fair market value of our Common Stock as of the date of grant. As of December 12, 2022, there are 976,000 stock options issued and outstanding under the 2020 Plan.

Our options generally expire 10 years from the date of the grant. Unless otherwise specified by the board, all grants vest fully over a three-year period, provided that the employee continues to be employed. Unless otherwise specified by our board of directors, vesting terminates once the optionee is no longer providing services to the Company. If an employee leaves the Company prior to their option awards fully vesting, the remaining unvested portion is forfeited, and any recognition of such unvested shares is reversed during the period of forfeiture. The following table lists all outstanding options issued under the 2008 and 2020 Plans as of December 12, 2022:

Grant date	Options exercisable	Options unexercisable	Exercise price	Expiration date
10/14/15	284,667	0	$1.25	10/13/25
10/15/15	400,000	0	$1.25	10/14/25
10/12/17	393,333	0	$1.25	10/12/27
05/18/20	173,333	183,333	$3.75	05/18/30
03/01/21	68,000	0	$5.00	03/01/31
03/31/21	151,333	146,667	$5.00	03/31/31
09/03/21	40,000	320,000	$5.00	09/03/31
03/01/22	10,000	0	$5.00	03/01/32
Total	1,520,666	540,000

Anti-Takeover Provisions

The provisions of Delaware law and our Certificate of Incorporation and our Bylaws, as each will be in effect upon the completion of the Offering of the IPO Shares, could have the effect of delaying, deferring or discouraging another person from acquiring control of the Company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder: (i) shares owned by persons who are directors and also officers; and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that DGCL Section 203 may also discourage attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

Provisions of Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and our Bylaws, as each will be in effect upon the completion of the Offering of the IPO Shares, will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:

●	Board of Directors Vacancies. Our Certificate of Incorporation and our Bylaws will authorize only our board of directors to fill vacant directorships, including newly created seats, subject to the rights of the holders of any series of preferred stock to elect directors under certain circumstances. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

●	Stockholder Action; Special Meetings of Stockholders. Our Certificate of Incorporation and our Bylaws provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Bylaws. Further, our Bylaws and Certificate of Incorporation provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, or our Chief Executive Officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

●	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

●	No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.

●	Directors Removed Only for Cause. Our Certificate of Incorporation provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of a majority of our outstanding Common Stock.

●	Amendment of Charter Provisions. Any amendment of the above expected provisions in our Certificate of Incorporation requires approval by holders of at least two-thirds of our outstanding Common Stock.

●	Issuance of Undesignated Preferred Stock. Pursuant to our Certificate of Incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

●	Choice of Forum. Our Certificate of Incorporation and our Bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our Certificate of Incorporation and our Bylaws; any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation and our Bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Notwithstanding the foregoing, the exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive or concurrent jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act of the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, and notwithstanding the provisions of our Certificate of Incorporation and our Bylaws, compliance with the federal securities laws and the rules and regulations thereunder may not be waived by our investors. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Transfer Agent and Registrar

We have engaged Nevada Agency and Transfer Company as the transfer agent and registrar for our shares of Common Stock, including the shares offered hereby. The address of Nevada Agency and Transfer Company is 50 W Liberty St # 880, Reno, NV 89501, and its telephone number is (775) 322-0626. We intend to issue the IPO Shares in connection with this Offering in uncertificated form only, subject to limited circumstances.

Market Listing

We have applied to list our Common Stock on Nasdaq under the symbol “LIPO”.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this Offering, there has not been a public market for shares of our Common Stock, and we cannot predict the effect, if any, that market sales of shares of our Common Stock or the availability of shares of our Common Stock for sale will have on the market price of our Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of our Common Stock, including the Stockholder Shares and shares of Common Stock issued upon exercise of the Underwriters’ Warrants, as well as our outstanding options and other warrants, in the public market following this Offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Upon the closing of the Offering of the IPO Shares, assuming an initial public offering price of $6.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, a 1-for-2.5 reverse stock split ratio, no exercise of the underwriters’ option to purchase additional shares of Common Stock, no exercise of any Underwriters’ Warrants, and the conversion of all remaining shares of Series A Preferred Stock into shares of Common Stock and the issuance of shares of Common Stock to Dr. Chancellor in connection with the cancellation of the Chancellor Notes, we will have a total of 5,693,221 shares of our Common Stock outstanding.

The remaining outstanding shares of our Common Stock will be deemed “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act, which rules are summarized below. In addition, we expect certain of our stockholders, other than the Selling Stockholders, to enter into lock-up agreements with the underwriters under which they will agree, subject to specific exceptions, not to sell any of our stock for at least 180 days from the date of this prospectus, as described below. As a result of these agreements, subject to the provisions of Rule 144 or Rule 701, shares held by such holders will be available for sale in the public market as follows:

●	An aggregate of 1,759,957 Stockholder Shares will be eligible for immediate sale by the Selling Stockholders upon the completion of the Offering of the IPO Shares; and

●	beginning 181 days after the pricing of the Offering of the IPO Shares, all shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) held by such holders will become eligible for sale in the public market, of which 3,162,277 shares of Common Stock as of December 12, 2022, will be held by affiliates and subject to the volume and other restrictions of Rule 144 and Rule 701 as described below.

Lock-up Agreements

All of our directors, executive officers and certain of our stockholders prior to this Offering, other than the Selling Stockholders, will be subject to lock-up agreements that, subject to certain exceptions, prohibit them from directly or indirectly offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to purchase, granting any option, right or warrant to purchase or otherwise transferring or disposing of any shares of our Common Stock, options to acquire shares of our Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, whether now owned or hereafter acquired, or entering into any swap or any other agreement or any transaction that transfer, in whole or in part, directly or indirectly, the economic consequence of ownership, for a period of 180 days from the date of this prospectus without the prior written consent of the representative of the underwriters. These agreements are further described in the section entitled “Underwriting (Conflict of Interest).”

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least nine months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

●	1% of the number of shares of our Common Stock then outstanding, which will equal approximately shares immediately after the Offering of the IPO Shares; or

●	the average weekly trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our Common Stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required by that rule to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701 and are subject to the lock-up agreements described above.

Equity Incentive Options

In connection with this Offering, we intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of our Common Stock subject to outstanding options and the shares of our Common Stock reserved for issuance under our stock plans. We expect to file this registration statement as soon as permitted under the Securities Act. However, the shares registered on Form S-8 may be subject to the volume limitations and the manner of sale, notice and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock-up agreements to which they are subject.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to their ownership and disposition of shares of our Common Stock issued pursuant to this Offering. All prospective non-U.S. holders of our Common Stock should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our Common Stock. In general, a non-U.S. holder means a beneficial owner of our Common Stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, which we refer to as the IRS, and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus.

We assume in this discussion that a non-U.S. holder holds shares of our Common Stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, holders who hold or receive our Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our Common Stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our Common Stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their Common Stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our Common Stock.

There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our Common Stock.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. WE RECOMMEND THAT PROSPECTIVE HOLDERS OF OUR SECURITIES CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS OR ANY APPLICABLE TAX TREATY) OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES.

Distributions on Our Common Stock

Distributions, if any, on our Common Stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s adjusted tax basis in the Common Stock. Any remaining excess will be treated as capital gain from the sale or exchange of such Common Stock, subject to the tax treatment described below in “Gain on Sale, Exchange or Other Disposition of Our Common Stock.” Any such distribution will also be subject to the discussion below under the heading “Foreign Accounts.”

Subject to the discussion below regarding “—Foreign Account Tax Compliance,” dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

To claim a reduction or exemption from withholding, a non-U.S. holder of our Common Stock generally will be required to provide (a) a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements to claim the benefit of an applicable income tax treaty between the United States and such holder’s country of residence, or (b) a properly executed IRS Form W-8ECI stating that dividends are not subject to withholding because they are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or Other Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our Common Stock unless:

●	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on Our Common Stock” also may apply;

●	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States); or

●	our Common Stock constitutes a U.S. real property interest because we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation.” Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. Even if we are or become a U.S. real property holding corporation, provided that our Common Stock is regularly traded, as defined by applicable Treasury Regulations, on an established securities market, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding Common Stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our Common Stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). No assurance can be provided that our Common Stock will continue to be regularly traded on an established securities market for purposes of the rules described above.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the dividends on our co Common Stock paid to such holder and the tax withheld, if any, with respect to such dividends. Non-U.S. holders will have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our Common Stock. A non-U.S. holder generally will not be subject to U.S. backup withholding with respect to payments of dividends on our Common Stock if it certifies its non-U.S. status by providing a valid IRS Form W-8BEN or W-8BEN-E (or successor form) or W-8ECI, or otherwise establishes an exemption; provided we do not have actual knowledge or reason to know such non-U.S. holder is a U.S. person, as defined in the Code. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in “Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our Common Stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance

Sections 1471 through 1474 of the Code, and the regulations thereunder (commonly referred to as FATCA) imposes withholding at a 30% rate on certain types of “withholdable payments” (including dividends paid on, and the gross proceeds from the sale or other disposition of, stock in a U.S. corporation) made to a “foreign financial institution” or to a “non-financial foreign entity” (all as defined in the Code) (whether such foreign financial institution or non-financial foreign entity is the beneficial owner or an intermediary), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the nonfinancial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (i) above, it generally must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities (as defined in applicable U.S. Treasury regulations), annually report certain information about such accounts and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under the section titled “—Distributions on Our Common Stock,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.

FATCA withholding currently applies to payments of dividends on our common stock. The U.S. Treasury Department recently released proposed regulations, however, that, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to gross proceeds from sales or other dispositions of our common stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PRIVATE PLACEMENT

Between October 2020 and June 2021 and in connection with the Private Placement, the Company issued approximately 959,957 shares of its Common Stock and common stock purchase warrants (exercisable for one fifteenth of a share at a per share price of $5.00) to certain of the Selling Stockholders in consideration for approximately $3,600,006, at a price $3.75 per unit, with each unit consisting of one share of Common Stock and one such warrant. Spartan served as the Company’s exclusive placement agent for the Private Placement, and, in connection therewith, the Company entered into a placement agent agreement, dated March 23, 2020, pursuant to which, among other things, the Company agreed to enter into a consulting agreement with Spartan, also dated March 23, 2020. Pursuant to such consulting agreement, the Company agreed to issue Spartan an additional 800,000 shares of Common Stock as of the closing date of the Private Placement, in consideration for advisory services set forth therein. The Stockholder Shares comprise the shares of Common Stock issued to the investors in the Private Placement as well as such shares of Common Stock issued to Spartan for such services.

SELLING STOCKHOLDERS

A total of up to 1,759,957 shares of Common Stock being registered hereby will be offered and may be sold by the Selling Stockholders who purchased shares of Common Stock in connection with the Private Placement we conducted between October 2020 and June 2021. In connection with the Offering of the Stockholder Shares, the Selling Stockholders have agreed that, and have provided a representation to the Company to the effect that, immediately after the date of this prospectus, they will consider selling some portion (or even all) of their shares of Common Stock as requested by the underwriters in order to create an orderly, liquid market for the Common Stock.

The table below sets forth with respect to each Selling Stockholder:

●	the name of such Selling Stockholder; and

●	the number of shares of Common Stock beneficially owned by such Selling Stockholder as of December 12, 2022;

●	the maximum number of shares of Common Stock that may be offered for the account of such Selling Stockholder under this prospectus (which such maximum number shall equal the number of shares of Common Stock beneficially owned by such Selling Stockholder as of December 12, 2022); and

●	the number of shares of Common Stock that would be owned by such Selling Stockholder after completion of the Offering of the Stockholder Shares, assuming (i) a sale of all of the Common Stock held by such Selling Stockholder and registered hereby (ii) the sale of the IPO Shares, (iii) the anticipated conversion of all remaining shares of Series A Preferred Stock into shares of Common Stock in connection with the Offering and (iv) the anticipated issuance of shares of Common Stock to Dr. Chancellor in connection with the cancellation of the Chancellor Notes in connection with the Offering.

Each Selling Stockholder and any other person or entity participating in such distribution of Stockholder Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Stockholder Shares by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M of the Exchange Act may also restrict the ability of any person engaged in the distribution of the Stockholder Shares to engage in market-making activities with respect to such Stockholder Shares. All of the foregoing may affect the marketability of the Stockholder Shares and the ability of any person or entity to engage in market-making activities with respect to such Stockholder Shares.

No material relationships exist between any of the Selling Stockholders and us, nor have any such material relationships existed within the past three years, except, in either case, as identified below this table. Other than Spartan, none of the Selling Stockholders are members of FINRA, or affiliates of such members, except as noted below this table.

Beneficial ownership is determined under the rules of the SEC and includes investment power with respect to Common Stock. The number of shares beneficially owned by a Selling Stockholder includes shares of Common Stock underlying warrants, stock options and other derivative securities to acquire our Common Stock held by that person that are currently exercisable or convertible within 60 days after December 12, 2022. The shares of Common Stock issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

The Common Stock beneficially owned by the Selling Stockholders has been determined in accordance with the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to the Company by the Selling Stockholders, and the Company has not independently verified this information.

Except as indicated below, the Selling Stockholders are not the beneficial owners of any additional shares of Common Stock or other equity securities issued by the Company or any securities convertible into, or exercisable or exchangeable for, the Company’s equity securities.

The Company may require the Selling Stockholders to suspend the sales of Common Stock offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Selling Stockholder Name	Number of Shares of Common Stock Beneficially Owned Prior to the Offering of the Stockholder Shares (1)	Maximum Number of Shares of Common Stock To Be Sold in the Offering of the Stockholder Shares (2)	Number of Shares of Common Stock Beneficially Owned After the Offering of the Stockholder Shares (2)	Percentage Beneficially Owned After the Offering of the Stockholder Shares (3)
Albert Gentile and Hiede Gentile(4)	30,811	26,792	4,019	*
B. Adrian Kesala Larisso Kesala(5)	15,334	13,334	2,000	*
B. Adrian Kesala Larisso Kesala JTWROS(6)	15,334	13,334	2,000	*
Bellal Joseph(7)	15,334	13,334	2,000	*
Beth Dryden(8)	13,340	11,600	1,740	*
Blue Mule Investments, LLLP (9)	46,000	40,000	6,000	*
Bradley C. & Belinda Karp(10)	46,000	40,000	6,000	*
Cedric C. Newberry(11)	3,220	2,800	420	*
Cool Blue Capital Management, LLC(12)	15,410	13,400	2,010	*
Donald P. Sesterhenn(13)	15,334	13,334	2,000	*
Eric Meyer	200,000	200,000	-	-
Ernest W. Moody Revocable Trust Dated 1/14/09(14)	67,467	58,667	8,800	*
Flying S Ranch Trust(15)	23,000	20,000	3,000	*
Gary S. Gilgore(16)	18,400	16,000	2,400	*
George E. Berkey(17)	7,820	6,800	1,020	*
J. Nutie Dowdle IRA(18)	110,400	96,000	14,400	*
Jack Cavin Holland 1979 Trust(19)	11,960	10,400	1,560	*
Jack Weider(20)	15,334	13,334	2,000	*
James G. Diemert(21)	15,334	13,334	2,000	*
Jeffrey K. Vogel(22)	15,334	13,334	2,000	*
Jerald R. F. Tracy(23)	15,334	13,334	2,000	*
John H. Lindsell(24)	15,334	13,334	2,000	*
John K. Riefenburg(25)	7,667	6,667	1,000	*
John V. Aksak(26)	23,000	20,000	3,000	*
Jonathan P. Clark(27)	16,100	14,000	2,100	*
Joseph Kazickas(28)	15,333	13,333	2,000	*
Joseph M. Diangelo(29)	18,400	16,000	2,400	*
Kadi Family Trust(30)	7,666	6,666	1,000	*
Kenneth Williamson(31)	23,000	20,000	3,000	*
Mario Wagner Okuno(32)	27,600	24,000	3,600	*
Matthew T. Weinrich(33)	9,200	8,000	1,200	*
Michael Barza(34)	46,000	40,000	6,000	*
Monte D Anglin and Janet S Anglin JTWROS(35)	6,900	6,000	900	*
Nutie Dowdle(36)	46,000	40,000	6,000	*
Paul A. Traxler(37)	32,200	28,000	4,200	*
Pavel Vadkin(38)	15,364	13,360	2,004	*
Peter Ohler(39)	9,200	8,000	1,200	*
Rene Shen(40)	15,334	13,334	2,000	*
Robert Forster(41)	27,600	24,000	3,600	*
Russell L. Nowak(42)	46,000	40,000	6,000	*
Spartan Capital Securities, LLC(43)	400,000	400,000	-	-
Stephen Mutt(44)	7,820	6,800	1,020	*
Terrence Troy(45)	30,667	26,667	4,000	*
Tom Sego(46)	15,334	13,334	2,000	*
Umberto Stangarone(47)	9,200	8,000	1,200	*
Valentine Nfonsam(48)	70,667	26,667	44,000	*
Vijay Singh(49)	46,000	40,000	6,000	*
William Coons	200,000	200,000	-	-
William Kadi(50)	16,866	14,666	2,200	*
William Strawbridge(51)	4,600	4,000	600	*
Willis Daniel Welch(52)	18,400	16,000	2,400	*
TOTAL	1,943,951	1,759,957	183,994	2.89%

* Less than 1%
(1)	Unless otherwise indicated herein, represents shares of Common Stock and common stock purchase warrants of the Company issued by the Company to such Selling Stockholder in connection with the Private Placement.
(2)	The Company does not have the ability to control how many, if any, of the Stockholder Shares will be sold by the Selling Stockholders listed above will sell, the table above assumes that the Selling Stockholders will sell all of the Stockholder Shares offered herein for purposes of determining how many shares of Common Stock each such Selling Stockholder will own after the Offering of the Stockholder Shares and their applicable beneficial ownership percentage following the Offering of the Stockholder Shares.
(3)	All percentages rounded to the nearest hundredth.
(4)	Includes warrants to purchase up to 4,019 shares of Common Stock with an exercise price of $5.00 per share.
(5)	Includes warrants to purchase up to 2,000 shares of Common Stock with an exercise price of $5.00 per share.
(6)	Includes warrants to purchase up to 2,000 shares of Common Stock with an exercise price of $5.00 per share.
(7)	Includes warrants to purchase up to 2,000 shares of Common Stock with an exercise price of $5.00 per share.
(8)	Includes warrants to purchase up to 1,740 shares of Common Stock with an exercise price of $5.00 per share.
(9)	Includes warrants to purchase up to 6,000 shares of Common Stock with an exercise price of $5.00 per share. The person having voting, dispositive or investment powers over Blue Mule Investments, LLLP is J. Nutie Dowdle.
(10)	Includes warrants to purchase up to 6,000 shares of Common Stock with an exercise price of $5.00 per share.
(11)	Includes warrants to purchase up to 420 shares of Common Stock with an exercise price of $5.00 per share.
(12)	Includes warrants to purchase up to 2,010 shares of Common Stock with an exercise price of $5.00 per share. The person having voting, dispositive or investment powers over Cool Blue Capital Management, LLC is Brent Orr, managing member.
(13)	Includes warrants to purchase up to 2,000 shares of Common Stock with an exercise price of $5.00 per share.
(14)	Includes warrants to purchase up to 8,800 shares of Common Stock with an exercise price of $5.00 per share. The person having voting, dispositive or investment powers over Ernest W. Moody Revocable Trust Dated 1/14/09 is Ernest W. Moody, trustee.
(15)	Includes warrants to purchase up to 3,000 shares of Common Stock with an exercise price of $5.00 per share. The person having voting, dispositive or investment powers over Flying Ranch Trust is Ryan Shay, trustee.
(16)	Includes warrants to purchase up to 2,400 shares of Common Stock with an exercise price of $5.00 per share.
(17)	Includes warrants to purchase up to 1,020 shares of Common Stock with an exercise price of $5.00 per share.
(18)

Includes warrants to purchase up to 14,400 shares of Common Stock with an exercise price of $5.00 per share.

The person having voting, dispositive or investment powers over J. Nutie Dowdle IRA is J. Nutie Dowdle

(19)	Includes warrants to purchase up to 1,560 shares of Common Stock with an exercise price of $5.00 per share. The person having voting, dispositive or investment powers over Jack Calvin Holland Trust is Jack C. Holland, trustee.
(20)	Includes warrants to purchase up to 2,000 shares of Common Stock with an exercise price of $5.00 per share.
(21)	Includes warrants to purchase up to 2,000 shares of Common Stock with an exercise price of $5.00 per share.
(22)	Includes warrants to purchase up to 2,000 shares of Common Stock with an exercise price of $5.00 per share.
(23)	Includes warrants to purchase up to 2,000 shares of Common Stock with an exercise price of $5.00 per share.
(24)	Includes warrants to purchase up to 2,000 shares of Common Stock with an exercise price of $5.00 per share.
(25)	Includes warrants to purchase up to 1,000 shares of Common Stock with an exercise price of $5.00 per share.
(26)	Includes warrants to purchase up to 3,000 shares of Common Stock with an exercise price of $5.00 per share.
(27)	Includes warrants to purchase up to 2,100 shares of Common Stock with an exercise price of $5.00 per share.
(28)	Includes warrants to purchase up to 2,000 shares of Common Stock with an exercise price of $5.00 per share.
(29)	Includes warrants to purchase up to 2,400 shares of Common Stock with an exercise price of $5.00 per share.
(30)

Includes warrants to purchase up to 1,000 shares of Common Stock with an exercise price of $5.00 per share.

The person having voting, dispositive or investment powers over Kadi Family Trust is William Kadi.

(31)	Includes warrants to purchase up to 3,000 shares of Common Stock with an exercise price of $5.00 per share.
(32)	Includes warrants to purchase up to 3,600 shares of Common Stock with an exercise price of $5.00 per share.
(33)	Includes warrants to purchase up to 1,200 shares of Common Stock with an exercise price of $5.00 per share.
(34)	Includes warrants to purchase up to 6,000 shares of Common Stock with an exercise price of $5.00 per share.
(36)	Includes warrants to purchase up to 900 shares of Common Stock with an exercise price of $5.00 per share.
(36)	Includes warrants to purchase up to 6,000 shares of Common Stock with an exercise price of $5.00 per share.
(37)	Includes warrants to purchase up to 4,200 shares of Common Stock with an exercise price of $5.00 per share.
(38)	Includes warrants to purchase up to 2,004 shares of Common Stock with an exercise price of $5.00 per share.
(39)	Includes warrants to purchase up to 1,200 shares of Common Stock with an exercise price of $5.00 per share.
(40)	Includes warrants to purchase up to 2,000 shares of Common Stock with an exercise price of $5.00 per share.
(41)	Includes warrants to purchase up to 3,600 shares of Common Stock with an exercise price of $5.00 per share.
(42)	Includes warrants to purchase up to 6,000 shares of Common Stock with an exercise price of $5.00 per share.
(43)	The person having voting, dispositive or investment powers over Spartan is John Lowry.
(44)	Includes warrants to purchase up to 1,020 shares of Common Stock with an exercise price of $5.00 per share.
(45)	Includes warrants to purchase up to 4,000 shares of Common Stock with an exercise price of $5.00 per share.
(46)	Includes warrants to purchase up to 2,000 shares of Common Stock with an exercise price of $5.00 per share.
(47)	Includes warrants to purchase up to 1,200 shares of Common Stock with an exercise price of $5.00 per share.
(48)	Includes (i) warrants to purchase up to 4,019 shares of Common Stock with an exercise price of $5.00 per share and (ii) a stock option exercisable for up to 40,000 shares of Common Stock with an exercise price of $5.00 per share, which option was issued to such Selling Stockholder pursuant to an advisor agreement with the Company, as described further below.
(49)	Includes warrants to purchase up to 6,000 shares of Common Stock with an exercise price of $5.00 per share.
(50)	Includes warrants to purchase up to 2,200 shares of Common Stock with an exercise price of $5.00 per share.
(51)	Includes warrants to purchase up to 600 shares of Common Stock with an exercise price of $5.00 per share.
(52)	Includes warrants to purchase up to 2,400 shares of Common Stock with an exercise price of $5.00 per share.

Material Relationships with the Selling Stockholders

Spartan is the lead underwriter in connection with the Offering of the IPO Shares described in this registration statement of which this preliminary prospectus forms a part (see “Underwriting (Conflict of Interest)” on page 96). For a discussion of Spartan’s relationship with the Company, see also “Private Placement” on page 91. Eric Meyer and William Coons are registered representatives of Spartan and such Selling Stockholders also participated in the Private Placement.

Valentine Nfonsam was a party to an advisor agreement with the Company, dated February 1, 2021. Pursuant to such agreement, such Selling Stockholder was issued a stock option to purchase up to 40,000 shares of Common Stock, exercisable for $5.00 per share, in consideration for providing advisory services to the Company. Such agreement expired in accordance with its terms in February 2022.

Each of the Selling Stockholders listed above is a party to the Stockholders Agreement.

PLAN OF DISTRIBUTION

Commencing on the date that our shares of Common Stock are first listed for trading on Nasdaq, the Selling Stockholders have advised us that they intend to offer and sell, from time to time, any or all of their respective Stockholder Shares listed in the final prospectus filed by us which covers the Stockholder Shares (the “Resale Prospectus”). In connection with this Offering and the Company’s registration of the Stockholder Shares, the Selling Stockholders have agreed that, and have provided a representation to the Company to the effect that, they will immediately consider selling some portion (or even all) of their respective Stockholder Shares if requested by the underwriters for the Offering of the IPO Shares in order to create an orderly, liquid market for the Common Stock. Selling Stockholders, however, will not be required to sell their respective Stockholder Shares even if requested to do so by such underwriters, or, conversely, Selling Stockholders may choose to sell their respective Stockholder Shares on their own initiative.

Registration of the Stockholder Shares covered by Resale Prospectus does not mean, however, that the Stockholder Shares necessarily will be sold in connection with the Offering of the Stockholder Shares; there is no requirement that the Selling Stockholders sell some or all of their respective Stockholder Shares in connection with the Offering of the Stockholder Shares, and, in any event, the Selling Stockholders are not obligated to sell such Stockholder Shares below a price that they believe is fair or at a price that does not align with any other legitimate return objectives that they may have. Moreover, such registration does not mean that such Stockholder Shares necessarily will be offered or sold following the expiration or termination of the Offering (either the expiration or termination of the Offering of the IPO Shares or of the Offering of the Stockholder Shares), or if they are, that they will be sold pursuant to the Resale Prospectus.

We will not receive any proceeds from any sale by the Selling Stockholders of the Stockholder Shares. See “Use of Proceeds.” We will pay all costs, expenses and fees in connection with the registration of the Stockholder Shares, including fees of our counsel and accountants, fees payable to the SEC and fees of counsel to the Selling Stockholders. The Selling Stockholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the Stockholder Shares covered by the Resale Prospectus.

The Selling Stockholders will offer for sale the Stockholder Shares covered by the Resale Prospectus at the initial public offering price of the IPO Shares until such time as the Common Stock is listed on Nasdaq. Thereafter, the Selling Stockholders may sell their respective Stockholder Shares covered by the Resale Prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, or in any manner permitted by the Securities Act, including any one or more of the following ways:

●	through one or more underwriters or broker-dealers on a firm commitment or best-efforts basis, including, without limitation, in connection with the Offering of the IPO Shares;

●	in privately negotiated transactions;

●	through broker-dealers, who may act as agents or principals;

●	in a block trade in which a broker-dealer will attempt to sell a block of shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	directly to one or more purchasers;

●	through selling agents; or

●	in any combination of the above.

In effecting sales, brokers or dealers engaged by a Selling Stockholder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

●	purchases of the shares of Common Stock by a broker-dealer as principal and resales of the shares of Common Stock by the broker-dealer for its account pursuant to the Resale Prospectus;

●	ordinary brokerage transactions; or

●	transactions in which the broker-dealer solicits purchasers.

Until such time as it is no longer necessary to maintain the registration of the Stockholder Shares due to such shares being permitted to be offered and resold without restriction pursuant to the provisions of Rule 144, at any time a particular offer of the Stockholder Shares covered by the Resale Prospectus is made, a prospectus supplement to such prospectus, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock covered by the Resale Prospectus being offered and the terms of such offering, including the name or names of any underwriters, dealers, brokers or agents, any option under which underwriters may purchase additional shares of Common Stock from the Selling Stockholder(s), any discounts, commissions, concessions and other items constituting compensation from the Selling Stockholder(s) and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which the Resale Prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the Stockholder Shares covered by such prospectus, if applicable.

In connection with the sale of the Stockholder Shares covered by the Resale Prospectus through broker-dealers, such broker-dealers may receive compensation in the form of discounts or commissions and may also receive commissions from purchasers of shares of Common Stock for whom they may act as agent. These broker-dealers may sell to or through other dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker-dealers or agents participating in the distribution of the Stockholder Shares covered by the Resale Prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. The Selling Stockholders may also be deemed to be an underwriter, and any discounts and commissions they receive and any profit they realize on the sale of the Stockholder Shares may be deemed to be underwriting commissions under the Securities Act.

The Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with a Selling Stockholder. The Selling Stockholders may also sell the Stockholder Shares short and redeliver the securities to close out such short positions. Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Stockholder Shares offered by the Resale Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to such prospectus, as supplemented or amended to reflect such transaction to the extent required. The Selling Stockholders may also pledge the Stockholder Shares offered hereby to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged Stockholder Shares pursuant to the Resale Prospectus, as supplemented or amended to reflect such transaction to the extent required.

The Selling Stockholders may enter into derivative transactions with third parties or sell their respective Stockholder Shares to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the Stockholder Shares covered by the Resale Prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use Stockholder Shares pledged by a Selling Stockholder or borrowed from a Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock and may use such Stockholder Shares received from such Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in the Resale Prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase Stockholder Shares under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us or the Selling Stockholders to indemnify us or such Selling Stockholders against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us or Selling Stockholders to payments it may be required to make in respect of such liabilities. The applicable prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

In connection with the Offering of the Stockholder Shares, underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by underwriters of a greater number of shares than they are required to purchase in connection with the Offering of the Stockholder Shares. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of Common Stock from the Selling Stockholders in the Offering of the Stockholder Shares. Such underwriters may close out any covered short position by either exercising their option to purchase additional shares of Common Stock or purchasing shares of Common Stock in the open market. In determining the source of shares of Common Stock to close out the covered short position, such underwriters will consider, among other things, the price of shares of Common Stock available for purchase in the open market as compared to the price at which they may purchase shares of Common Stock through an over-allotment option, if any. “Naked” short sales are any sales in excess of such option. Such underwriters must close out any naked short position by purchasing shares of Common Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Common Stock in the open market after pricing that could adversely affect investors who purchase shares of Common Stock in the Offering of the Stockholder Shares. Stabilizing transactions consist of various bids for or purchases of Common Stock made by such underwriters in the open market prior to the completion of the Offering of the Stockholder Shares.

Such underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares of Common Stock sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Common Stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Common Stock. As a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time.

Certain underwriters, agents or dealers or their affiliates may have provided from time to time, and may provide in the future, investment, commercial banking, derivatives and financial advisory services to the Company, the Selling Stockholders and their respective affiliates in the ordinary course of business, for which they have received or may receive customary fees and commissions.

In addition, a Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which the Resale Prospectus forms a part by delivering a prospectus. Such members, partners or stockholders would thereby receive freely tradeable shares of Common Stock pursuant to the distribution through such registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use such prospectus to resell such shares of Common Stock acquired in such distribution.

The Stockholder Shares covered by the Resale Prospectus may also be sold in private transactions or under Rule 144 under the Securities Act rather than pursuant to such prospectus.

UNDERWRITING (CONFLICT OF INTEREST)

We intend to enter into an underwriting agreement with Spartan Capital Securities, LLC, as the representative of the underwriters and the lead book-running manager of this Offering of the IPO Shares. Subject to the terms and conditions of the underwriting agreement, each underwriter will agree to purchase from us the number of IPO Shares set forth opposite its name below.

Underwriters	Number of IPO Shares
Spartan Capital Securities, LLC
Northland Securities, Inc.
Total

We have been advised by the underwriters that they propose to offer the IPO Shares directly to the public at the initial public offering price set forth on the cover page of this prospectus. Any IPO Shares sold by the underwriters to securities dealers will be sold at the initial public offering price less a selling concession not in excess of $         per share. The underwriters may allow, and these selected dealers may re-allow, a concession of not more than $          per share to other brokers and dealers.

We intend for the underwriting agreement to provide that the underwriters’ obligation to purchase the IPO Shares that we are offering will be subject to the terms and conditions described therein.

Over-Allotment Option

We intend to grant to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to additional shares of Common Stock from us at the initial public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the Offering of the IPO Shares offered by this prospectus.

Underwriting Discount and Expenses

The following table shows the initial public offering price, underwriting discount of 9%, and proceeds before expenses to us. The information assumes either no exercise or full exercise of the option we granted to the underwriters to purchase additional shares of Common Stock.

Total
	Per share of Common Stock	No exercise	Full exercise
Initial public offering price	$	$	$
Underwriting discounts	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate expenses payable by us in connection with this Offering of the IPO Shares, other than the underwriting discounts referred to above, will be approximately $            . We have agreed to reimburse the underwriters for all reasonable travel and other out-of-pocket expenses, including fees and disbursements related to its legal counsel, in an amount not to exceed $100,000 in the aggregate.

Determination of Initial Public Offering Price

Prior to the Offering, there has been no public market for our Common Stock. The initial public offering price of the IPO Shares will be determined by negotiations between us and the underwriters. Among the factors considered in determining the initial public offering price of the shares of Common Stock will be the history and prospects of other companies in the industry in which we compete; our financial information; an assessment of our management and their experience; an assessment of our business potential and earning prospects; the prevailing securities markets at the time of this Offering of the IPO Shares; the recent market prices of, and the demand for, publicly traded shares of generally comparable companies; and other factors deemed relevant. Neither we nor the underwriters can assure investors that an active trading market will develop for our shares of Common Stock, or that the shares of Common Stock will trade in the public market at or above the initial public offering price for such shares.

Underwriters’ Warrants

In addition, we intend to agree to issue the Representative the Underwriters’ Warrants, exercisable for up to         shares of Common Stock, which is equal to 5% of the total number of IPO Shares sold in this Offering (including any such shares of Common Stock sold to cover over-allotments, if any) at an exercise price equal to $         per share (125% of the initial public offering price of $         per share of Common Stock). The Underwriters’ Warrants may be purchased in cash or via cashless exercise and will be exercisable at any time after the closing of this Offering of the IPO Shares until the fifth anniversary of the date of commencement of sales of such shares of Common Stock. The Underwriters’ Warrants and the shares of Common Stock underlying the Underwriters’ Warrants will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110. In accordance with FINRA Rule 5110, neither the Underwriters’ Warrants nor any of our shares of Common Stock issued upon exercise of the Underwriters’ Warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days beginning on the date of commencement of sales of the IPO Shares, subject to certain exceptions set forth in FINRA Rule 5110(e)(2).

Lock-up Agreements

We, all of our officers and directors, and our certain of our stockholders, other than the Selling Stockholders, intend to agree, that for a period of 180 days from the date of this prospectus, subject to certain limited exceptions described below, we and they will not directly or indirectly, without the prior written consent of the underwriters, offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of our Common Stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We also intend to agree, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our securities for 180 days from the date of this prospectus, although we will be permitted to issue stock options or stock awards to directors, officers and employees under our existing equity incentive plans. The representative may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements, in which case, the stockholders subject to the lock-up agreements, including Spartan and its affiliates, would be able to sell their shares of Common Stock or Company securities immediately.

Stabilization

In connection with this Offering of the IPO Shares, the underwriters may engage in stabilizing transactions and syndicate covering transactions and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase shares of Common Stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the Common Stock while the Offering of the IPO Shares is in progress.

●	Syndicate covering transactions involve purchases of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Since there is no over-allotment option, if the underwriters would have a naked short position, it can be closed out only by buying shares of Common Stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares of Common Stock in the open market that could adversely affect investors who purchase shares of Common Stock in this Offering.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the security originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of our Common Stock. As a result, the price of our Common Stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Common Stock. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Indemnification

We intend to agree, pursuant to the underwriting agreement, to indemnify the underwriters and selected dealers against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the underwriters or selected dealers may be required to make for these liabilities.

Listing on the Nasdaq Capital Market

We have applied to list our Common Stock on Nasdaq under the symbol “LIPO”.

Electronic Distribution

A prospectus in electronic format may be made available on websites maintained by the underwriters, or selling group members, if any, participating in this Offering of the IPO Shares. The underwriters may agree to allocate a number of shares of our Common Stock for sale to its online brokerage account holders.

Conflict of Interest

Spartan, the lead underwriter in this Offering of the IPO Shares, currently owns 400,000 shares of Common Stock (assuming the 1-for-2.5 reverse stock split is effected by the Company), or approximately 9.5% of our issued and outstanding Common Stock, which shares of Common Stock were received in connection with the Private Placement. See “Private Placement” on page 91, “Selling Stockholders” on page 92 and “Principal Stockholders” on page 81.  In addition, two Selling Stockholders affiliated with Spartan also hold a total of 400,000 shares of Common Stock (on a post-split basis). Each of Spartan and such Selling Stockholders affiliated with Spartan are also party to the Stockholders Agreement. Other than as disclosed herein and as set forth in the Underwriting Agreement, we are not currently party to any agreement with Spartan.

As a result of Spartan currently holding 400,000 shares of Common Stock (assuming the 1-for-2.5 reverse stock split is effected by the Company), or approximately 9.5% of our issued and outstanding Common Stock, and such Selling Stockholders affiliated with Spartan also holding a total of 400,000 shares of Common Stock (on a post-split basis), Spartan is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this Offering of the IPO Shares will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement of which this prospectus forms a part, exercise the usual standards of “due diligence” with respect thereto and undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. Accordingly, we have engaged Northland Capital, a registered broker-dealer and FINRA member, to be the qualified independent underwriter in this Offering of the IPO Shares and, in such capacity, participate in the preparation of the registration statement of which this prospectus forms a part and exercise the usual standards of “due diligence” with respect thereto. The Company has agreed to pay Northland Capital a cash fee of $75,000 upon the completion of the Offering of the IPO Shares as consideration for its services. In accordance with FINRA Rule 5110, such cash fee to be paid to Northland Capital for acting as the qualified independent underwriter in this Offering of the IPO Shares is deemed to be underwriting compensation in connection with sales of IPO Shares by Spartan to the public. Northland Capital will receive no other compensation for acting as the qualified independent underwriter in this Offering of the IPO Shares. In accordance with FINRA Rule 5121, Spartan is not permitted to sell IPO Shares in this Offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. Pursuant to the Underwriting Agreement, we have agreed to indemnify Northland Capital against liabilities incurred in connection with Northland Capital acting as a qualified independent underwriter, including liabilities under the Securities Act.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. The underwriters and their respective affiliates may in the future perform various financial advisory, investment banking, and other services for us, for which they may receive customary fees and commissions. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may effect transactions for their own account or the accounts of customers, and hold on behalf of themselves or their customers long or short positions in our debt or equity securities or loans, and may do so in the future. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to their customers that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

No action has been taken by us or the underwriters that would permit an initial public offering of the shares of Common Stock in any jurisdiction where action for that purpose is required. None of our shares of Common Stock included in this Offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the shares of Common Stock offered hereby be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this Offering of shares of Common Stock and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the shares of Common Stock in any jurisdiction where that would not be permitted or legal.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each a Relevant Member State), an offer to the public of any shares of our Common Stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our Common Stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our Common Stock shall result in a requirement for the publication by us or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision: (i) the expression an “offer to the public” in relation to any shares of our Common Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Common Stock to be offered so as to enable an investor to decide to purchase any shares of our Common Stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State; (ii) the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and (iii) the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriters have represented and agreed that:

●	it has only communicated or caused to be communicated, and will only communicate or cause to be communicated, an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA)) received by it in connection with the issue or sale of the shares of our Common Stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

●	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Common Stock in, from, or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby will be passed upon for us by Sullivan & Worcester LLP, New York, New York. The underwriters are being represented by Hunter Taubman Fischer & Li LLC in connection with this Offering of the IPO Shares.

EXPERTS

The financial statements of Lipella Pharmaceuticals Inc. as of and for the years ended December 31, 2021 and 2020, and for each of the two years in the periods ended December 31, 2021 and 2020, appearing in this prospectus have been audited by Urish Popeck & Co., LLC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Common Stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this Offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at https://www.lipella.com. Upon completion of the Offering of the IPO Shares, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

LIPELLA PHARMACEUTICALS INC.

F-1

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors

Lipella Pharmaceuticals Inc.

Pittsburgh, PA

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Lipella Pharmaceuticals Inc. (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit at December 31, 2021. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2020.

/s/ Urish Popeck & Co., LLC

Pittsburgh, PA

April 18, 2022

F-2

Lipella Pharmaceuticals Inc.

Balance Sheets

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$1,413,828	606,736
Grants receivable	—	69,035
Short term investments	300,546	—
Prepaid expenses	93,715	23,655
Total Current Assets	1,808,089	699,426
Operating lease right of use asset	204,800	255,594
Total assets	2,012,889	955,020
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	46,900	24,540
Accrued expenses	151,521	—
Operating lease liability	39,598	48,911
COVID-19 Economic Injury Disaster Loan	—	4,000
Payroll liability	50,161	27,291
Paycheck Protection Program loan	—	53,040
Related party loan, current	25,000	25,000
Related party interest	27,445	24,986
Total Current Liabilities	340,625	207,768
Operating lease liability, net of current portion	168,363	207,961
Related party interest, net of current portion	30,349	25,974
Related party loan, net of current portion	50,000	50,000
Total Liabilities	589,337	491,703
Commitments and contingencies (Note 14)
Stockholders’ equity:
Convertible preferred stock, $.0001 par value; 5,000,000 shares authorized; 1,592,447 shares issued and outstanding at December 31, 2021 and 2020.	159	159
Common stock, $.0001 par value; 20,000,000 shares authorized; 9,666,562 and 5,741,741 shares issued and outstanding at December 31, 2021 and 2020, respectively.	967	574
Additional paid-in capital	4,529,613	1,704,298
Accumulated deficit	(3,107,187)	(1,241,714)
Total stockholders’ equity (deficit)	1,423,552	463,317
Total liabilities and stockholders’ equity	2,012,889	955,020

The accompanying notes are an integral part of these financial statements.

F-3

Lipella Pharmaceuticals Inc.

Statements of Operations

	Year ended
	December 31,
	2021	2020

Grant revenues	$259,347	$961,683
Total revenues	$259,347	961,683
Costs and expenses
Research and development	1,456,791	975,960
General and administrative	718,384	42,585
Total costs and expenses	2,175,175	1,018,545
Loss from operations	$(1,915,828)	(56,862)
Other income (expense)
Other income	57,085	—
Interest income	104	3,171
Interest expense related party	(6,834)	(7,965)
Total other income (expense)	50,355	(4,794)
Loss before income taxes	(1,865,473)	(61,656)
Provision for income taxes	—	—
Net loss	$(1,865,473)	$(61,656)

Loss per share of common stock:
Basic	$(0.22)	$(0.01)
Dilutive	$(0.22)	$(0.01)

Weighted-average common shares outstanding:
Basic	8,543,533	5,327,996
Dilutive	8,543,533	5,327,996

The accompanying notes are an integral part of these financial statements.

F-4

Lipella Pharmaceuticals Inc.

Statements of Stockholder’s Equity (Deficit)

	Series A Convertible Preferred Stock		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	paid-in capital	Deficit	Total
Balances, January 1, 2020	1,592,447	$159	5,200,003	$520	1,061,037	$(1,180,058)	$(118,342)
Net loss	—	—	—	—	—	(61,656)	(61,656)
Share-based compensation	—	—	—	—	57,714	—	57,714
Issuance of common stock upon exercise of stock options	—	—	66,667	6	33,327	—	33,333
Issuance of common stock in Private Placement, net issuance costs	—	—	475,071	48	552,220	—	552,268
Balances, December 31, 2020	1,592,447	159	5,741,741	574	1,704,298	(1,241,714)	463,317
Net loss	—	—	—	—	—	(1,865,473)	(1,865,473)
Share-based compensation	—	—	—	—	728,799	—	728,799
Issuance of common stock in Private Placement, net issuance costs	—	—	3,924,821	393	2,096,516	—	2,096,909
Balances, December 31, 2021	1,592,447	$159	9,666,562	$967	4,529,613	$(3,107,187)	$1,423,552

The accompanying notes are an integral part of these financial statements

F-5

Lipella Pharmaceuticals Inc.

Statements of Cash Flows

	Year ended
	December 31,
	2021	2020
Cash flow from operating activities:
Net loss	$(1,865,473)	$(61,656)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Forgiveness of debt	(57,040)	—
Non-cash consulting expense	—	2,778
Non-cash stock option expense	728,799	57,714
Interest expense related party net (non-cash)	6,834	4,867
Changes in operating assets and liabilities:
Operating right of use asset/liability	1,883	1,278
Grants Receivable	69,035	14,855
Prepaid expense	(70,060)	(9,078)
Accounts payable	22,360	(24,801)
Accrued expenses	151,521	(15,538)
Payroll liability	22,870	1,004
Net cash used in operating activities	(989,271)	(28,577)
Cash flow from investing activities:
Purchase of marketable securities	(300,546)	—
Net cash used in investing activities	(300,546)	—
Cash flow from financing activities:
Proceeds from COVID-19 Economic Injury Disaster Loan	—	4,000
Proceeds from Paycheck Protection Program loan	—	53,040
Proceeds from issuance of common stock, net of issuance costs	2,096,909	552,268
Net cash provided by financing activities	2,096,909	609,308
Net increase in cash, cash equivalents	807,092	580,731
Cash, and cash equivalents at beginning of period	606,736	26,005
Cash, and cash equivalents at end of period	$1,413,828	$606,736

Supplemental disclosure of cash flow information:
Interest Paid	—	—
Income taxes paid	—	—
Supplemental disclosure of cash flow information:
Issuance of common stock for forgiveness of related party note	$—	$25,000
Exercise of common stock options for consulting services	$—	$8,334

The accompanying notes are an integral part of these financial statements.

F-6

1. Background

Lipella Pharmaceuticals Inc. (the “Company”, “we”, “us” or “our”) is a clinical-stage biotechnology company focused on developing new drugs by reformulating the active agents in existing generic drugs and optimizing these reformulations for new applications. Our operations consist of research, preclinical development and clinical development activities, and our most advanced program is in Phase 2a clinical development. Since our inception in 2005, we have historically financed our operations through a combination of federal grant revenue, licensing revenue, manufacturing revenue, as well as equity and debt financing.

2. Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern. The Company has not established a source of revenues sufficient to cover its operating costs and will require significant additional capital to continue its research and development programs, including progressing our clinical product candidates to commercialization and preparing for commercial-scale manufacturing and sales.

The Company’s net loss for the years ended December 31, 2021 and 2020 was $1,865,473 and $61,656, respectively. Since inception, the Company has incurred losses and has an accumulated deficit of $3,107,187 at December 31, 2021. At December 31, 2021, the Company had available cash and cash equivalents of $1,413,828 and a net working capital of $1,467,464. The Company anticipates operating losses to continue for the foreseeable future due to, among other things, costs related to research, development of our product candidates, conducting preclinical studies and clinical trials, and our administrative organization. Management’s plans with respect to operations include the sustained and aggressive developing and marketing of pharmaceutical products both domestically and abroad, and raising additional capital through sales of equity or debt securities as may be necessary to pursue our business plans and sustain operations until such time as the Company can achieve profitability. These funds, and our funds available under existing government contracts, may not be sufficient to enable us to meet our obligations as they come due for at least the next twelve months from the issuance date of these financial statements.

If we are unable to obtain additional capital (which is not assured at this time), our long-term business plan may not be accomplished, and we may be forced to curtail or cease operations. These factors individually and collectively raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments that may result from this uncertainty.

3. Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of deposits at major financial banking institutions, commercial paper, and highly liquid investments with an original maturity of three months or less at the date of purchase. Cash equivalents are primarily invested in money market funds. The carrying amount of our cash equivalents approximates fair value due to the short maturity of the investments. The Company regularly monitors the financial condition of the institutions in which it has depository accounts and believes the risk of loss is minimal.

Marketable Debt Securities

Marketable debt securities consist of debt investments with original maturities greater than three months. The Company classifies its marketable debt securities as available-for-sale. Accordingly, these investments are recorded at fair value, which is based on quoted market prices. When the fair value is below the amortized cost the amount of the expected credit loss is estimated. The credit-related impairment amount is recognized in net income; the remaining impairment amount and unrealized gains are reported as a component of accumulated other comprehensive income in stockholders’ equity. Credit losses are recognized through the use of an allowance for credit losses account and subsequent improvements in expected credit losses are recognized as a reversal of the allowance account. If the Company has the intent to sell the security or if it is more likely than not that the Company will be required to sell the security prior to recovery of its amortized cost basis, the allowance for credit loss is written off and the excess of the amortized cost basis of the asset over its fair value is recorded in net income.

Grants Receivable

Grants receivable result from drawdown requests to various federal agencies for reimbursement of costs incurred during the operation of its research and development programs. Grants receivable are reported at net realizable value.

Accounts Receivable

We report accounts receivable at net realizable value. When required we estimate losses on uncollectible accounts receivable based upon historical data. Such allowance for doubtful accounts is estimated based upon management’s assessment of individual accounts. The Company concluded that an allowance for doubtful accounts is not considered necessary at December 31, 2021 and 2020 as there were no outstanding accounts receivable.

F-7

Prepaid Expenses

Our insurance policies have a 12-month term, and annually renew each June. Premiums are paid in advance either, annually, semi-annually, and quarterly. The collective value of any prepaid portions of policy terms is record at cost. Contracts involving pre-payment are capitalized and amortized in accordance with performance. In addition, costs directly associated with equity issuances for which the proceeds have not been received are deferred and will be recognized as an offset to proceeds received.

Long-lived Assets (equipment)

Fixed assets are recorded at cost and depreciated over their estimated useful lives.

Laboratory and office equipment, not covered by federal grant financing, are depreciated on the straight-line basis over the estimated useful lives (three to ten years). Leasehold improvements are amortized over the shorter of the lease term or estimated useful life. Long-lived assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the asset or related group of assets may not be recoverable. If the expected future undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized at that time. Measurement of impairment may be based upon appraisal, market value of similar assets or discounted cash flows.

Equipment expenditures that are covered by federal grant financing are depreciated using the activity method (or variable charge approach) employing an intended purpose that expires during or by the conclusion of the funded project. Such equipment acquisition expenditures are therefore effectively expensed if the timing of the intended purpose is within the same reporting period as delivery.

At both December 31, 2021 and 2020, the Company’s long-lived assets of $125,859 were fully depreciated.

Accounts Payable

Accounts payable are short term liabilities with product/service vendors including any credit-card liability.

Accrued Expenses

Accrued expenses are recorded when incurred but have not been paid by year-end. See Note 6 related to the balance at December 31, 2021 and 2020.

Unearned Grant Revenue

Unearned grant revenue results from drawdown requests to various federal agencies for reimbursement of costs prior to being incurred during the operation of research and development programs. At December 31, 2021 and 2020, there were no unearned grant revenues.

Revenue Recognition

On January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606”), to account for revenue. The deliverables under our arrangements are evaluated under Topic 606 which requires an entity to recognize revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery occurs, the fee is fixed or determinable, and collectability is reasonably assured.

The Company’s contract revenue consists primarily of amounts earned under contracts with third-party customers and reimbursed expenses under such contracts. The Company analyzes its agreements to determine whether the elements can be separated and accounted for individually or as a single unit of accounting. Allocation of revenue to individual elements that qualify for separate accounting is based on the separate selling prices determined for each component, and total contract consideration is then allocated pro rata across the components of the arrangement.

In general, the Company applies the following steps when recognizing revenue from contracts with customers: (i) identify the contract, (ii) identify the performance obligations, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations and (v) recognize revenue when a performance obligation is satisfied.

F-8

Recognition of revenue is driven by satisfaction of the performance obligations using one of two methods: revenue is either recognized over time or at a point in time. Revenue is generally recognized as the performance obligations are satisfied, which generally occurs when control of the goods or services have been transferred to the customer or once the customer is able to use those goods and/or services as well as obtaining substantially all of its benefits.

The Company primarily generates contract revenue under the following types of contracts:

Fixed-fee

Under a fixed-fee contract, the Company charges a fixed agreed upon amount for a deliverable. Fixed-fee contracts have fixed deliverables upon completion of the project. Typically, the Company recognizes revenue for fixed-fee contracts as delivery is made and title transfers to the customer, and collection is reasonably assured.

Time and materials

Under a time and materials contract, the Company charges customers a hourly rate plus reimbursement for other project specific costs. The Company recognizes revenue for time and material contracts based on the number of hours devoted to the project multiplied by the customer’s billing rate plus other project specific costs incurred.

Payment terms vary, but are generally due within 60-days

Contract Assets

A contract asset is our right to payment for goods and services already transferred to a customer if that right to payment is conditional on something other than the passage of time. Generally, we will recognize a contract asset when it has fulfilled a contract obligation but must perform other obligations before being entitled to payment. At December 31, 2021 and 2020, there were no contract assets related to contract revenues.

Contract Liabilities

A contract liability is our obligation to transfer goods or services to a customer when the customer prepays consideration.

Contract liabilities consist primarily of consideration received on project work to be performed whereby the Company expects to recognize related revenue at a later date, upon satisfaction of the contract obligations. Contract liabilities may also be described as deferred revenue. At December 31, 2021 and 2020, there were no contract liabilities related to contract revenues.

Disaggregation of Revenues

For the Company’s time and material projects, the Company recognizes revenue over-time. This is generally due to the customer simultaneously receives the benefit and the Company is owed for its services to date and has an enforceable right and/or the Company would incur significant re-work of the specified item. The Company uses a method to best depict the transfer of control which is generally hours incurred (input method) or units produced (output method). For each of the years ended December 31, 2021 and 2020, the Company recognized $0 in revenues over time.

Grant Revenues

The Company has concluded its government grants are not within the scope of Topic 606, as government entities do not meet the definition of a “customer” as defined by Topic 606, because there is not considered to be a transfer of control of goods or services to the government entity funding the grant. Grant revenue, which is not within the scope of Topic 606, consists of funding under cost reimbursement programs primarily from federal and non-profit foundation sources for qualified research and development activities performed by us, and as such, are not based on estimates that are susceptible to change. Such amounts are invoiced and recorded as revenue as grant-funded activities are performed, with any advance funding recorded as deferred revenue until the activities are performed. The Company believes the recognition of revenue as costs are incurred and amounts become earned/realizable is analogous to the concept of transfer of control of a service over time under ASC 606. The Company’s grant revenues are primarily with National Institutes of Health (“NIH”).

F-9

Recently Adopted Accounting Standards

In January 2019 we adopted ASU 2016-02, Leases (“Topic 842”), which requires lessees to put most leases with a term greater than 12 months on their balance sheets, but recognize expenses on their statement of operations in a manner similar to current accounting practice. Under the guidance, lessees initially recognize a lease liability for the obligation to make lease payments and a right-of-use (“ROU”) asset for the right to use the underlying asset for the lease term. The lease liability is measured at the present value of the lease payments over the lease term. The ROU asset is measured at the lease liability amount, adjusted for lease prepayments, lease incentives received and the lessee’s initial direct costs. The Company used the package of practical expedients permitted under the transition guidance that allowed us to not reassess: (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. The Company elected the practical expedient that allows lessees to treat the lease and non-lease components of leases as a single lease component. Additionally, the Company elected the hindsight practical expedient to determine the reasonably certain lease terms for existing leases. The adoption of this standard had no impact to the Company during 2019 as the Company’s lease was less than 12-months.

Lease Obligations

The Company determines if an agreement is a lease at inception. The Company evaluates the lease terms to determine whether the lease will be accounted for as an operating or finance lease. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities, current portion, and operating lease liabilities, net of current portion in our consolidated balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company uses the implicit rate when readily determinable. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

A lease that transfers substantially all of the benefits and risks incidental to ownership of property are accounted for as finance leases. At the inception of a finance lease, an asset and finance lease obligation is recorded at an amount equal to the lesser of the present value of the minimum lease payments and the property’s fair market value. Finance lease obligations are classified as either current or long-term based on the due dates of future minimum lease payments, net of interest. At December 31, 2021 and 2020, there were no finance leases.

Research and Development

The Company accounts for research and development costs in accordance with Accounting Standard Codification (“ASC”) 730-10, Research and Development, (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed. Research and development expenses include salaries and benefits, facilities and other overhead expenses, external clinical trial expenses, research related manufacturing services, contract services and other outside expenses.

Patent Costs and Rights

Costs of applying for, prosecuting and maintaining patents and patent rights are expensed as incurred due to uncertainty of future economic benefit.

Clinical Trial Costs

Clinical trial costs are charged to us and recognized as the tasks are completed by the contractor(s) or, alternatively, may be invoiced in accordance with agreed-upon payment schedules and recognized based on estimates of work completed to date. These costs are included in research and development expenses in the accompanying statements of operations.

F-10

Stock Option Compensation Expense

The Company recognizes the fair value of stock option award expenses on a straight-line basis over a service period of three years, consistent with vesting periods, using the Black-Scholes options pricing model to estimate fair value of option awards. Such expenses are categorized as research and development or general and administrative depending on the role of each option recipient. Service condition forfeitures are recognized when they occur.

The Company recognizes income tax expense or benefit in the statement of operations and the tax effects of exercised or vested awards are treated as discrete items in the reporting period in which they occur. The Company also recognizes excess tax benefits regardless of whether the benefit reduces taxes payable in the current period. Excess tax benefits are classified along with other income tax cash flows as an operating activity in the statement of cash flows. Regarding forfeitures, the Company accounts for them when they occur.

Warrants

The Company accounts for common stock warrants as either liabilities or as equity instruments depending on the specific terms of the warrant agreements. Generally, warrants are classified as liabilities, as opposed to equity, if the agreement includes the potential for a cash settlement or an adjustment to the exercise price, and warrant liabilities are recorded at their fair values at each balance sheet date. See Notes 12 and 13 related to issued warrants.

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method of accounting for income taxes prescribed by FASB ASC Topic 740, “Accounting for Income Taxes” (“ASC 740”). Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment dates. The Company evaluates its deferred income taxes to determine if a valuation allowance should be established against the deferred tax assets or if the valuation allowance should be reduced based on consideration of all available evidence, both positive and negative, using a “more likely than not” standard.

The Company follows FASB ASC Topic 740-10, “Accounting for Uncertainty in Income Taxes”, which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. At December 31, 2021 and 2020, the Company had no material uncertain tax positions to be accounted for in the financial statements. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in interest expense.

Concentration Of Credit Risk

The Company’s grant revenues and receivables were with the NIH. The NIH is an agency of the United States Department of Health & Human Services and the Company believes amounts are fully collectible from this agency. There were no contract revenues for the year ended December 31, 2021 and 2020.

COVID-19

As a result of the spread of the novel coronavirus (COVID-19), economic uncertainties have arisen which could negatively impact operations. Currently, there is significant uncertainty around the breadth and duration of business disruptions related to COVID-19. At this time, the Company is unable to determine the impact of COVID-19 on its operations.

Earnings Per Share

Basic net loss per common share is computed by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is computed giving effect to all dilutive common stock equivalents, consisting of common stock options and warrants. Diluted net loss per common share for the year ended December 31, 2021 and 2020 is the same as basic net loss per common share as the common share equivalents were anti-dilutive due to the net loss.

F-11

At December 31, 2021 and 2020, the common stock equivalent shares were, as follows:

	December 31,
	2021	2020
Shares of common stock issuable under equity incentive plans outstanding	5,110,000	3,480,000
Shares of common stock issuable upon conversion of warrants	359,984	71,261
Shares of common stock issuable upon conversion of Series A Preferred Stock	1,592,447	1,592,447
Common stock equivalent shares excluded from diluted net loss per share	7,062,431	5,143,708

4. Fair Value Measurements and Marketable Debt Securities

In accordance with ASC 820, Fair Value Measurements and Disclosures, the Company measure its assets and liabilities at fair value. We apply the three-level valuation hierarchy as described in the ASC, which is based upon the transparency of input as of the measurement date. The three levels of inputs as defined are:

Level 1 - Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

At December 31, 2021 and 2020, the Company’s financial instruments consist primarily of: cash and cash equivalents, marketable securities, accounts payable and accrued liabilities. For cash equivalents, accounts payable and accrued liabilities, the carrying amounts of these financial instruments as of December 31, 2021 and 2020 were considered representative of their fair values due to their short term to maturity.

At December 31, 2020 there were no cash equivalents or marketable debt securities. For marketable securities at December 31, 2021, the fair value input levels are summarized below:

December 31, 2021	Level 1	Level 2	Level 3	Total
Cash Equivalents (maturity less than 90 days)
Commercial Paper	$—	$99,982	$—	$99,982
Corporate bonds	—	400,356	—	400,356
Money market funds	209,006	—	—	209,006
Total Cash equivalents	209,006	500,338	—	709,344

Marketable Securities
Commercial Paper	—	199,958	—	199,958
Corporate bonds	—	100,588	—	100,588
Total Marketable Securities	—	300,546	—	300,546
Total Cash equivalents and marketable securities	$209,006	$800,884	$—	$1,009,890

F-12

The table below summarizes the Company’s marketable securities as of December 31, 2021. There were no marketable debt securities as of December 31, 2020.

Marketable securities:	Amortized Cost	Unrealized Gain	Unrealized (Loss)	Fair Value
Commercial Paper (due within one year)	200,032	74	—	199,958
Corporate bonds (due within one year)	100,559	—	(29)	100,588
Total	300,591	74	(29)	300,546

5. Prepaid Expenses

At December 31, 2021, prepaid expenses consisted of $10,312 of prepaid insurance, $5,243 of prepaid rent, and $78,160 of prepaid costs of issuance related to future costs of issuance. At December 31, 2020, prepaid expenses consisted of $12,856 of prepaid insurance, $5,243 of prepaid rent and $5,556 of prepaid consulting expense.

6. Accrued Expenses

At December 31, 2021, accrued expenses consisted of $52,397 in accrued professional expenses, and $99,124 in accrued clinical expenses. There were no accrued expenses at December 31, 2020.

7. Notes Payable – Related Party

The Company issued notes for financing to Dr. Michael Chancellor, our co-founder and chief medical officer, which remain outstanding as of the issuance date of these financial statements. The existing note obligations and accrued interest are provided in the following table.

Origination	Original Principal	Current Principal	Rate	Maturity	Accrued Interest - Related Party December 31, 2020	Accrued Interest - Related Party December 31, 2021	Category
August 21, 2009	$25,000	$25,000	8.75%	11/22/09	$24,986	$27,445	Current
January 25, 2015	$50,000	$50,000	8.75%	01/24/25	$25,974	$30,349	Long Term
	$75,000	$75,000			$50,960	$57,794	Total

On July 30, 2020, in connection with the exercise of stock options, 50,000 shares of common stock were issued at a per share exercise price of $0.50 for a total value of $25,000. Consideration for this exercise was the forgiveness of a $25,000 related party note that originated on March 1, 2019, as well as its accrued interest.

8. Letter of Credit

The Company had a letter of credit with a bank for an aggregate available borrowing of $50,000 which was due upon demand. The letter of credit was collateralized by substantially all of the Company’s assets and personally guaranteed by Dr. Jonathan Kaufman, our co-founder and chief executive officer. The outstanding advances under the line of credit bear interest at the lending bank’s prime rate plus 3.10%. There was no outstanding balance at December 31, 2021 and 2020.

 9. SBA-PPP Loan

On April 27, 2020, the Company entered into a loan agreement with a financial institution, as lender, pursuant to which the financial institution is to provide a loan in the aggregate amount of $53,040 on the terms and conditions contained in the loan agreements, including such terms and conditions related to the forgiveness of the loans and the guaranty by the U.S. Small Business Administration (“SBA”), an agency of the Government of the United States, under the Paycheck Protection Program (“PPP”). Interest on the loan is charged at 1% and principal and interest payments were to begin seven months from the date of the loan.

F-13

The Company also received $4,000 in the form of an Economic Injury Disaster Loan (EIDL) under a pre-existing Small Business Administration loan program. The amount came as an advance and may be repayable as the Company opted out of a loan.

On November 18, 2021, the entire balance outstanding under the Company’s PPP loan was forgiven. In addition, the entire balance outstanding under the Company’s EIDL was also forgiven. The total forgiven amount for these items was $57,040 and included in other income in the accompanying statements of operations.

10. Stock Options

The Company has two stock option plans (each, a “Stock Option Plan”), each of which provides for the grant of both Incentive Stock Options and Nonqualified Stock Options. Under the terms of the Stock Option Plans, the maximum number of shares of Class A common stock, for which incentive and/or nonqualified options may be issued, is 5,195,000 shares. This number is comprised of 2,695,000 options already issued and outstanding (non-expired) from the closed 2008 stock option plan, and 2,500,000 options as the maximum issuable under the 2020 stock option plan. Incentive Stock Options are granted with an exercise price determined by the board. Unless otherwise provided for in an associated board consent, vesting terminates once the optionee is no longer affiliated with the Company. These options generally expire 10 years from the date of the grant. Stock Options are granted with an exercise price not less than the fair market value of the underlying common stock on the date of the grant. Unless otherwise specified by the board, all grants vest fully over a three-year period, provided that the employee continues to be employed. Vesting terminates once the optionee is no longer an employee. If an employee leaves the Company prior to fully vesting their option awards, the remaining unvested portion is considered forfeited, and the earlier recognition of the unvested shares is reversed during the period of forfeiture. As of December 31, 2021 there were $1,945,430 unrecognized compensation costs related to non-vested share-based compensation arrangements granted to be recognized over the weighted average period of approximately three (3) years.

The Company recognized $57,714 of compensation costs for the year ended December 31, 2020 and $728,799 of compensation costs for the year ended December 31, 2021.

The following is an analysis of options to purchase shares of the Company’s stock issued and outstanding as of December 31, 2021 and 2020:

	Shares	Weighted- Average Exercise Price Per Share ($)	Weighted- Average Remaining Contractual Term (in Years)	Aggregate intrinsic value ($)
Outstanding as of December 31, 2019	3,071,667	0.50	5.78	0
Granted	600,000	1.50	9.35
Expired	125,000	0.50
Cancelled	—
Exercised	66,667	0.50
Outstanding as of December 31, 2020	3,480,000	1.00	6.44	2,946,667
Granted	1,815,000	2.00	9.45
Expired	160,000	0.50
Cancelled	25,000	0.50
Exercised	—	—
Outstanding as of December 31, 2021	5,110,000	1.13	6.61	4,446,667

Vested as of December 31, 2021	3,393,333
Exercisable as of December 31, 2021	3,393,333
Exercisable as of December 31, 2020	2,930,000

F-14

A summary of status of the Company’s non-vested shares as of and changes during the years ended December 31, 2021 and 2020 is presented below:

	Number of Shares	Weighted- Average Fair Value Grant Date
Nonvested at December 31, 2019	250,000	$0.00
Granted	600,000	$1.15
Vested	(300,000)	$0.00
Expired	—	$0.00
Nonvested at December 31, 2020	550,000	$1.15
Granted	1,815,000	2.00
Vested	(648,333)	1.15
Expired	—	0.00
Nonvested at December 31, 2021	1,716,667	$1.82

In the years ended December 31, 2021 and 2020, the Company granted options as presented below.

Stock Option Grants - During the years 2020 and 2021, the Company issued stock options on the following dates:

On May 18, 2020 the Company granted 600,000 stock options at a $1.50 strike price. 50,000 of these stock options vested immediately and 550,000 vest over three (3) years or upon a change in control.

On March 1, 2021 the Company granted 170,000 options at a $2.00 strike price. 165,000 of these stock options vested immediately and 5,000 vest annually over a three-year period (or upon a change in control).

All of these stock options issued immediately upon grant.

On March 31, 2021, the Company granted 745,000 stock options at a $2.00 strike price. 195,000 of these stock options vested immediately and 550,000 vest annually over a three-year period (or upon a change in control).

On September 3, 2021, the Company issued 900,000 stock options at a $2.00 strike price. 100,000 of these stock options vested immediately and 800,000 vest annually over a three-year period (or upon a change in control).

Stock Option Conversions - On August 18, 2020, the Company issued 50,000 shares of common stock in connection with the conversion of options having a $0.50 per share exercise price. The $25,000 exercise price has been reclassified to common stock and additional paid in capital from the related party note issued on March 1, 2019 (See Note 7), which on that date had accumulated interest of $3,234. The accumulated interest was recognized as interest income during 2020. On September 1, 2020, the Company issued 16,667 shares of common stock in connection with the conversion of options having a $0.50 per share exercise price. The $8,334 exercise price has been paid via a 12-month service contract (See Note 5). The unearned portion, $5,556, of this contract was recorded as a prepaid expense at December 31, 2020 and was amortized through August 2021. The balance was $-0- at December 31, 2021.

The weighted-average fair value of stock options on the date of grant and the assumptions used to estimate the fair value of stock options granted during the years ended December 31, 2021 and 2020 using the Black-Scholes option-pricing model were as follows:

	2020	2021
Weighted-average fair value of options granted	$1.50	2.00
Expected volatility	75%	75%
Expected life (in years)	10	10
Risk-free interest rate (range)	0.73-1.74%	0.73-1.74%
Expected dividend yield	$—	—

11. Preferred Stock

The Company’s Amended and Restated Certificate of Incorporation authorizes the issuance of 5,000,000 shares of Series A Convertible Preferred Stock, par value $.0001 per share. The Series A Convertible Preferred Stock ranks prior, with respect to dividend rights and rights upon a liquidation event, to all common stock and any other series of preferred stock which is junior to Series A Convertible Preferred Stock. Upon any matter submitted to the shareholders of the Company for a vote, each holder of Series A Preferred Stock is entitled to the number of votes as is equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible at the time of such vote. The Series A Convertible Preferred Stock is not entitled to any mandatory dividends.

F-15

The Company issued 1,592,447 shares of Series A Convertible Preferred Stock at $0.60 per share over a period beginning September 2008 through June 2013, for gross proceeds of $833,188. The implied price of the Series A issuance, $0.5232 per share, is $0.0768 per share less than $0.60 offering price. This difference is associated with the conversion terms of three debt instruments issued from June 2006 through April 2008 that had total face value of $351,500, and converted into a total of 789,634 of the 1,592,447 shares, which imputes the additional $122,280 to interest and/or conversion discounts. In addition, $351,500 face value of the debt instruments had associated warrants. All consideration upon the issuance of convertible debt plus warrants was imputed to the debt component leaving the associated warrants having no value. All note-associated warrants have expired.

The Series A Convertible Preferred Stock is convertible into Common Stock on a one-to-one basis. In the event of the liquidation or dissolution of the Company, the holders of the Series A Convertible Preferred Stock are entitled to receive the greater of $0.60 per share, representing a liquidation preference of $955,468 for the 1,592,447 shares of Series A Convertible Preferred Stock outstanding as of December 31, 2021 and 2020. The Series A Convertible Preferred Stock is not entitled to dividends, and is not considered “participating” preferred, meaning converted securities are not entitled to a liquidation preference, and if a liquidation preference has been taken, the associated security interest is dissolved.

If upon a liquidation event, the assets of the Company available for distribution are insufficient to pay the holders of the Series A Preferred Convertible Stock, the full amount as to which they are entitled, then the entire amount available will be distributed among the holders of the Series A Preferred Convertible Stock ratably in accordance with the respective amounts that would have been payable on such shares of Series A Preferred Convertible Stock if the amounts were paid in full. If after the holders of Series A Preferred Convertible Stock holders have been paid in full, the holders of our Common Stock shall be entitled to receive any and all assets remaining to be paid or distributed.

The Series A shares have average-weighted anti-dilution protection. This protection would become effective upon the issuance of Common Stock (or securities convertible into Common Stock) at a price below $.60 per share.

All of the Series A Convertible Preferred Stock will automatically convert into Common Stock upon any one of the following three conditions: a public offering of at least $10,000,000 of gross proceeds, the optional conversion of at least 80% of issued Series A shares, or a majority Series A vote to convert the entire class.

12. Common Stock

The Company’s Certificate of Incorporation authorizes the issuance of 20,000,000 shares of Common Stock, par value $0.0001 per share. There were approximately 9,666,562 shares of common stock outstanding as of December 31, 2021, and there were approximately 5,741,741 shares of common stock outstanding as of December 31, 2020.

Approximately 1,924,821 shares were issued in 2021 for approximately $2,887,228 ($1.50 per share) less issuance costs of $790,319 (composed of $3,317 in securities filing fees, $3,919 in professional fees, $433,083 in placement fees, and $350,000 in consulting fees associated with the placement). In connection with the issuance of these shares, 288,723 warrants convertible into 288,723 shares of common stock were issued. The warrants have a 5-year expiration to purchase one share of common stock at a $2.00 per/share. In addition, approximately 2,000,000 shares were issued in 2021 in connection with the Spartan Consulting Agreement for the stock issuances with a fair value of approximately $3,000,000. In addition, upon raising $3,000,000 in the private placement the Company is required to pay Spartan Capital Securities, LLC (“Spartan”) $150,000, upon raising $3,300,000 the Company is required to pay Spartan an additional $100,000 and upon raising $3,600,000 the Company is required to pay Spartan an additional $100,000. The costs under this arrangement are reflected as issuance costs in 2021.  Approximately 475,071 shares were issued in 2020 for approximately $712,607 ($1.50 per common share) less issuance costs of $160,339. In connection with the issuance of these shares, warrants convertible into approximately 71,261 shares of common stock were issued to these investors. The warrants issued allows holders to purchase one share of common at a $2.00 per share exercise price. The warrants have a five-year term and begin to expire in 2025.

The holders of Common Stock are subject to and qualified by the rights of the holders of the Series A Convertible Preferred Stock. Upon the dissolution or liquidation of the Company the holders of common stock will be entitled to receive all assets of the Company available for distribution to its stockholders, subject to any preferential rights of any then outstanding Series A Convertible Preferred Stock.

Shareholders are subject to a Shareholders Agreement that stipulates restrictions on sale, provides the right of co-sale, and includes a drag-along provision requiring a 75% vote on an as-converted-basis. Furthermore, any provision of the shareholder agreement itself can be amended (terms of such amendment imputed to all shareholders) by a vote of 75% on an as-converted-basis.

13. Warrants

In the year ended December 31, 2021, in connection with the issuance of shares of common stock, 288,723 warrants convertible into an equal number of shares of common stock were issued. The warrants have a 5-year expiration to purchase one share of common stock at a $2.00 per/share. See Notes 12 and 13 regarding the issuance of these, and the issuance of 5-year warrants convertible into 71,261 shares of common stock at an exercise price of $2.00 per share for the year ended December 31, 2020. The Company had no warrant liabilities at December 31, 2021 and 2020.

F-16

14. Commitments and contingencies

Operating Leases

On January 1, 2019, the Company adopted ASC Topic 842, Leases, which requires operating leases to be recorded as right-of-use (“ROU”) assets and lease liabilities on the balance sheet. ROU assets represent our right to use the leased asset for the lease term and lease liabilities represent our obligation to make lease payments. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses its estimated incremental borrowing rate at the commencement date to determine the present value of lease payments. The operating lease ROU assets also include any lease payments made and exclude lease incentives.

During 2020, the company leased space (1400 Lexington Ave.) in Pittsburgh, PA through August 31, 2020. The lease expired in August 2020 and was not renewed. Total rent expense for this lease was $14,422 for the year ended December 31, 2020.

The Company entered into a lease agreement beginning July 1, 2020 (7800 Susquehanna St.), for office space and sterile manufacturing operations. This is a 5-year lease, with an option for renewal, which is not reasonably certain and excluded from the right of use calculation. Future minimum rent payments as of December 31, 2021 are as follows:

Year ending
2022	$64,935
2023	$66,280
2024	$67,289
2025	$33,812
Total minimum lease payments	$232,317
Less: amount representing interest	$(24,356)
Present value of minimum lease payments	$207,961

As of December 31, 2021 the Company had an ROU asset of $204,800, and current and non-current operating lease liabilities of $39,598 and $168,363 respectively. As of December 31, 2020, the Company has $255,594 of operating lease ROU assets, and $48,911 and $207,961 of current and non-current lease liabilities, respectively, recorded on the balance sheets. The lease expense for the year ended December 31, 2021 and 2020 was $65,585 and $32,737, respectively.

Contract Commitments

The Company enters into contracts in the normal course of business with CROs, CMOs, universities, and other third parties for preclinical research studies, clinical trials and testing and manufacturing services. These contracts generally do not contain minimum purchase commitments and are cancelable by us upon prior written notice although, purchase orders for clinical materials are generally non-cancelable. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including non-cancelable obligations of our service providers, up to the date of cancellation or upon the completion of a manufacturing run.

Partnering Commitments

In February 2022, the Company entered into an agreement whereby it will partner with an advisor to assist with potential transactions. The company is required to pay $10,000 per month for the first 4 months and $5,000 per month thereafter. In addition, the Company is required to pay a success fee equal to the greater of (a) five percent of the transaction value and (b) $500,000.

15. Income Taxes

As of December 31, 2021 and 2020, the Company had U.S. federal net operating loss of approximately $2,960,160 and $1,057,789, respectively. Such operating losses and tax credits may be used to reduce future taxable income and tax liabilities and will expire at various dates between 2029 and 2038. Additionally, as of December 31, 2021, the Company had federal net operating loss carryforwards generated after 2017 of approximately $2,032,000 that have an indefinite life, but with usage limited to 80% of taxable income in any given year included in the aforementioned totals. State net operating loss carryforwards may be used to reduce future taxable income and tax liabilities and will expire at various dates between 2029 and 2040. As of December 31, 2021 and 2020, the Company had state net operating losses of $2,959,733 and $1,057,362, respectively.

F-17

The primary components of the deferred tax assets are as follows:

December 31,	2021	2020
Deferred tax assets:
Net Operating loss carryforwards	$855,219	$305,584
Interest on related party note	10,716	8,742
Other	2,148	2,148
Subtotal	868,083	316,474
Valuation allowance	(868,083)	(316,474)
Net deferred income tax assets (liabilities)	—	—

Because of our cumulative losses, substantially all the deferred tax assets have been fully offset by a valuation allowance. We have not paid income taxes for the years ended December 31, 2021 and 2020.

The income tax provision attributable to loss before income tax benefit for the years ended December 31, 2021 and 2020 differed from the amounts computed by applying the U.S. federal statutory tax rate of 21.0% as a result of the following:

	For the years ended December 31,
	2021	2020
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	7.9%	7.9%
Non-deductible parking expenses	0.0%	3.1%
Change in valuation allowance	(28.9)%	(32.0)%
Effective tax rate	0.0%	0.0%

The change in the valuation allowance for the years ended December 31, 2021 and 2020 was an increase of $551,609 and an increase of $23,565, respectively.

The Company’s 2018 through 2021 tax years remain subject to examination by the Internal Revenue Service for federal tax purposes and the State of Pennsylvania.

16. Subsequent Events

Subsequent events have been evaluated through the date of the independent auditors’ report which is the date the financial statements were available to be issued, and no material events have been identified.

F-18

 Lipella Pharmaceuticals Inc.

Condensed Balance Sheets

	September 30, 2022	December 31, 2021
	(unaudited)	(audited)
Assets
Current Assets
Cash and cash equivalents	$114,772	$1,413,828
Short term investments	—	300,546
Prepaid expenses	594,383	93,715
Total Current Assets	709,155	1,808,089
Operating lease right of use asset	164,631	$204,800
Total Assets	873,785	$2,012,889
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	352,358	46,900
Accrued expenses	197,701	151,521
Operating lease liability	57,029	39,598
Payroll liability	80,481	50,161
Related party loan	25,000	25,000
Related party interest	29,080	27,445
Total Current Liabilities	741,649	340,626
Operating lease liability, net of current portion	111,334	168,363
Related party interest, net of current portion	33,622	30,349
Related party loan, net of current portion	50,000	50,000
Total Liabilities	936,605	589,337
Stockholders’ equity:
Convertible preferred stock, $0.0001 par value; 5,000,000 shares authorized; 771,329 and 1,592,447 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	$77	$159
Common stock, $0.0001 par value; 20,000,000 shares authorized; 10,487,680 and 9,666,562 shares issue and outstanding at September 30, 2022 and December 31, 2021, respectively	1,049	967
Additional paid—in capital	5,277,009	4,529,613
Accumulated deficit	(5,340,955)	(3,107,187)
Total Shareholders’ equity	(62,820)	1,423,552
Total liabilities and stockholders’ equity	$873,785	$2,012,889

The accompanying notes are an integral part of these financial statements.

Lipella Pharmaceuticals Inc.

Unaudited Condensed Statements of Operations

	For the nine months ended:
	September 30, 2022	September 30, 2021
Grant revenues	$33,149	$233,466
Total revenues	33,149	233,466

Cost and expenses
Research and development	2,069,574	1,083,393
General and administrative	194,025	625,739
Total costs and expenses	2,263,599	1,709,132
Loss from operations	(2,230,451)	(1,475,666)

Other income (expense)
Other income	(45)	—
Interest income	1,636	3
Interest expense related party	(4,908)	(5,120)
Total other income/(expense)	(3,317)	(5,118)
Loss before income taxes	(2,233,767)	(1,480,783)
Provision for income taxes	—	—
Net Loss	$(2,233,767)	$(1,480,783)

Loss per common share
Basic	(0.23)	(0.18)
Dilutive	(0.23)	(0.18)

Weighted-average common shares outstanding:
Basic	9,868,082	8,133,783
Dilutive	9,868,082	8,133,783

The accompanying notes are an integral part of these financial statements.

Lipella Pharmaceuticals Inc.

Unaudited Condensed Statements of Stockholder’s Equity (Deficit)

	Series A Convertible Preferred Stock		Common Stock		Additional paid—in	Accumulated
	Shares	Amount	Shares	Amount	capital	Deficit	Total
Balances, December 31, 2020	1,592,447	159	5,741,741	574	1,704,298	(1,241,714)	463,317
Net loss	—	—				(1,480,783)	(1,480,783)
Stock-based compensation	—	—			728,799		728,799
Issuance of common stock in Private Placement, net issuance costs	—	—	3,924,821	392	2,094,269		2,094,662
Balances, September 30, 2021	1,592,447	159	9,666,562	967	4,527,366	(2,772,497)	1,805,995

Balances, December 31, 2021	1,592,447	$159	9,666,562	$967	4,529,613	$(3,107,187)	1,423,552
Net loss	—	—	—	—	—	(2,233,767)	(2,233,767)
Stock-based compensation	—	—	—	—	747,396	—	747,396
Conversion of Series A Preferred to Common Stock	(821,118)	(82)	821,118	821
Balances, September 30, 2022	771,329	77	10,487,680	1,049	5,277,009	(5,340,955)	(62,820)

The accompanying notes are an integral part of these financial statements

Lipella Pharmaceuticals Inc.

Unaudited Condensed Statements of Cash Flows

(Unaudited)	For the nine months ended
	September 30,
	2022	2021
Cash flow from operating activities:
Net loss	$(2,233,767)	$(1,480,783)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Non-cash stock option expense	747,396	728,799
Interest expense related party net (non-cash)	4,908	5,120
Changes in operating assets and liabilities:
Operating right of use asset	572	1,580
Grants receivable	—	69,035
Prepaid expense	(500,668)	2,007
Accounts payable	303,457	81,478
Accrued expenses	46,179	56,622
Payroll liability	30,320	18,042
Net cash used in operating activities	(1,599,602)	(518,101)
Cash flow from investing activities:
Proceeds from sale of marketable securities	300,546	—
Net cash provided by (used in) investing activities	300,546	—
Cash flow from financing activities:
Proceeds from issuance of common stock, net of issuance costs	—	2,094,663
Net cash provided by financing activities	—	2,094,663
Net increase in cash, and cash equivalents	(1,299,056)	1,576,562
Cash, and cash equivalents at beginning of period	1,413,828	606,736
Cash, and cash equivalents at end of period	$114,771	$2,183,298

Supplemental disclosure of cash flow information:
Interest Paid	—	—
Income taxes paid	—	—
Supplemental disclosure of cash flow information:
Issuance of common stock for forgiveness of related party note	$—	$—
Exercise of common stock options for consulting services	$—	$—

The accompanying notes are an integral part of these financial statements.

1. Background

Lipella Pharmaceuticals Inc. (the “Company”) is focused on the development of drugs, diagnostics, and medical devices. Our operations consist of research, preclinical development and clinical development activities, and our most advanced program is in Phase 2a clinical development. Since our inception in 2005, we have historically financed our operations through a combination of federal grant revenue, licensing revenue, manufacturing revenue, as well as equity and debt financing. The Company is located in Pittsburgh, PA.

2. Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate continuation of the Company as a going concern. The Company has not established a source of revenues sufficient to cover its operating costs, and will require significant additional capital to continue its research and development programs, including progressing our clinical product candidates to commercialization and preparing for commercial-scale manufacturing and sales.

The Company’s net loss for the nine months ended September 30, 2022 and fiscal year ended December 31, 2021 was ($2,233,767) and ($1,865,473), respectively. Since inception, the Company has incurred historical losses and has an accumulated deficit of ($5,340,955) and ($3,107,187) at September 30, 2022 and December 31, 2021, respectively. At September 30, 2022, the Company had available cash and cash equivalents of $114,772 and net working capital of $(32,494). The Company anticipates operating losses to continue for the foreseeable future due to, among other things, costs related to: research, development of its product candidates, conducting preclinical studies and clinical trials, and its administrative organization. These funds, and our funds available under existing government contracts, may not be sufficient to enable us to meet our obligations as they come due at least for the next twelve months from the issuance date of these financial statements.

If we are unable to obtain additional capital (which is not assured at this time), our long-term business plan may not be accomplished and we may be forced to curtail or cease operations. These factors individually and collectively raise substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments that may result from this uncertainty.

3. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Basis of Presentation

The unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements and should be read in conjunction with the annual financial statements.

Marketable Debt Securities

Marketable debt securities consist of debt investments with original maturities greater than three months. The Company classifies its marketable debt securities as available-for-sale. Accordingly, these investments are recorded at fair value, which is based on quoted market prices. When the fair value is below the amortized cost the amount of the expected credit loss is estimated. The credit-related impairment amount is recognized in net income; the remaining impairment amount and unrealized gains are reported as a component of accumulated other comprehensive income in stockholders’ equity. Credit losses are recognized through the use of an allowance for credit losses account and subsequent improvements in expected credit losses are recognized as a reversal of the allowance account. If the Company has the intent to sell the security or if it is more likely than not that the Company will be required to sell the security prior to recovery of its amortized cost basis, the allowance for credit loss is written off and the excess of the amortized cost basis of the asset over its fair value is recorded in net income.

Cash and Cash Equivalents

Cash and cash equivalents are comprised of deposits at major financial banking institutions and highly liquid investments with an original maturity of three months or less at the date of purchase. Cash equivalents are primarily invested in money market funds. The carrying amount of our cash equivalents approximates fair value due to the short maturity of the investments. The Company regularly monitors the financial condition of the institutions in which it has depository accounts and believes the risk of loss is minimal.

Grants Receivable

Grants receivable result from drawdown requests to various federal agencies for reimbursement of costs incurred during the operation of its research and development programs.

Accounts Receivable

We report accounts receivable at net realizable value. When required we estimate losses on uncollectible accounts receivable based upon historical data. Such allowance for doubtful accounts is estimated based upon management’s assessment of individual accounts. The Company concluded that an allowance for doubtful accounts is not considered necessary at September 30, 2022 and December 31, 2021, as there was no outstanding accounts receivable.

Prepaid Expenses

Our prepaid expenses consist primarily of prepaid costs of financing and prepaid insurance. Prepaid costs of financing are for professional services rendered, related to our S-1 registration statement and planned common stock issuance. They have been deferred and will be charged against the gross proceeds of the offering, in accordance with ASC 340-10-S99-1.

Our insurance products have a 12-month term, and annually renew each June. Premiums are paid in advance either, annually, semi-annually, and quarterly. The collective value of any prepaid portions of policy terms is recorded at cost. Contracts involving pre-payment are capitalized and amortized in accordance with performance.

Long-lived Assets (equipment)

Fixed assets are recorded at cost and depreciated over their estimated useful lives.

Laboratory and office equipment, not covered by federal grant financing, are depreciated on the straight-line basis over the estimated useful lives (three to ten years). Leasehold improvements are amortized over the shorter of the lease term or estimated useful life. Long-lived assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the asset or related group of assets may not be recoverable. If the expected future undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized at that time. Measurement of impairment may be based upon appraisal, market value of similar assets or discounted cash flows.

Equipment expenditures, that are covered by federal grant financing, are depreciated using the activity method (or variable charge approach) employing an intended purpose that expires during or by the conclusion of the funded project. Such equipment acquisition expenditures are therefore effectively expensed if the timing of the intended purpose is within the same reporting period as delivery.

At September 30, 2022 and December 31, 2021, the Company’s long-lived assets of $125,859 have been fully depreciated.

Accounts Payable

Accounts payable are short term liabilities with product/service vendors, including any credit-card liability.

Accrued Expenses

Accrued expenses are recorded when incurred but have not been paid by period end. See Note 6 related to the balance at September 30, 2022 and December 31, 2021.

Revenue Recognition

On January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606”), to account for revenue. The deliverables under our arrangements are evaluated under Topic 606 which requires an entity to recognize revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

The Company recognized revenue when persuasive evidence of an arrangement existed, delivery occurred, the fee was fixed or determinable, and collectability was reasonably assured.

The Company’s contract revenue consists primarily of amounts earned under contracts with third-party customers and reimbursed expenses under such contracts. The Company analyzes its agreements to determine whether the elements can be separated and accounted for individually or as a single unit of accounting. Allocation of revenue to individual elements that qualify for separate accounting is based on the separate selling prices determined for each component, and total contract consideration is then allocated pro rata across the components of the arrangement.

In general, the Company applies the following steps when recognizing revenue from contracts with customers: (i) identify the contract, (ii) identify the performance obligations, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations and (v) recognize revenue when a performance obligation is satisfied.

Recognition of revenue is driven by satisfaction of the performance obligations using one of two methods: revenue is either recognized over time or at a point in time. Revenue is generally recognized as the performance obligations are satisfied, which generally occurs when control of the goods or services have been transferred to the customer or once the customer is able to use those goods and/or services as well as obtaining substantially all of its benefits.

The Company primarily generates contract revenue under the following types of contracts:

●	Fixed-Fee
●	Under a fixed-fee contract, the Company charges a fixed agreed upon amount for a deliverable. Fixed-fee contracts have fixed deliverables upon completion of the project. Typically, the Company recognizes revenue for fixed-fee contracts after projects are completed, delivery is made and title transfers to the customer, and collection is reasonably assured.
●	Time and Materials
●	Under a time and materials contract, the Company charges customers an hourly rate plus reimbursement for other project specific costs. The Company recognizes revenue for time and material contracts based on the number of hours devoted to the project multiplied by the customer’s billing rate plus other project specific costs.
●	Payment terms vary, but are generally due within 60-days.

Grant Revenues

The Company has concluded this government grant is not within the scope of Topic 606, as government entities do not meet the definition of a “customer” as defined by Topic 606, as there is not considered to be a transfer of control of goods or services to the government entity funding the grant. Grant revenue, which is not within the scope of Topic 606, consists of funding under cost reimbursement programs primarily from federal and non-profit foundation sources for qualified research and development activities performed by us, and as such, are not based on estimates that are susceptible to change. Such amounts are invoiced and recorded as revenue as grant-funded activities are performed, with any advance funding recorded as deferred revenue until the activities are performed. The Company believes the recognition of revenue as costs are incurred and amounts become earned/realizable is analogous to the concept of transfer of control of a service over time under ASC 606. The Company’s grant revenues are primarily with National Institutes of Health (“NIH”).

Lease Obligations

The Company determines if an agreement is a lease at inception. The Company evaluates the lease terms to determine whether the lease will be accounted for as an operating or finance lease. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities, current portion, and operating lease liabilities, net of current portion in our consolidated balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company uses the implicit rate when readily determinable. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

A lease that transfers substantially all of the benefits and risks incidental to ownership of property are accounted for as finance leases. At the inception of a finance lease, an asset and finance lease obligation is recorded at an amount equal to the lesser of the present value of the minimum lease payments and the property’s fair market value. Finance lease obligations are classified as either current or long-term based on the due dates of future minimum lease payments, net of interest. At September 30, 2022 and December 31, 2021, there were no finance leases.

Research and Development

The Company accounts for research and development costs in accordance with Accounting Standard Codification (“ASC”) 730-10, Research and Development, (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. Research and development expenses include salaries and benefits, facilities and other overhead expense, external clinical trial expenses, research related manufacturing services, contract services and other outside expenses.

Patent Costs and Rights

Costs of applying for, prosecuting and maintaining patents and patent rights are expensed as incurred due to uncertainty of future economic benefit.

Clinical Trial Costs

Clinical trial costs are charged to us and recognized as the tasks are completed by the contractor(s) or, alternatively, may be invoiced in accordance with agreed-upon payment schedules and recognized based on estimates of work completed to date.

Stock Option Compensation Expense

The Company recognizes the fair value of stock option award expenses on a straight-line basis over a service period of three years, consistent with vesting periods, using the Black-Scholes options pricing model to estimate fair value of option awards. Such expenses are categorized as research and development or general and administrative depending on the role of each option recipient. Service condition forfeitures are recognized when they occur.

The Company recognizes the income tax benefits and deficiencies as income tax expense or benefit in the statement of operations and the tax effects of exercised or vested awards are treated as discrete items in the reporting period in which they occur. The Company also recognizes excess tax benefits regardless of whether the benefit reduces taxes payable in the current period. Excess tax benefits are classified along with other income tax cash flows as an operating activity in the statement of cash flows. Regarding forfeitures, the Company accounts for them when they occur. See Note 9 for more information on our Stock Options.

Warrants

The Company accounts for common stock warrants as either liabilities or as equity instruments depending on the specific terms of the warrant agreements. Generally, warrants are classified as liabilities, as opposed to equity, if the agreement includes the potential for a cash settlement or an adjustment to the exercise price, and warrant liabilities are recorded at their fair values at each balance sheet date. See Note 12 related to issued warrants.

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method of accounting for income taxes prescribed by FASB ASC Topic 740, “Accounting for Income Taxes” (“ASC 740”). Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to the taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment dates. The Company evaluates its deferred income taxes to determine if a valuation allowance should be established against the deferred tax assets or if the valuation allowance should be reduced based on consideration of all available evidence, both positive and negative, using a “more likely than not” standard.

The Company follows FASB ASC Topic 740-10, “Accounting for Uncertainty in Income Taxes”, which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. At September 30, 2022 and December 31, 2021, the Company had no material uncertain tax positions to be accounted for in the financial statements. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in interest expense. See Note 14 related to Income Tax.

Concentration of Credit Risk

The Company’s grant revenues and grant receivables were with the NIH. The NIH is an agency of the United States Department of Health & Human Services and the Company believes amounts are fully collectible from this agency.

There were no contract revenues for the period ended September 30, 2022 and December 31, 2021.

Earnings Per Share

Basic net loss per common share is computed by dividing the net loss for the period by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is computed giving effect to all dilutive common stock equivalents, consisting of common stock options and warrants. Diluted net loss per common share for the nine months ended September 30, 2022 and 2021 is the same as basic net loss per common share as the common share equivalents were anti-dilutive due to the net loss.

Common stock equivalent shares are not included in the computation of diluted loss per share, as the Company has a net loss and the inclusion of such shares would be anti-dilutive due to the net loss. At September 30, 2022 and 2021, the common stock equivalent shares were, as follows:

	September 30,
	2022	2021
Shares of common stock issuable under equity incentive plans outstanding	5,135,000	4,210,000
Shares of common stock issuable upon conversion of warrants	359,984	359,984
Shares of common stock issuable upon conversion of Series A Preferred Stock	771,329	1,592,447
Common stock equivalent shares excluded from diluted net loss per share	6,266,313	6,162,431

4. Fair Value Measurements and Marketable Debt Securities

In accordance with ASC 820, Fair Value Measurements and Disclosures, the Company measure its assets and liabilities at fair value. We apply the three-level valuation hierarchy as described in the ASC, which is based upon the transparency of input as of the measurement date. The three levels of inputs as defined are:

Level 1 - Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

At December 31, 2021, the Company’s financial instruments consist primarily of: cash and cash equivalents, marketable securities, accounts payable and accrued liabilities. For cash equivalents, accounts payable and accrued liabilities, the carrying amounts of these financial instruments as of December 31, 2021 were considered representative of their fair values due to their short term to maturity.

For marketable securities at September 30, 2022 and December 31, 2021, the fair value input levels are summarized below:

September 30, 2022	Level 1	Level 2	Level 3	Total
Cash Equivalents (maturity less than 90 days)
Commercial Paper	$—	—	—	$—
US Government	—	—	—	—
Money market funds	40,886	—	—	40,886
Total Cash equivalents	40,886			40,886

Marketable Securities	—	—	—	—
Total Cash equivalents and marketable securities	$40,886	$—	$—	$40,886

December 31, 2021	Level 1	Level 2	Level 3	Total
Cash Equivalents (maturity less than 90 days)
Commercial Paper	$—	$99,982	$—	$99,982
Corporate bonds	—	400,356	—	400,356
Money market funds	209,006	—	—	209,006
Total Cash equivalents	209,006	500,338	—	709,344

Marketable Securities
Commercial Paper	—	199,958	—	199,958
Corporate bonds	—	100,588	—	100,588
Total Marketable Securities	—	300,546	—	300,546
Total Cash equivalents and marketable securities	$209,006	$800,884	$—	$1,009,890

The Company had no marketable securities as of September 30, 2022. The table below summarizes the Company’s marketable securities as December 31, 2021.

December 31, 2021 Marketable securities:	Amortized Cost	Unrealized Gain	Unrealized (Loss)	Fair Value
Commercial Paper (due within one year)	$200,032	74	—	199,958
Corporate bonds (due within one year)	100,559	—	(29)	100,588
Total	300,591	74	(29)	300,546

5. Prepaid Expenses

At September 30, 2022, prepaid expenses consisted primarily of prepaid insurance of $6,563 and $587,819 in prepaid costs of issuance related to future shares issuances. At December 31, 2021, prepaid expenses consisted of $10,312 of prepaid insurance, $5,243 of prepaid rent, and $78,160 of prepaid costs of issuance related to future stock issuance.

6. Accrued Expenses

At September 30, 2022 accrued expenses were $197,701, resulting from unbilled clinical expenses of $147,828 and unbilled professional services expenses of $49,873. At December 31, 2021, accrued expenses consisted of $52,397 in accrued professional expenses, and $99,124 in accrued clinical expenses.

7. Notes Payable – Related Party

The Company issued notes to Michael Chancellor remain outstanding. The existing note obligations and accrued interest are provided in the following table.

Origination	Original Principal	Current Principal	Rate	Maturity	Accrued Interest - Related Party December 31, 2021	Accrued Interest - Related Party September 30, 2022	Category
August 21, 2009	$25,000	$25,000	8.75%	11/22/09	$27,445	$29,080	Current
January 25, 2015	$50,000	$50,000	8.75%	01/24/25	$30,349	$33,622	Long Term
	$75,000	$75,000			$57,794	$62,702	Total

8. Letter of Credit

The Company had a letter of credit with a bank for an aggregate available borrowing of $50,000 which was due upon demand. The letter of credit was collateralized by substantially all of the Company’s assets and personally guaranteed by Dr. Jonathan Kaufman, our co-founder and chief executive officer. The outstanding advances under the line of credit bear interest at the lending bank’s prime rate plus 3.10%. There was no outstanding balance at September 30, 2022 or December 31, 2021.

9. Stock Options

The Company has two stock option plans (each, a “Stock Option Plan”), each of which provides for the grant of both Incentive Stock Options and Nonqualified Stock Options. Under the terms of the Stock Option Plans, the maximum number of shares of common stock for which incentive and/or nonqualified options may be issued, is 5,195,000 shares. This  number is comprised of 2,695,000 shares underlying options already issued and outstanding (non-expired) from the expired 2008 stock option plan, and up to 2,500,000 shares of common stock issuable under the 2020 stock option plan. Incentive Stock Options are granted with an exercise price determined by the board. Unless otherwise provided for in an associated board consent, vesting terminates once the optionee is no longer affiliated with the Company. These options generally expire 10 years from the date of the grant. Stock Options are granted with an exercise price not less than the fair market value of the underlying common stock on the date of the grant. Unless otherwise specified by the board, all grants vest fully over a three-year period, provided that the employee continues to be employed. Vesting terminates once the optionee is no longer an employee. If an employee leaves the Company prior to fully vesting their option awards, the remaining unvested portion is considered forfeited, and the earlier recognition of the unvested shares is reversed during the period of forfeiture. As of September 30, 2022 and December 31, 2021 there was $1,226,414 and $1,945,430, respectively, of unrecognized compensation costs related to non-vested share-based compensation arrangements granted to be recognized over the weighted average period of approximately three (3) years.

The Company recognized $747,396 and $728,799 of compensation costs related to stock option vesting for the nine months ended September 30, 2022 and 2021, respectively.

The following is an analysis of options to purchase shares of the Company’s common stock issued and outstanding as of September 30, 2022 and December 31, 2021:

	Shares	Weighted- Average Exercise Price Per Share ($)	Weighted- Average Remaining Contractual Term (in Years)	Aggregate intrinsic value ($)
Outstanding as of December 31, 2020	3,480,000	1.00	6.44	2,946,667
Granted	1,815,000	2.00	9.45
Expired	160,000	0.50
Cancelled	25,000	0.50
Exercised	—	—
Outstanding as of December 31, 2021	5,110,000	1.13	6.49	4,446,667
Granted	25,000	2.00	9.67
Expired	—	—
Cancelled	—	—
Exercised	—	—
Outstanding as of September 30, 2022	5,135,000	1.13	6.01	4,446,667

Vested as of September 30, 2022	4,051,667
Exercisable as of September 30, 2022	4,051,667
Exercisable as of December 31, 2021	3,393,333

A summary of status of the Company’s non-vested stock options (exercisable into shares of common stock on a one-to-one basis) as of and changes during the nine months ended September 30, 2022 and 2021 is presented below:

	Number of Stock Options	Weighted- Average Fair Value Grant Date
Nonvested at December 31, 2020	550,000	$1.15
Granted	1,815,000	$1.12
Vested	(648,333)	$1.15
Expired	—	$0.00
Nonvested at September 30, 2021	1,716,667	$1.13

Nonvested at December 31, 2021	1,716,667	$1.13
Granted	25,000	1.14
Vested	(658,333)	1.13
Expired	—	0.00
Nonvested at September 30, 2022	1,083,334	$1.13

In the nine months ended September 30, 2022 and 2021, the Company granted options as presented below.

Stock Option Grants - On March 1, 2021 the Company granted 170,000 options exercisable for shares of common stock at a price of $2.00 per share. 165,000 of these stock options vested immediately and 5,000 vest annually over a three-year period (or upon a change in control).

On March 31, 2021, the Company granted 745,000 stock options exercisable for shares of common stock at a price of $2.00 per share. 195,000 of these stock options vested immediately and 550,000 vest annually over a three-year period (or upon a change in control).

On March 1, 2022, the company issued 25,000 stock options exercisable for shares of common stock at a price of $2.00 per share, vesting immediately upon issuance.

The weighted-average fair value of stock options on the date of grant and the assumptions used to estimate the fair value of stock options granted during the nine months ended September 30, 2022 and September 30, 2021 using the Black-Scholes option-pricing model were as follows:

Nine months ended September 30:	2022	2021
Weighted-average fair value of options granted	$1.14	1.15
Expected volatility	75%	75%
Expected life (in years)	10	10
Risk-free interest rate (range)	2.31%	2.15%
Expected dividend yield	$—	—

10. Preferred Stock

The Company’s amended and restated certificate of incorporation authorizes the issuance of 5,000,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share. The Series A Convertible Preferred Stock ranks prior, with respect to dividend rights and rights upon a Liquidation Event, to all common stock and any other series of preferred stock which is junior to Series A Convertible Preferred Stock. Upon any matter submitted to the shareholders of the Company for a vote, each holder of Series A Convertible Preferred Stock is entitled to the number of votes as is equal to the number of shares of Common Stock into which such shares of Series A Convertible Preferred Stock are convertible at the time of such vote. The Series A Convertible Preferred Stock is not entitled to any mandatory dividends.

The Company issued 1,592,447 shares of Series A Convertible Preferred Stock at $0.60 per share over a period beginning September 2008 through September 2013, for gross proceeds of $856,688. The implied price of the shares of Series A Convertible Preferred Stock that was issued, $0.54 per share, is $0.06 per share less than $0.60 offering price. This difference is associated with the conversion terms of three debt instruments issued from September 2006 and through April 2008 that had total face value of $375,000, and which converted into a total of 789,634 of the 1,592,447 shares, which imputes the additional $98,780 to interest and/or conversion discounts. In addition, the $350,000 face value of the debt instruments had associated warrants. All consideration upon the issuance of convertible debt plus warrants was imputed to the debt component leaving the associated warrants having zero expense. All note-associated warrants have expired.

The Series A Convertible Preferred Stock is convertible into Common Stock on a one-to-one basis. In the event of the liquidation or dissolution of the Company, the holders of the Series A Convertible Preferred Stock are entitled to receive the greater of $0.60 per share, representing a liquidation preference of $955,468 for the 1,592,447 shares of Series A Convertible Preferred Stock outstanding as of December 31, 2019, 2018, and 2017. The shares of Series A Convertible Preferred Stock were issued over a period beginning September 2008 through September 2013. The Series A Convertible Preferred Stock is not entitled to automatic dividends, and is not considered “participating” preferred, meaning converted securities are not entitled to a liquidation preference, and if a liquidation preference has been taken, the associated security interest is dissolved.

If upon a liquidation event the assets of the Company available for distribution are insufficient to pay the holders of the Series A Convertible Preferred Stock the full amount as to which they are entitled, then the entire amount available will be distributed among such holders ratably in accordance with the respective amounts that would have been payable on such shares of Series A Convertible Preferred Stock if the amounts were paid in full. If after the Series A Convertible Preferred Stock holders have been paid in full, the Junior Securities (Common Stock) shall be entitled to receive any and all assets remaining to be paid or distributed.

The shares of Series A Convertible Preferred Stock have average-weighted anti-dilution protection. This protection would become effective upon the issuance of Common Stock (or securities convertible into Common Stock) at a price below $0.60 per share.

All of the shares of Series A Convertible Preferred Stock will automatically convert into Common Stock upon any one of the following three conditions: a public offering by the Company pursuant to which it receives at least $10,000,000 in gross proceeds, the optional conversion by holders of at least 80% of outstanding shares of Series A Convertible Preferred Stock, or a majority such holders vote to convert the entire class of such shares.

11. Common Stock

The Company’s amended and restated certificate of incorporation authorize the issuance of 20,000,000 shares of Common Stock, par value $0.0001 per share. There were 10,487,680 shares of common stock outstanding as September 30, 2022, and 9,666,562 shares outstanding at December 31, 2021.

Approximately 5,000,003 shares were issued in May 2005 for $18,000 consideration. An additional 200,000 shares of common stock were issued for aggregate proceeds of $100,000 in September 2008.

Approximately 475,071 shares were issued in 2021 for approximately $712,607 ($1.50 per common share) less issuance costs of $102,627. In connection with the issuance of these shares, warrants convertible into approximately 71,261 shares of common stock were issued to these investors. Approximately 1,924,819 shares were issued in 2021 for approximately $2,887,228 ($1.50 per share) less issuance costs of $797,028. In connection with the issuance of these shares, 288,723 warrants convertible into 288,723 shares of common stock were issued. The warrants have a 5-year expiration to purchase one share of common stock at a $2.00 per/share. Additionally, 2,000,000 shares were issued in 2021 in connection with the Spartan Consulting Agreement. In addition, upon raising $3,000,000 in the private placement the Company is required to pay Spartan Capital Securities, LLC (“Spartan”) $150,000, upon raising $3,300,000 the Company is required to pay Spartan an additional $100,000 and upon raising $3,600,000 the Company is required to pay Spartan an additional $100,000. The costs under this arrangement are reflected as issuance costs in 2021. In the nine months ended September 30, 2022, there were 821,118 shares of Series A Convertible Preferred Stock converted to shares of Common Stock on a one-for-one basis, for no additional consideration.

The Common Stock holders are subject to and qualified by the rights of the holders of the Series A Convertible Preferred Stock. Upon the dissolution or liquidation of the Company the holders of common stock will be entitled to receive all assets of the Company available for distribution to its stockholders, subject to any preferential rights of any then outstanding Series A Convertible Preferred Stock.

Shareholders are subject to a Shareholders Agreement that: stipulates restrictions on sale, provides the right of co-sale, and includes a drag-along provision requiring a 75% vote on an as-converted-basis. Furthermore, any provision of the shareholder agreement itself can be amended (terms of such amendment imputed to all shareholders) by a vote of 75% vote on an as-converted-basis.

12. Warrants

No warrants were issued in the nine months ended September 30, 2022. In the year ended December 31, 2021, in connection with the issuance of shares of common stock, 288,723 warrants exercisable into an equal number of shares of common stock were issued. The warrants have a 5-year expiration to purchase one share of common stock at a price of $2.00 per share. The Company had no warrant liabilities at September 30, 2022 or December 31, 2021.

13. Commitment and Contingencies

Operating Leases

Operating leases are recorded as right-of-use (“ROU”) assets and lease liabilities on the balance sheet. ROU assets represent our right to use the leased asset for the lease term and lease liabilities represent our obligation to make lease payments. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, The Company uses its estimated incremental borrowing rate at the commencement date to determine the present value of lease payments. The operating lease ROU assets also include any lease payments made and exclude lease incentives.

During June of 2021, the Company entered into an amendment to its lease agreement (7800 Susquehanna St.) and transferred sterile manufacturing operations. As amended, the lease has a 5-year term, with an option for renewal, which is not reasonably certain and excluded from the right of use calculation. The maturity of operating leases liabilities as of September 30, 2022 are as follows:

Year ending
2022 (3 months remaining)	$16,402
2023	$66,280
2024	$67,289
2025	$33,812
Total minimum lease payments	$183,783
Less: amount representing interest	$(15,420)
Present value of minimum lease payments	$168,363

The lease is accounted for as a right of use asset and liability. As of September 30, 2022, the Company has $164,631 of an operating lease ROU asset, and $57,028 and $111,334 of current and non-current lease liabilities, respectively, recorded on the balance sheets. As of December 31, 2021 the Company had an ROU asset of $204,800, and current and non-current operating lease liabilities of $39,598 and $168,363 respectively. The lease expense for the nine months ended September 30, 2022 and September 30, 2021 was $48,421 and $49,217, respectively. Cash paid for the amounts included in the measurement of lease liabilities for the nine months ended September 30, 2022 and September 30, 2021 was $48,533 and $47,525, respectively, and is included in the operating activities in the accompanying statement of cash flows.

Contract Commitments

The Company enters into contracts in the normal course of business with CROs, CMOs, universities, and other third parties for preclinical research studies, clinical trials and testing and manufacturing services. These contracts generally do not contain minimum purchase commitments and are cancelable by us upon prior written notice although, purchase orders for clinical materials are generally non-cancelable. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including non-cancelable obligations of our service providers, up to the date of cancellation or upon the completion of a manufacturing run.

Partnering Commitments

        In February 2022, the Company entered into an agreement whereby it partnered with an advisor to assist with potential transactions. The Company paid $10,000 per month for the first 4 months. The agreement (terminated in June 2022), includes a surviving success fee, such that in the event of a successful transaction occurring prior to September 2023, the Company is to make a payment equal to the greater of (a) five percent of the transaction value and (b) $500,000. For the nine months ended September 30, 2022, the company has recorded $40,000 in G&A expense related to this commitment.

14. Income Taxes

The provision for income taxes for the nine months ended September 30, 2022 and 2021 was $0, resulting in and effective income tax rate of 0% for each period. The Company’s effective tax rate for the nine months ended September 30, 2022 and 2021 is primarily due to the allowance against the Company’s net deferred tax assets. The Company regularly evaluates the realizability of its deferred tax assets and establishes a valuation allowance if it is more likely than not that some or all of the deferred tax assets will not be utilized.

15. Subsequent Events

In October and November 2022, the Company received a $150,000 and $100,000, respectively, in cash contributions from Dr. Jonathan Kaufman, the Company’s Chief Executive Officer, to support its continued operations.  In consideration for such contributions, the Company issued Mr. Kaufman a note payable due within one year with an aggregate face value of $250,000. On October 24, 2022, the Company filed Amendment No. 1 to its registration statement on Form S-1with the SEC, in preparation for its initial public offering of its shares of common stock, which it intends to list on the Nasdaq Capital Market.

In connection with such initial public offering, in November 2022, the Company’s board of directors and the holders of a majority of the outstanding shares of the  Company’s voting stock approved the amendment and restatement of the Company’s amended and restated certificate of incorporation, amended and restated by-laws, and 2020 stock incentive plan. Such amendments were intended to reflect, among other things, the Company’s status as a public company with shares of common stock listed on the Nasdaq Capital Market, to increase the number of the Company’s authorized shares of capital stock, to amend the terms of its Series A Convertible Preferred Stock to automatically convert into shares of Common Stock upon the pricing of an offering for no less than $7,000,000, and to increase the number of shares of common stock available for issuance under such incentive plan from 2,500,000 shares of common stock to 3,500,000 shares of common stock.

Also in November 2022, the board of directors of the Company and the holders of a majority of the outstanding shares of the Company’s voting stock approved the Board effecting a reverse stock split of the Company’s outstanding shares of common stock within a range of 1-for-2 and 1-for-4, which the Company anticipates will become effective prior to the pricing of such initial public offering(the “Stock Split”). The Company’s outstanding share and per share amounts in these financial statements have not been adjusted to give effect to the Stock Split.

1,166,667

SHARES OF COMMON STOCK

Lead Book-Running Manager

Spartan Capital Securities, LLC

Through and including             , 2022 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

             , 2022

[RESALE PROSPECTUS ALTERNATE FRONT COVER PAGE]

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER 15, 2022

1,759,957

SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders identified herein (the “Selling Stockholders”) of an aggregate of 1,759,957 shares of common stock, par value $0.0001 per share (“Common Stock”) issued by Lipella Pharmaceuticals Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”) in connection with a private placement conducted between October 2020 and June 2021. We are registering on the registration statement of which this prospectus forms a part a total of 2,926,624 shares of Common Stock. Of the shares of Common Stock being registered, 1,759,957 shares of Common Stock (the “Stockholder Shares”) are being registered for resale by the Selling Stockholders, and 1,166,667 shares of Common Stock are being registered for sale in connection with an initial public offering by the Company (the “IPO Shares”). The initial public offering of the IPO Shares (the “Offering of the IPO Shares”) and the offering of the Stockholder Shares (the “Offering of the Stockholder Shares”) is collectively referred to herein as the “Offering”. We anticipate that the initial public offering price of the IPO Shares will be between $5.75 and $6.25 per share, assuming a 1-for-2.5 reverse stock split of our outstanding shares of Common Stock. The number of shares of Common Stock offered pursuant to this prospectus and all other applicable information, other than in the historical financial statements and related notes included elsewhere in this prospectus, has been determined based on an assumed initial public offering price of $6.00 per share, which is the midpoint of such range.

For additional information regarding the issuance of the Stockholder Shares, see “Private Placement” beginning on page 91. The Stockholder Shares offered by the Selling Stockholders is part of and conditioned on the closing of our initial public offering of the 1,166,667 IPO Shares. The sales price to the public of the IPO Shares and the Stockholder Shares will be fixed at the initial public offering price per IPO Share until such time as the Common Stock is listed on Nasdaq; thereafter, the Stockholder Shares may be sold at prevailing market prices, prices related to prevailing market prices or at privately negotiated prices (See “Plan of Distribution”). The actual initial public offering price of the IPO Shares will be determined between the underwriters and us at the time of pricing of the Offering of the IPO Shares, considering our historical performance and capital structure, prevailing market conditions, and overall assessment of our business. Therefore, the assumed initial public offering price per share of the IPO Shares used throughout the registration statement of which this prospectus forms a part may not be indicative of the actual initial public offering price for the IPO Shares. We will not receive any proceeds from the sale of any of the 1,759,957 Stockholder Shares sold by the Selling Stockholders. The Offering of the Stockholder Shares by the Selling Stockholders will terminate at the earlier of such time as all of the Stockholder Shares have been sold pursuant to the registration statement and the date on which it is no longer necessary to maintain the registration of the Stockholder Shares as a result of such shares being permitted to be offered and resold without restriction pursuant to the provisions of Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), and the Offering of the Stockholder Shares may extend for a longer period of time than the Offering of the IPO Shares. The Stockholder Shares will be resold from time to time by the Selling Stockholders listed in the section titled “Selling Stockholders” beginning on page 92.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Stockholder Shares through public or private transactions. The Selling Stockholders may sell any, all or none of their respective Stockholder Shares offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Stockholder Shares hereunder following the effective date of this registration statement. We provide more information about how Selling Stockholders may sell their respective Stockholder Shares in the section titled “Plan of Distribution” on page 93. We have agreed to bear all of the expenses incurred in connection with the registration of Stockholder Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Stockholder Shares.

On November 10, 2022, our board of directors (“Board”) approved, and submitted to our stockholders to approve, the Board effecting a reverse stock split of our outstanding Common Stock at a specific ratio within a range between one-for-two and one-for-four, and to obtain authorization for our Board to determine, in its sole discretion, the specific ratio and timing of such reverse stock split. We intend for the Board to effect such reverse stock split in connection with the Offering and our intended listing of our Common Stock on the Nasdaq Capital Market (“Nasdaq”), however we cannot guarantee that The Nasdaq Stock Market LLC will approve our initial listing application for our Common Stock upon such reverse stock split. Unless specifically provided otherwise herein, such numbers and prices above and used elsewhere in this prospectus assume the effectiveness of a 1-for-2.5 reverse stock split of our Common Stock (based on an assumed initial public offering price of $6.00 per share) and the listing of our Common Stock on Nasdaq to occur as of the effective date of the registration statement of which this prospectus forms a part but prior to the closing of the Offering of the IPO Shares.

We have applied to list our Common Stock on Nasdaq under the symbol “LIPO.” If our Nasdaq initial listing application is not approved, we will not be able to consummate the Offering and will terminate the Offering.

We are an “emerging growth company” under the federal securities laws and are therefore subject to reduced public company reporting requirements.

Investing in our shares of Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of this prospectus and under similar headings in any amendments or supplements to this prospectus. Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of such shares of Common Stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2022

[RESALE PROSPECTUS ALTERNATE BACK COVER PAGE]

1,759,957

SHARES OF COMMON STOCK

Through and including             , 2022 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

             , 2022

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the registrant in connection with the sale of our securities being registered. All amounts are estimates except for the U.S. Securities and Exchange Commission (“SEC”), registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the Nasdaq Capital Market (“Nasdaq”) listing fee.

	Amount Paid or to be Paid
SEC registration fee	$2,154.72	*
FINRA filing fee	4,389.88
Nasdaq listing fee	55,000
Printing and engraving expenses	19,000
Legal fees and expenses	355,000
Accounting fees and expenses	11,500
Transfer agent and registrar fees and expenses	1,500
Miscellaneous expenses	-

Total	$448,544.60

*	Fee of $2,403.94 previously paid

Item 14. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. As permitted by the DGCL, we intend for our second amended and restated certificate of incorporation to eliminate a director’s liability for monetary damages to the fullest extent under applicable law.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by such person in connection with an action, suit or proceeding to which such person is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, we intend for our second amended and restated certificate of incorporation and second amended and restated bylaws, to be in effect upon the pricing of our initial public offering, to provide that: (i) we are required to indemnify our directors and officers to the fullest extent permitted by the DGCL; (ii) we may, in our discretion, indemnify our employees and agents as set forth in the DGCL; (iii) we are required, upon satisfaction of certain conditions, to advance all expenses incurred by our directors and officers in connection with certain legal proceedings; (iv) the rights conferred in our second amended and restated bylaws are not exclusive; and (v) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents.

II-1

We have entered into indemnification agreements with certain of our directors and executive officers, and intend to enter into such agreements with all of our directors and executive officers, which require us to indemnify such individuals against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. We also intend to obtain a directors’ and officers’ liability insurance policy to insure directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburse us for those losses for which we have lawfully indemnified the directors and officers. Such policy will contain various exclusions.

In addition, the underwriting agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act of 1933, as amended, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding all unregistered securities issued by us within the past three years. All share amounts presented in this Part II, Item 15 reflect the anticipated reverse stock split of our outstanding shares of Common Stock on a 1-for-2.5 basis.

In July 2020, we issued 20,000 shares of Common Stock to a holder of stock options upon such holder’s exercise of such options, for aggregate consideration of $25,000.

In September 2020, we issued 6,667 shares of Common Stock to a holder of stock options upon such holder’s exercise of such options, for aggregate consideration of $8,334.

Between October 2020 and June 2021, we issued an aggregate of 959,957 shares of Common Stock and warrants to purchase up to an aggregate of 143,994 shares of Common Stock, exercisable for $5.00 per share, to investors in consideration for an aggregate of approximately $3.6 million.

In May 2021, we issued 800,000 shares of Common Stock to one investor in consideration for consulting services.

In May 2020, we granted to four participants in our 2020 Plan options exercisable for up to an aggregate of 240,000 shares of Common Stock at $3.75 per share.

In March 2021, we granted to seven participants in our 2020 Plan options exercisable for up to an aggregate of 68,000 shares of Common Stock at $5.00 per share.

In March 2021, we granted to eight participants in our 2020 Plan options exercisable for up to an aggregate of 298,000 shares of Common Stock at $5.00 per share.

In September 2021, we granted to six participants in our 2020 Plan exercisable for up to an aggregate of 360,000 shares of Common Stock at $5.00 per share.

On March 1, 2022, we granted to a participant in our 2020 Plan options exercisable for up to 10,000 shares of Common Stock at $5.00 per share.

Each of the foregoing issuances was made in a transaction not involving a public offering pursuant to an exemption from the registration requirements of the Securities Act in reliance upon Section 4(a)(2) of the Securities Act, or Regulation D or Rule 701 promulgated under the Securities Act, as applicable.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits:

We have filed the exhibits listed on the accompanying Exhibit Index of this registration statement, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

All other schedules have been omitted because the information required to be presented in them is not applicable or is shown in the financial statements or notes.

II-2

Item 17. Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-3

EXHIBIT INDEX

Exhibit No.	Description

1.1**	Form of Underwriting Agreement

3.1(i)(a)**	Amended and Restated Certificate of Incorporation, as currently in effect

3.1(i)(b)**	Form of Second Amended and Restated Certificate of Incorporation, to be effective prior to the closing of this initial public offering

3.1(i)(c)**	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock

3.1(ii)(a)**	Amended and Restated By-laws, as currently in effect

3.1(ii)(b)**	Form of Second Amended and Restated Bylaws, to be effective prior to the closing of this initial public offering

4.1**	Form of Underwriters’ Warrant

5.1**	Opinion of Sullivan & Worcester LLP

10.1**	Employment Agreement by and between the Company and Jonathan Kaufman, effective as of July 17, 2020

10.2**	Employment Agreement by and between the Company and Michael Chancellor, effective as of July 17, 2020

10.3**	Employment Agreement by and between the Company and Douglas Johnston, entered into on November 9, 2022 and effective as of November 1, 2022

10.4**	Lipella Pharmaceuticals Inc. 2008 Stock Incentive Plan

10.5**	Form of Stock Option Agreement for Lipella Pharmaceuticals Inc. 2008 Stock Incentive Plan

10.6**	Lipella Pharmaceuticals Inc. 2020 Stock Incentive Plan.

10.7**	Form of Stock Option Agreement for Lipella Pharmaceuticals Inc. 2020 Stock Incentive Plan

10.8**	Form of Lipella Pharmaceuticals Inc. 2020 Stock Incentive Plan, as amended and restated.

10.9**	Form of Option Agreement for Lipella Pharmaceuticals Inc. Amended and Restated 2020 Stock Incentive Plan

10.10**	Form of Restricted Stock Unit Agreement for Lipella Pharmaceuticals Inc. Amended and Restated 2020 Stock Incentive Plan

10.11**	Lease dated June 1, 2019 between Bridgeway Development Corporation and Lipella Pharmaceuticals Inc.

10.12**	Amendment No. 2 to Lease Agreement between Bridgeway Development Corporation and Lipella Pharmaceuticals Inc. dated July 2, 2020

10.13**	Shareholders Agreement dated May 26, 2005 between Shareholders of Lipella Pharmaceuticals Inc and Lipella Pharmaceuticals Inc.

10.14**	Note Cancellation and Stock Purchase Agreement between Dr. Michael Chancellor and Lipella Pharmaceuticals Inc.

10.15**	Form of Indemnification Agreement for Lipella Pharmaceuticals Inc.

10.16**	Promissory Note, dated August 21, 2009, by and between Michael Chancellor and Lipella Pharmaceuticals Inc.

10.17**	Promissory Note, dated January 25, 2015, by and between Michael Chancellor and Lipella Pharmaceuticals Inc.

10.18**	Promissory Note, dated November 1, 2022, by and between Jonathan Kaufman and Lipella Pharmaceuticals Inc.

10.19**	Letter Agreement, dated February 9, 2022, by and between Young & Partners LLC and Lipella Pharmaceuticals Inc.

23.1*	Consent of Urish Popeck & Co., LLC, independent registered public accounting firm

23.2**	Consent of Sullivan & Worcester LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature page)

107*	Filing Fee Table

*	Filed herewith.

**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pittsburgh, State of Pennsylvania, on December 15, 2022.

LIPELLA PHARMACEUTICALS INC.

By:	/s/ Jonathan Kaufman
Jonathan Kaufman President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below:

Signature	Title	Date

*
Jonathan Kaufman	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 15, 2022

*
Douglas Johnston	Chief Financial Officer	December 15, 2022

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Michael Chancellor	Chief Medical Officer and Director	December 15, 2022

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David Battleman	Director	December 15, 2022

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Byong (Christopher) Kim	Director	December 15, 2022

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Ryan Pruchnic	Director	December 15, 2022

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Naoki Yoshimura	Director	December 15, 2022

* By:	/s/ Jonathan Kaufman
Name:	Jonathan Kaufman
Attorney-in-fact